Exhibit 99.1
iStar Inc.
           , 2023
Dear iStar Stockholder:
On August 11, 2022, we announced that we and Safehold Inc. (“Safe”) entered into a definitive merger agreement. The combination of the companies in the merger will create a self-managed pure-play ground lease company operating under the name “Safehold Inc.” and trading on the New York Stock Exchange as “SAFE.” The merger is the next step in the corporate strategy that we announced in 2019 to transition iStar’s business focus and resources primarily to the ground lease ecosystem and to monetize our non-core legacy assets. With the sale of our net lease portfolio in March 2022, we have largely completed this transition. Our material assets as of December 31, 2022 consist of our approximately 54.3% ownership interest in Safe common stock, our interests in two ground lease-related funds, cash and approximately $426.9 million (based on carrying value as of December 31, 2022) of assets remaining from our historical non-ground lease related commercial real estate businesses, which we refer to as our “legacy assets.” Our board of directors, based upon the recommendation of an independent committee of iStar’s board of directors comprised solely of independent directors, has approved a plan to spin off our remaining legacy assets and a portion of our interest in Safe prior to the merger through a distribution of our interests in Star Holdings (“Star Holdings”).
Our board’s determination to approve the spin-off in conjunction with the merger was based on a number of factors, including that:

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the transactions will separate iStar stockholders’ existing interests in iStar into investments in two public companies that are focused solely on their respective strategies — Safe will continue to focus on driving the growth of its ground lease business and Star Holdings will focus on opportunities to maximize value from iStar’s legacy assets and to realize upside from Star Holdings’ meaningful investment in Safe; and

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the spin-off provides a solution for iStar to monetize long-term assets in an orderly fashion while retiring its unsecured debt in full using proceeds from financings being obtained in connection with the spin-off, together with proceeds from asset sales and repayments.

Following the completion of the spin-off, Star Holdings will be an independent publicly traded company with a portfolio comprised primarily of interests in two significant residential development properties, a portfolio of commercial properties and loans that are being marketed for sale or otherwise monetized and shares of Safe. Star Holdings will be externally managed by iStar pursuant to a management agreement, to which Safe will succeed in the merger. We expect that iStar will complete its merger with Safe shortly after the completion of the spin-off and that former iStar personnel with deep knowledge of Star Holdings’ assets will continue to manage the assets. The spin-off will be completed by way of a pro rata distribution of 100% of the common shares of Star Holdings to iStar common stockholders of record as of the close of business on March 27, 2023, the record date of the spin-off. Each iStar common stockholder will receive 0.153 common shares of Star Holdings for every share of iStar common stock held on the record date for the spin-off.
We expect that the spin-off will be treated, for U.S. federal income tax purposes, as a taxable distribution to iStar stockholders, equal to the fair market value of the distributed Star Holdings common shares on the date of the spin-off.
iStar stockholders are not required to approve the spin-off, and you are not required to take any action to receive your common shares of Star Holdings. Completion of the spin-off is a condition to the closing of the merger, and if the merger agreement is terminated for any reason, we do not intend to proceed with the spin-off. Following the spin-off and the merger, you will own shares in both Safe and Star Holdings. Safe common stock will continue to trade on the New York Stock Exchange under the symbol “SAFE.” Star Holdings’ common shares have been approved for listing on the Nasdaq Global Market under the symbol “STHO”, subject only to official notice of the issuance thereof.

We have prepared the enclosed information statement, which is being mailed to all holders of shares of iStar common stock that are expected to receive shares of Star Holdings in the spin-off. The information statement describes the spin-off in detail and contains important information about Star Holdings, its business, financial condition and operations. We urge you to read the information statement carefully.
We want to thank you for your continued support of iStar, and we look forward to your future support of Safe and Star Holdings.
Sincerely,
JAY SUGARMAN
Chairman and Chief Executive Officer
iStar Inc.

Star Holdings
           , 2023
Dear Future Star Holdings Shareholder:
It is our pleasure to welcome you as a shareholder of our company, Star Holdings, a Maryland statutory trust (“Star Holdings”). We have been formed to succeed to the remaining assets of iStar Inc.’s (“iStar”) historical non-ground lease related commercial real estate businesses. Following the distribution of all of Star Holdings’ common shares by iStar in a spin-off transaction, we will be an independent, externally managed publicly traded company. Our portfolio will be comprised primarily of our interests in our Asbury and Magnolia Green residential development projects, a portfolio of commercial real estate properties and loans that are being marketed for sale or otherwise monetized and shares of Safehold Inc. (“Safe”). We expect to focus on realizing value for shareholders from the legacy portfolio primarily by maximizing cash flows through active asset management and asset sales. We will be externally managed by iStar pursuant to a management agreement. We expect that shortly after the completion of the spin-off, iStar will complete its previously-announced merger with Safe, following which the combined company will be named Safehold Inc. We expect that former iStar personnel with deep knowledge of our assets will continue to manage the assets.
Star Holdings’ common shares have been approved for listing on the Nasdaq Global Market under the symbol “STHO”, subject only to official notice of the issuance thereof.
We invite you to learn more about Star Holdings by carefully reviewing the enclosed information statement, which contains important information about Star Holdings, our assets, financial condition and results of operations, as well as certain risks related to an investment in our common shares. The information statement also explains how you will receive your common shares of Star Holdings. We look forward to your support as a shareholder of Star Holdings.
Sincerely,
President
Star Holdings

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.
PRELIMINARY AND SUBJECT TO COMPLETION, DATED MARCH 13, 2023
INFORMATION STATEMENT
STAR HOLDINGS

This information statement is being furnished in connection with the pro rata distribution (the “spin-off”) by iStar Inc., a Maryland corporation (“iStar”), to its common stockholders, as of the close of business on March 31, 2023, of all of the outstanding common shares of beneficial interest of Star Holdings, a Maryland statutory trust (“Star Holdings”), which will be, immediately prior to the spin-off, a wholly owned subsidiary of iStar. We have been formed to succeed to the assets of iStar remaining from its historical non-ground lease related commercial real estate businesses.
You will receive 0.153 common shares of Star Holdings for every share of iStar common stock held of record by you as of the close of business on March 27, 2023 (the “record date”). You will receive cash in lieu of any fractional shares of Star Holdings which you otherwise would have received. The date on which the common shares of Star Holdings will be distributed to you (the “distribution date”) is expected to be March 31, 2023. After the spin-off is completed, Star Holdings will be an independent, externally managed publicly traded company. Star Holdings will be externally managed by iStar, which will be renamed Safehold Inc. (“Safe”) in the pending merger of iStar and Safehold Inc (the “merger”). Following the spin-off and the merger, you will own shares in both Safe and Star Holdings. Safe common stock will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “SAFE.” Completion of the spin-off is a condition to the closing of the merger, and if the merger agreement is terminated for any reason, we do not intend to proceed with the spin-off.
There is no current trading market for Star Holdings common shares, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of Star Holdings common shares to begin on the first trading day following the completion of the distribution. Our common shares have been approved for listing on the Nasdaq Global Market (the "NASDAQ") under the symbol “STHO”, subject to official notice of the issuance thereof. As discussed under “The Spin-Off — Trading Before the Spin-Off Date,” if you sell your shares of iStar common stock in the “regular-way” market beginning on or shortly before the record date and up to and through the distribution date, you also will be selling your right to receive common shares of Star Holdings in connection with the distribution. However, if you sell your shares of iStar common stock in the “ex-distribution” market during the same period, you will retain your right to receive common shares of Star Holdings in connection with the distribution.
Star Holdings is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, is allowed to provide in this information statement more limited disclosure than an issuer that would not so qualify. In addition, for so long as we remain an emerging growth company, we may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Investor Protection and Securities Reform Act of 2010, for limited periods.
In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 17.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is March   , 2023.
This information statement was first mailed to iStar stockholders on or about March   , 2023.

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Presentation of Information
Unless the context otherwise requires, references in this information statement to “Star Holdings,” “our company,” “the company,” “us,” “our” and “we” refer to Star Holdings, a Maryland statutory trust, and its consolidated subsidiaries. References in this information statement to (i) “iStar” generally refer to iStar Inc., a Maryland corporation, and its consolidated subsidiaries (other than Star Holdings and its consolidated subsidiaries after the spin-off), (ii) “Safe” refer to Safehold Inc. before the closing of the pending merger, or the “merger,” between iStar and Safe, and refer to the combined company (which will also be named Safehold Inc.) after the merger and (iii) “carrying value” refers to (x) in the case of land, development and operating properties, the basis assigned to physical real estate property (net investment in leases, land and building), net of any impairments taken after the acquisition date and net of basis reductions associated with unit/parcel sales, net of accumulated depreciation and amortization, plus basis in equity method investments and (y) in the case of real estate loans, the gross book value reduced for current expected credit loss allowance, in each case unless the context otherwise indicated or requires.
Except as otherwise indicated or unless the context otherwise requires, all references to Star Holdings per share data assume a distribution ratio of 0.153 common shares of Star Holdings, par value $0.001 per share (“Star Holdings common shares”), for every share of iStar common stock, par value $0.001 per share (the “spin-off ratio”).

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INFORMATION STATEMENT SUMMARY
The following is a summary of material information discussed in this information statement. This summary may not contain all of the details concerning the spin-off or other information that may be important to you. To better understand the spin-off and Star Holdings’ business and financial position, you should carefully review this entire information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of the spin-off, the merger and all of the transactions referred to in this information statement related to the spin-off. There can be no assurance, however, that any or all of these transactions will occur or will occur as contemplated.
References in this information statement to Star Holdings’ historical assets, liabilities, businesses or activities are generally intended to refer to the historical assets, liabilities, businesses or activities as they were conducted as part of iStar and its subsidiaries.
Our Company
Our company will succeed to the assets owned by iStar immediately prior to the completion of the spin-off that remain from its historical non-ground lease related businesses, including real estate finance, operating properties and land and development. The legacy assets included in our portfolio as of December 31, 2022 had an aggregate carrying value of approximately $426.9 million as of that date, and we refer to these assets as our “legacy portfolio.” We intend to focus on realizing value from the legacy portfolio primarily by maximizing cash flows from active asset management and asset sales. As discussed in this information statement, our legacy portfolio will include interests in two significant residential development properties and a portfolio of commercial properties and loans that are being marketed for sale or otherwise monetized. In addition to the legacy portfolio, we will own shares of common stock of Safe that have a value of $400 million based on trading prices at the time of the spin-off, which we refer to in this information statement as our “Safe Shares.”
We will be externally managed by iStar, which will be re-named Safehold Inc., or “Safe,” in the pending merger of iStar and Safe. We expect that the merger will close shortly after the completion of the spin-off and that former employees of iStar who had primary responsibility for the oversight of our assets will continue to provide services to us.
Our Portfolio
Development Portfolio.   Upon completion of the spin-off, our legacy portfolio is expected to include interests in two significant residential developments, the Asbury Park Waterfront and Magnolia Green. Information about these properties is set forth below.
Asbury Park Waterfront
We are the managing member of a residential joint venture that owns approximately 30 acres of land and acts as the master developer of the Waterfront Redevelopment Area of Asbury Park, New Jersey. The existing redeveloper agreement with the city permits up to approximately 2,500 additional units, comprised of for-sale residential homes, hotel keys and multi-family apartments to be developed in Asbury Park, subject to the local approval process for each individual project. Our Asbury Park assets had an aggregate carrying value of approximately $175.0 million as of December 31, 2022. The development includes certain improvements that are already completed, including the following:
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Asbury Ocean Club Surfside Resort and Residences: a 16-story mixed use project featuring 130 residential condominium units, a 54-key luxury boutique hotel, 24,000 square feet of retail space, 410 structured parking spaces and a 15,000 square foot gym and spa amenity area. The property was completed in 2019. The hotel is managed by a third party. As of the date of this information statement, 9 residential condo units remain unsold.

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The Asbury: a 110-key independent boutique hotel with indoor and outdoor event spaces, and a rooftop bar. The hotel was completed in 2016 and is managed by a third party.

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Asbury Lanes: a 12,000 square foot music and entertainment venue. The venue was completed in 2018, connected to The Asbury, and is managed by a third party.

In addition to the assets that are operating and completed, the joint venture owns approximately 18 development sites which it intends to sell to third parties for residential development. As of December 31, 2022, the joint venture has entered into agreements to sell three properties, subject to certain closing conditions. There can be no assurance, however, that these sales will be completed.
Our current strategy for the Asbury Park Waterfront project is to sell the remaining residential condominium units at Asbury Ocean Club, actively asset manage our operating assets, and strategically monetize the remaining development sites and our operating assets through sales to third party developers and operators while meeting our capital funding and other obligations under the redevelopment agreement with the city of Asbury Park. We anticipate it will take at least four years to execute our strategy and it could take substantially longer. These current plans are subject to change based on many factors, including those described in “Risk Factors,” and we may decide to sell some or all of our interests sooner or later than currently expected.
Magnolia Green
Magnolia Green is an approximately 1,900 acre multi-generational master planned residential community that is entitled for 3,550 single and multifamily dwelling units and approximately 193 acres of land for commercial development. The community is located 19 miles southwest of Richmond, Virginia and offers distinct phases designed for people in different life stages, from first home buyers to empty nesters in single family and townhomes built by the area’s top homebuilders. The project is anchored by the Magnolia Green Golf Club, a semi-private 18-hole Nicklaus Design championship golf course with full-service clubhouse and driving range. There are also numerous community amenities, including the Aquatic Center, featuring multiple pools and a snack bar, Arbor Walk, featuring a junior Olympic competition pool, water slide and sports courts, the Tennis Center, featuring tennis and pickleball courts and a pro shop, and miles of paved trails. Our Magnolia Green assets had an aggregate value of $89.8 million as of December 31, 2022.
As of December 31, 2022, 1,784 residential lots have been sold to homebuilders, approximately 93 developed lots are under contract for sale to homebuilders subject to certain closing conditions, 126 lots are under horizontal development and 93 of such lots are under contract to be sold to homebuilders subject to certain closing conditions. There can be no assurance, however, that these sales will be completed. There are also approximately 460 planned lots not yet under development. We anticipate selling our remaining residential lots to homebuilders either upon completion of horizontal lot development or in bulk as unimproved lots over the next three years and it could take substantially longer. We anticipate selling the golf course operations to a third party upon completion of residential lot sellout.
As of December 31, 2022, we have sold 4 acres of our commercial land which has been developed into a day care facility. As of the date of this information statement, we have a 14-acre parcel of commercial land under contract to be developed as multi-family apartments, and another 100-acre parcel of commercial land zoned for senior multi-family under contract. There can be no assurance, however, that these sales will be completed. We are marketing portions of the remaining commercial land for sale, but timing for those sales remains uncertain and any sales to third party developers or owner/operators may not be completed until closer to the sellout of our residential development or later. These current plans are subject to change based on many factors, including those described in “Risk Factors,” and we may decide to sell some or all of our interests sooner or later than currently expected.
Monetizing Portfolio.   As of December 31, 2022, iStar owns 12 legacy assets (that have a basis above zero) that it expects to monetize primarily through asset sales, loan repayments or active asset management. In addition to the development portfolio, we will own whichever of these assets iStar has not sold as of the date of the completion of the spin-off. These assets included in our portfolio as of December 31, 2022 had an aggregate carrying value of approximately $162.2 million at that date, and were comprised primarily of loans, operating properties, land and development and other assets. Summarized information regarding these assets is set forth below.
Loans and Other Finance Assets.   The loans and other finance assets included in our portfolio as of December 31, 2022 include four assets with an aggregate carrying value of $86.3 million at that date. The assets are secured by real properties. The properties underlying the loan and other finance assets include hotels, entertainment center, residential and other property types.

Our general strategy is to seek to sell the loans and other finance assets, but we may hold certain loans through repayment.
Operating Properties.   The operating properties included in our portfolio as of December 31, 2022 include 2 assets with an aggregate carrying value of approximately $32.1 million at that date. These assets are held directly or through interests in joint ventures, and are primarily active adult residential properties. Our general strategy is to seek to sell the operating properties.
Land.   The land assets included in our portfolio as of December 31, 2022 include four assets with an aggregate carrying value of approximately $39.8 million at that date, the largest of which is a development site in Coney Island, New York, as described in “Business and Properties — Our Development Portfolio.” Our general strategy is to seek to sell the land assets to third party developers.
Other.   The remainder of the monetizing assets primarily consist of two short term leases that we have subleased to third parties, which had an aggregate carrying value of $3.9 million as of December 31, 2022, and a group of loans and equity interests that are recorded as having no carrying value in our financial statements. Our general strategy is to seek to sell these assets, although we may hold one or both leases until they expire. For the assets with no carrying value, we may seek to sell these assets but can give no assurance that we will recover any value from them.
If iStar sells any of the monetizing assets described above prior to the completion of the spin-off, then iStar will pay to Star Holdings any cash proceeds in excess of amounts needed for iStar to retire its unsecured senior notes, cash out its preferred stock in connection with the merger and pay other liabilities.
Investment in Safe and Other.   In addition to the legacy portfolio, we will own shares of Safe common stock having a value of $400 million based on market trading prices at the time of the spin-off. If the $400 million of Safe common stock was calculated based on the closing price of Safe’s common stock on March 10, 2023 of $27.75, we would own approximately 14,414,414 Safe Shares which would represent an approximately 23.0% ownership interest in Safe, on a pro forma basis after giving effect to the closing of the merger. Our Safe Shares will collateralize an up to $140 million margin loan that we expect to enter into on or about the date of completion of the spin-off with a third-party commercial bank. We are prohibited from transferring our Safe Shares for nine months following the closing of the merger, except as may be required under the terms of the margin loan. After the expiration of the 9 month lockup and repayment of the margin loan, the Safe Shares would be available to us as a source of liquidity to address future capital needs, subject to market conditions. We intend to operate in a manner so as to remain exempt from registration as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act” or the “1940 Act”), and, as a result, we may invest available cash in certain real estate securities, including residential mortgage-backed securities guaranteed by the Governmental National Mortgage Association, known as “Ginnie Mae.” We may enter into one or more repurchase agreements with commercial lenders to finance the purchase of such securities.
The following table presents a summary of our portfolio, based on carrying values, as of December 31, 2022.

Summary of Legacy Portfolio as of December 31, 2022
	Asbury Park	Magnolia Green	Coney Island Bath Site	Other	Total
Total real estate	$72,552	$—	$—	$3,945	$76,497
Land and development, net	102,417	89,758	26,300	13,539	232,014
Loans receivable and other lending investments, net	—	—	—	48,655	48,655
Loans receivable held for sale	—	—	—	37,650	37,650
Other investments	—	—	—	32,405	32,405
Total portfolio	174,969	89,758	26,300	136,194	427,221
Other assets(1)	—	—	—	—	23,417
Total legacy assets	174,969	89,758	26,300	136,194	450,638
Investment in Safe at book value	—	—	—	554,733	554,733
Star Holdings total assets	$174,969	$89,758	$26,300	$690,927	$1,005,371

(1)
Other assets includes $4.2 million of cash and cash equivalents, $3.2 million of restricted cash, $2.3 million of accounts receivable and deferred operating lease income receivable and $13.7 million of other assets related to real estate properties. Star Holdings will hold at least $50.0 million of cash and cash equivalents at the time of the spin off.

Overview of the Spin-Off
On August 11, 2022, iStar announced its plans to merge with Safe to create a self-managed pure-play ground lease company. iStar is required to complete the spin-off in order to separate its non-ground lease related assets from iStar prior to the closing of the merger with Safe.
iStar will accomplish the separation by transferring to us interests in the assets that will comprise our portfolio at the time of the spin-off, at least $50.0 million in cash and the Safe Shares. We will assume all liabilities and obligations related to these assets and iStar’s operations prior to the spin-off that do not relate to its ground lease business. In consideration for these assets, we will issue common shares of Star Holdings to iStar, that iStar will distribute to its stockholders on a pro rata basis, and also distribute to iStar the net proceeds of an up to $140.0 million margin loan that we intend to enter into in connection with the spin-off. iStar will retain all of the assets and liabilities related to its ground lease business. We estimate that the expenses of completing the spin-off will be approximately $1.5 million, and these expenses will be paid either directly by iStar prior to the spin-off or by us using the cash contributed to us by iStar. These expenses are comprised primarily of non-recurring business separation expenses and stand-up costs related to operating as a new public company.
The spin-off is expected to occur on March 31, 2023 (the “distribution date”), by way of a distribution to iStar stockholders. In the distribution, each iStar common stockholder will be entitled to receive, on a pro rata basis, 0.153 common shares of Star Holdings for each share of iStar common stock held at the close of business on the spin-off record date. iStar stockholders will not be required to make any payment to surrender or exchange their iStar common stock, or to take any other action to receive their Star Holdings common shares in the spin-off. The spin-off as described in this information statement is subject to the satisfaction or waiver of certain conditions. In addition, iStar has reserved the right, in its sole discretion, to amend, modify or abandon the spin-off or any related transaction at any time prior to the distribution date; provided that, any waiver, amendment, supplement or modification of any provisions of the separation and distribution agreement prior to the closing of the merger may only be made with the prior written consent of an independent committee of Safe’s board of directors comprised solely of independent directors (the “Safe special committee”). The completion of the spin-off is a condition to the closing of the merger of iStar and Safe.
Following completion of the spin-off (and prior to the closing of the merger), each iStar common stockholder immediately prior to the spin-off record date will continue to hold the shares of iStar common stock held immediately prior to the spin-off record date and 0.153 Star Holdings common shares for each share of iStar common stock held immediately prior to the spin-off record date. iStar plans to do a reverse stock split of its common stock in connection with the merger, which will change the number of shares of iStar common stock held by iStar stockholders into a different number of shares based on the reverse split ratio. The final spin-off ratio was set by the board of directors of iStar. The foregoing assumes that the holder does not transfer any shares prior to the effectiveness of the spin-off and the merger. For more information, see “The Spin-Off — Trading Before the Spin-Off Date.”
iStar and Star Holdings will separate their respective liabilities as set forth in a separation and distribution agreement (the “separation and distribution agreement”). In addition to the separation and distribution agreement, we and iStar will enter into a management agreement (the “management agreement”) and we and Safe will enter into a governance agreement (the “governance agreement”) and a registration rights agreement (“registration rights agreement”). We have signed commitment letters for a senior secured term loan facility having a principal amount of up to $115 million (which principal amount may be increased or decreased from time to time with the approval of both parties, including prior to the spin-off) and an up to $140 million margin loan facility that we expect to enter into on or about the date of completion of the spin-off. Additional information about the secured term loan and the margin loan referenced above may be found under “Description of Material Indebtedness.”
Background and iStar’s Reasons for the Spin-Off
iStar sponsored Safe’s initial public offering in 2017. Safe has grown its portfolio from approximately $340 million of ground leases at the time of the initial public offering to approximately $5.9 billion of ground leases as of December 31, 2022, and iStar’s ownership interest in Safe has increased from approximately 27% at the time of the IPO to approximately 54.3% as of the date of this information statement.
In 2019, iStar announced its plans to materially increase its investment in Safe and expand the relationship between the two companies because iStar believed that the ground lease business offered greater opportunities for attractive risk adjusted returns when compared to iStar’s traditional lending and net lease businesses, which faced greater competition and more commoditized pricing. Since 2019, iStar’s strategy has been to monetize the assets from its legacy businesses, strengthen its balance sheet and reinvest available proceeds into the ground lease ecosystem, both by making additional investments in Safe, and by creating ground lease financing programs and new ground lease-adjacent investment opportunities.
With the sale of its net lease portfolio in March 2022, iStar largely completed its transition to being primarily focused on the ground lease ecosystem. In March 2022, iStar’s board of directors formed a special committee comprised solely of independent directors (the "iStar special committee") and delegated to the iStar special committee the exclusive power and authority of the full board of directors to review, consider and take actions with respect to possible internalization, business combination and other strategic transactions involving iStar and Safe. Between April 2022 and August 2022, the iStar special committee, together with its advisors, engaged in discussions and negotiations with the Safe special committee and its advisors regarding a potential transaction. Through this process, the parties agreed that it was in the best interests of their respective stockholders to combine iStar and Safe into a self-managed, pure play ground lease REIT that will focus on driving growth as a market leader. In order to accomplish this result, the parties agreed that iStar would contribute its remaining legacy non-ground lease assets to Star Holdings and complete the spin-off of Star Holdings to iStar’s stockholders prior to the closing of the merger. As part of the negotiation process, the iStar special committee and its advisors and the Safe special committee and its advisors discussed and negotiated the terms of several agreements to be entered into between iStar and/or the combined company, on the one hand, and Star Holdings, on the other hand, including the separation and distribution agreement, the management agreement, the governance agreement, the registration rights agreement and the secured term loan.
The material terms of the agreements were determined through the negotiation process between the iStar special committee and its advisors, on the one hand, and the Safe special committee and its advisors, on the other hand, in the context of the overall discussions and negotiations of the merger, the spin-off and related transactions. With respect to the separation and distribution agreement, the discussions and negotiations primarily focused on achieving a separation of the assets and liabilities of iStar’s historical non-ground lease business from iStar so that following the spin-off and merger, the non-ground lease assets and liabilities would reside with Star Holdings and the merged company would be a pure play ground lease company. With respect to the management agreement, the parties negotiated an annual management fee that is “gross” of most manager personnel and overhead expenses, other than the costs of two financial reporting personnel, and scales down annually to account for anticipated monetizations of assets. With respect to the governance agreement and registration rights agreement, the negotiations focused on Star Holdings’ ownership interest in Safe common stock and Safe’s desire that Star Holdings agree to certain standstill covenants, voting covenants and transfer restrictions on the shares, while Star Holdings desired Safe’s cooperation in certain future distributions of the Safe shares owned by Star Holdings. With respect to the secured term loan, the parties negotiated the interest rate and other material terms based on their respective views of then-current market conditions for companies of a similar credit quality to Star Holdings and Star Holdings’ business plan.
On August 10, 2022, iStar and Safe entered into a definitive merger agreement and agreed on the forms of the material agreements that will be entered into between them, as well as between iStar and/or the combined company, on the one hand, and Star Holdings, on the other hand. The merger agreement includes a closing condition that iStar must first complete the spin-off.
Upon careful review and consideration, iStar’s board of directors, based upon the recommendation of the iStar special committee, determined that Star Holdings’ separation from iStar, the merger and the terms of the separation and distribution agreement, the management agreement, the governance agreement, the secured term loan and the other material agreements and arrangements related to the merger and the spin-off are in the best interests of iStar. This determination was based on a number of factors, including those set forth below.
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Provides stockholders with a direct and indirect investment in an internally-managed, growth-oriented REIT. iStar believes that the company formed by the merger will provide a more compelling investment opportunity for its stockholders. In the merger, iStar’s stockholders will receive shares of the combined company by way of a reverse stock split. Upon completing the merger and the spin-off, the combined company, which will keep the name of Safehold Inc. and NYSE ticker symbol of “SAFE,” will be internally-managed and will be solely focused on growth in the new (for public REITs) and dynamic asset class of ground leases.

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Creates a company with value-realization opportunity. Several of our assets present uncertain future cash flows because they are still in varying stages of development. We believe the separation will create a value realization opportunity through maximizing cash flows from active asset management and sales of legacy assets, the proceeds of which are expected to be used for repayment of indebtedness, payment of management fees, payment of asset-level operating expenses, corporate expenses, capital expenditures and distributions to holders of common shares of Star Holdings.

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Provides a solution for iStar to monetize long-term assets in an orderly fashion while retiring its unsecured debt in full. The financing being obtained from the margin loan and the secured term loan, together with proceeds from asset sales and repayments, are expected to enable iStar to repay its unsecured senior notes in full and monetize assets in an orderly fashion.

The anticipated benefits of the separation are based on a number of assumptions, and there can be no assurance that the benefits will materialize to the extent anticipated, or at all. In addition, we will incur costs associated with the management agreement, as discussed below. For more information about the risks associated with the separation, see “Risk Factors.”
Our Manager and the Management Agreement
We will enter into a management agreement with iStar effective upon the completion of the spin-off. Safe will assume the management agreement in the merger. When we refer to “our manager,” we are referring to iStar before the closing of the merger and Safe after the closing of the merger. Our manager will manage the day-to-day operations of our company under the supervision of our board of trustees.
We will pay our manager fixed cash management fees of $25.0 million, $15.0 million, $10.0 million and $5.0 million, respectively, in each of the initial four annual terms of the management agreement and 2.0% of the gross book value of our assets, excluding the Safe Shares, as of the end of each fiscal quarter as reported in our SEC filings. The management agreement may be terminated by either party and in certain circumstances, we may be required to pay our manager a termination fee. We will reimburse our manager for third party expenses incurred by our manager in providing services under the management agreement and for the compensation costs of up to two accounting personnel that will be dedicated to servicing us. Expenses will be reimbursed on a quarterly basis.
If we terminate the management agreement without cause prior to the fourth anniversary of the spin-off, we will pay our manager a termination fee of $50.0 million minus the aggregate amount of management fees actually paid to the manager prior to the termination date; provided, however, that if we have completed the liquidation of our assets on or before the termination date, the termination fee will consist of any portion of the annual management fee that remained unpaid for the remainder of the then current annual term plus, if the termination date occurs on or before the third anniversary of the spin-off, the amount of the management fee that would have been payable for the next succeeding annual term, or if the termination date occurs after the third anniversary of the spin-off, zero.
If our manager terminates the management agreement because the gross book value, determined in accordance with iStar’s historical practices, of our consolidated assets as of the end of a fiscal quarter is less than the applicable threshold amount for the relevant annual term that includes such quarter, we will pay our manager a termination fee of $30.0 million if the termination occurs in the first year, $15.0 million if the termination occurs in the second year and $5.0 million if the termination occurs in the third year, in each case, plus the balance of any unpaid portion of the annual management fee for the applicable year. For more information about the management agreement, see “Our Manager and the Management Agreement — Management Agreement.”
In addition to the management agreement, we will enter into a separation and distribution agreement with iStar in connection with the spin-off, that will be assumed by Safe in the merger, and we will enter into the governance agreement with Safe. These agreements will provide for the allocation between us and iStar of iStar’s assets, liabilities and obligations (including its investments, property, employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the spin-off, and will govern certain relationships between us and iStar after the spin-off and Safe after the merger. For additional information regarding the separation and distribution agreement, the management agreement, the governance agreement, the registration rights agreement and other transaction agreements, please refer to the sections entitled “Risk Factors — Risks Related to the Spin-Off,” “Certain Relationships and Related Person Transactions” and “Our Manager and the Management Agreement.”
We have signed a commitment letter with Safe for Safe to provide us a senior secured term loan facility having a principal amount of up to $115 million (which principal amount may be increased or decreased from time to time with the approval of both parties, including prior to the spin-off). Additional information about the secured term loan referenced above may be found under “Description of Material Indebtedness.”
Conflicts of Interest
Conflicts of interest may exist or could arise in the future with iStar, Safe (after the merger) and their respective affiliates, including our manager and our officers who are also officers of iStar or Safe. Conflicts may include, without limitation: conflicts arising from the enforcement of agreements between us and iStar, Safe or our manager; and conflicts in the amount of time that officers and employees of our manager will spend on our affairs versus iStar’s or Safe’s other affairs. Our manager is a wholly-owned subsidiary of iStar and will become a wholly-owned subsidiary of Safe after the merger.
The terms of our agreements with iStar and Safe, including the separation and distribution agreement, the management agreement, the governance agreement, the registration rights agreement and the senior secured term loan, were negotiated between related parties and may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.
Risks Associated with Star Holdings’ Businesses and the Spin-Off
An investment in Star Holdings common shares is subject to a number of risks, including risks relating to the spin-off. The following list of risk factors is not exhaustive. Please read the information in the section captioned “Risk Factors,” beginning on page 17 for a more thorough description of these and other risks, including the risks that:
•
we will have significant concentrations in two development assets, Asbury Park Waterfront and Magnolia Green, and the amounts that we are ultimately able to realize and distribute to our shareholders will be significantly dependent on the costs to complete their development and the sale prices we achieve at these properties;

•
our cash flows will be significantly dependent on asset sales which are difficult to predict in terms of timing and amount and, if we are unable to manage our cash flows successfully, we could default on our indebtedness and be unable to pay management fees which could cause our manager to terminate the management agreement;

•
economic conditions in the markets where our assets are located, as well as general economic conditions in the United States and conditions in the U.S. capital markets, will affect the values we are able to realize on our assets and the timing of sales of assets;

•
we face risks associated with the development of properties, including cost overruns, disputes with our joint venture partner, government approvals and litigation;

•
we face competition for purchasers of assets that could affect our ability to maximize returns;

•
we will not own the monetizing assets that are sold prior to the completion of the spin-off, will only receive certain proceeds of any assets that are sold before the completion of the spin-off, and, if any of the monetizing assets are sold prior to the completion of the spin off, our development assets will represent an even greater concentration of our assets;

•
if our manager loses key management personnel, our manager may not be able to successfully achieve our objectives;

•
we will have an up to $140.0 million margin loan outstanding at the time of the spin-off that will be collateralized by our Safe Shares and may enter into future secured debt arrangements, and if the market price of the Safe Shares or other assets collateralizing such indebtedness declines materially, we may be required to sell the shares and other assets to satisfy margin calls;

•
we will record our investment in the Safe Shares at their fair value based on the market price of the Safe Shares each quarter; therefore, volatility in the market value of the Safe Shares will result in volatility in our reported financial results;

•
covenants in our indebtedness may limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial position or results of operations;

•
we will have a debt burden that could materially and adversely affect our future cash flows and operations, and we may incur additional indebtedness in the future;

•
we have no operating history as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results;

•
the spin-off will be treated as a taxable distribution to iStar stockholders for U.S. federal income tax purposes. An amount equal to the fair market value of our common shares received by you will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of iStar (including any gain recognized by iStar in connection with the spin-off), with the excess treated as a nontaxable return of capital to the extent of your tax basis in your shares of iStar common stock and any remaining excess treated as capital gain;

•
after the spin-off, our officers and the individuals performing services for us under the management agreement may have actual or potential conflicts of interest because of their equity interest in, or positions at, our manager’s parent company;

•
we may not achieve some or all of the expected benefits of the spin-off, and the spin-off may adversely affect our business;

•
we are entirely dependent on the manager and on key personnel who provide services to us, and we may not find a suitable replacement for the manager if the management agreement is terminated, or for key personnel if they leave the manager or otherwise become unavailable;

•
our separation and distribution agreement, management agreement, governance agreement, registration rights agreement and senior secured term loan were not negotiated on an arm’s-length basis and may not be as favorable to us as if these agreements had been negotiated with an unaffiliated third-party and may be difficult to terminate;

•
after the spin-off, we will be subject to regulatory and reporting requirements that will have legal accounting and financial compliance costs;

•
no public market currently exists for our common shares and if an active trading market does not develop or is not sustained, your ability to sell shares when desired and the prices obtained will be adversely affected;

•
we cannot assure you of our ability to make distributions in the future;

•
substantial sales of our common shares may occur in connection with the spin-off, which could cause our common share price to decline; and

•
we are an “emerging growth company,” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies make our securities less attractive to investors.

Corporate Information
We were formed on October 7, 2022 in Maryland as a wholly owned subsidiary of iStar. Prior to the contribution of our assets and business to us by iStar in connection with the spin-off, we will have no operations and no assets other than nominal cash from our initial capitalization. The address of our principal executive office is 1114 Avenue of the Americas, 39th Floor, New York, New York 10036. Our telephone number is (212) 930-9400.
Star Holdings has not yet commenced operations and has no assets, liabilities, commitments or contingent liabilities. We will provide Star Holdings’ financial statements in a subsequent amendment to this information statement.
Commencing shortly prior to the spin-off, we will also maintain a website at www.starholdingsco.com. Our website and the information contained therein or connected thereto will not be deemed to be incorporated by reference herein, and you should not rely on any such information in making an investment decision.
Reason for Furnishing this Information Statement
This information statement is being furnished solely to provide information to stockholders of iStar who will receive Star Holdings shares in the spin-off. It is not and should not be construed as an inducement or encouragement to buy or sell any of Star Holdings’ securities. The information contained in this information statement is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date. In particular, as noted herein, iStar is actively marketing the monetizing assets for sale and some or all of them may be sold prior to the time of the spin-off. Neither we nor iStar will update the information except in the normal course of our and its respective disclosure obligations and practices.

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION
What is Star Holdings and why is iStar separating Star Holdings’ businesses and distributing Star Holdings’ shares?
Star Holdings was formed primarily to hold iStar’s remaining legacy portfolio and to separate them from iStar in advance of the closing of its merger with Safe. For more information, see “The Spin-off — Background” and “The Spin-Off — Reasons for the Separation and the Spin-Off.”
Why am I receiving this
document?
You are receiving this document because you are a holder of shares of iStar common stock. If you are a holder of iStar common stock as of the close of business on March 27, 2023, which is the record date for the spin-off, you will be entitled to receive 0.153 Star Holdings common shares for every share of iStar common stock that you hold at the close of business on such date. The spin-off is expected to occur on March 31, 2023.
What will Star Holdings’ initial portfolio consist of?
Star Holdings’ portfolio initially will consist of the legacy portfolio, the Safe Shares and cash. See “Business and Properties” for more information about the assets.
What is the spin-off and how will the spin-off work?
To accomplish the spin-off, iStar will distribute all of the outstanding common shares of Star Holdings to iStar common stockholders on a pro rata basis. Each iStar common stockholder will be entitled to receive 0.153 common shares of Star Holdings for each share of iStar common stock held at the close of business on the record date.
What is the record date for the spin-off?
The record date for the spin-off is March 27, 2023.
When will the spin-off occur?
It is expected that all of the common shares of Star Holdings will be distributed by iStar on March 31, 2023 to holders of record of iStar common stock at the close of business on the record date, subject to satisfaction or waiver of the conditions to the spin-off.
What do iStar stockholders need to do to participate in the spin-off?
No action is required on the part of stockholders to receive common shares of Star Holdings in the spin-off. You do not need to pay any consideration, exchange or surrender your existing shares of iStar common stock or take any other action to receive your common shares of Star Holdings. Please do not send in your iStar stock certificates. The spin-off will not affect the number of outstanding shares of iStar common stock or any rights of iStar stockholders, although it will affect the market value of each outstanding share of iStar common stock.
How will common shares of Star Holdings be issued?
You will receive common shares of Star Holdings through the same channels that you currently use, to hold or trade shares of iStar common stock whether through a brokerage account, 401(k) plan or other channels. Receipt of common shares of Star Holdings will be documented for you in the same manner that you typically receive shareholder updates, such as monthly broker statements and 401(k) statements.
If you own shares of iStar common stock as of the close of business on the record date, including shares in certificated form, iStar, with the assistance of Computershare, the settlement and distribution agent, will electronically distribute common shares of Star Holdings to you or to your brokerage firm on your behalf in book-entry form. Computershare will mail to you a book-entry account statement that reflects your common shares of Star Holdings, or your bank or brokerage firm will credit your account for the shares.
How many Star Holdings shares will I receive in the spin-off?
For each share of iStar common stock held of record by you as of the close of business on the record date, you will receive 0.153 common shares of Star Holdings. iStar will not distribute any fractional shares of Star Holdings. iStar common stockholders will receive cash in lieu of any fractional shares of Star Holdings that would have been received after application of the spin-off ratio.
Based on approximately 86.8 million shares of iStar common stock outstanding as of March 10, 2023, a total of approximately 13.3 million common shares of Star Holdings will be distributed.
Will I be taxed on the common shares of Star Holdings that I receive in the spin-off?
Yes. The distribution of common shares of Star Holdings in the spin-off will be treated as a taxable distribution to iStar common stockholders for U.S. federal income tax purposes. An amount equal to the fair market value of the shares of Star Holdings received by you in the spin-off will generally be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of iStar (including any gain recognized by iStar in connection with the spin-off), with the excess treated first as a non-taxable return of capital to the extent of your tax basis in iStar common stock and any remaining excess treated as capital gain.
Although iStar will be ascribing a value to the common shares of Star Holdings in the spin-off for tax purposes, this valuation is not binding on the United States Internal Revenue Service (the “IRS”) or any other tax authority. These tax authorities could ascribe a higher valuation to those shares, particularly if shares of Star Holdings trade at prices significantly above the value ascribed to those shares by iStar in the period following the spin-off. Such higher valuation may cause a larger reduction in the tax basis of your iStar shares or may cause you to recognize additional dividend or capital gain income.
iStar will not be able to advise you of the amount of earnings and profits of iStar until after the end of the calendar year in which the spin-off occurs. However, iStar anticipates that it could recognize a capital gain for U.S. federal income tax purposes in connection with the spin-off that would have the effect of increasing its earnings and profits for the year in which the spin-off occurs.
The particular consequences of the spin-off to each iStar stockholder depend on such holder’s particular facts and circumstances, and thus you are urged to consult your tax advisor to understand fully the consequences to you of the spin-off. For more information, see “Certain Material U.S. Federal Income Tax Consequences — Certain Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Stockholders.”
How will the spin-off affect my tax basis and holding period in shares of iStar common stock?
Your tax basis in shares of iStar common stock held at the time of the spin-off will be reduced (but not below zero) to the extent the fair market value of common shares of Star Holdings distributed by iStar to you in the spin-off exceeds your ratable share of iStar’s current and accumulated earnings and profits. Your holding period for such iStar shares will not be affected by the spin-off. See “Certain Material U.S. Federal Income Tax Consequences — Certain Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Stockholders.”
What will my tax basis and holding period be for common shares of Star Holdings that I receive in the spin-off?
Your tax basis in common shares of Star Holdings received in the spin-off will equal the fair market value of such shares on the spin-off date. Your holding period for such shares will begin the day after the spin-off date. See “Certain Material U.S. Federal Income Tax Consequences — Certain Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Stockholders.”
You should consult your tax advisor as to the particular tax consequences of the spin-off to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.
What is the accounting treatment of the spin-off?
The applicable accounting guidance states that a presumption shall exist that a spin-off transaction will be accounted for based on its legal form, and therefore; the legal spinnor will also be considered the accounting spinnor. That presumption may be overcome. However, based on our evaluation of several qualitative and quantitative indicators in accordance with the accounting guidance, including the relative sizes of the legal spinnor and the legal spinnee (iStar and Star Holdings, respectively), their relative fair values, the external management structure of Star Holdings and Star Holdings’ business plan, we have determined that the presumption is not overcome. Accordingly, iStar will be treated as both the legal spinnor and the accounting spinnor and Star Holdings will be treated as both the legal spinnee and accounting spinnee, as this provides the most accurate depiction of the transaction to shareholders and other users of the financial statements.
What are the conditions to the spin-off?
The spin-off is subject to a number of conditions, including, among others:
•
the agreements pertaining to the loans described more fully below in the section entitled “Description of Material Indebtedness” have been executed or be ready to be executed, subject only to the completion of the spin-off and the merger;

•
the SEC declaring effective the registration statement of which this information statement forms a part, with no stop order in effect with respect thereto, and no proceeding for such purpose pending before, or threatened by, the SEC;

•
the mailing of this information statement;

•
no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the spin-off or any of the related transactions are in effect;

•
the Star Holdings common shares to be distributed have been approved for listing on a designated exchange, subject to official notice of distribution;

•
the parties to the merger agreement have confirmed that the conditions to the closing of the merger have been satisfied or waived, other than the spin-off, the filing of the articles of merger and any other conditions that by their nature are satisfied at the closing of the merger; and

•
the execution of ancillary agreements by us and iStar, including the management agreement.

iStar and Star Holdings cannot assure you that any or all of these conditions will be met. For a complete discussion of all of the conditions to the spin-off, please refer to “The Spin-Off — The Separation and Distribution Agreement — Conditions to the Spin-Off.” Completion of the spin-off is a condition to the closing of the merger, and if the merger agreement is terminated for any reason, we do not intend to proceed with the spin-off.
What is the expected date of completion of the spin-off?
The completion and timing of the spin-off are dependent upon a number of conditions, including the conditions listed above. It is expected that the Star Holdings common shares will be distributed by iStar on March 31, 2023 to the holders of record of shares of iStar common stock at the close of business on the record date. However, no assurance can be provided as to the timing of the spin-off or that all conditions to the spin-off will be met.
What if I want to sell my iStar common stock or my Star Holdings common shares?
If you would like to sell your iStar common stock or Star Holdings common shares, you should consult with your financial advisors, such as your broker, bank or tax advisor.
What is “regular-way” and “ex-distribution” trading of iStar stock?
Beginning shortly before the record date and continuing up to and through the spin-off date, it is expected that there will be two markets in iStar common stock: a “regular-way” market and an “ex-distribution” market.
Shares of iStar common stock that trade on the “regular-way” market will trade with an entitlement to common shares of Star Holdings distributed in the spin-off. Shares of iStar common stock that trade on the “ex-distribution” market will trade without an entitlement to common shares of Star Holdings distributed pursuant to the spin-off.
If you decide to sell any iStar common stock before the spin-off date, you should make sure your broker, bank or other nominee understands whether you want to sell your iStar common stock with or without your entitlement to common shares of Star Holdings in the spin-off.
Will the common shares of Star Holdings be listed on an exchange?
Our common shares have been approved for listing on the NASDAQ under the symbol “STHO”, subject only to official notice of the issuance thereof. Star Holdings anticipates that trading in its common shares will begin on a “when-issued” basis on or shortly before the record date and will continue up to and through the spin-off date and that “regular-way” trading in Star Holdings common shares will begin on the first trading day following the completion of the spin-off. If trading begins on a “when-issued” basis, you may purchase or sell Star Holdings common shares up to and through the spin-off date, but your transaction will not settle until after the spin-off date. Star Holdings cannot predict the trading prices for its common shares before, on or after the spin-off date.
What will happen to the listing of iStar common stock?
iStar common stock will continue to trade on the NYSE after the merger under the ticker “SAFE.”
Will the number of shares of iStar common stock that I own change as a result of the spin-off?
No. The number of shares of iStar common stock that you own will not change as a result of the spin-off; however, iStar plans to do a reverse stock split of its common stock in connection with the merger, which will change your shares of iStar common stock into a different number of shares based on the reverse split ratio. The final spin-off ratio was set by the board of directors of iStar.
Will the spin-off affect the market price of my shares of iStar stock?
Yes. As a result of the spin-off, iStar expects the trading price of shares of iStar common stock immediately following the spin-off to be lower than the “regular-way” trading price of such shares immediately prior to the spin-off because the trading price of shares of iStar common stock will no longer reflect the value of Star Holdings’ businesses. However, iStar expects to complete the merger with Safe as promptly as practicable after the spin-off. In the merger iStar stockholders will receive shares of common stock of the combined company by way of a reverse stock split and those shares will trade as Safe Shares immediately after the closing of the merger. There can be no assurance as to the prices at which Star Holdings, iStar and Safe Shares will trade after the spin-off or the merger.
What debt will Star Holdings have after the spin-off?
Immediately following the spin-off and the merger, Star Holdings expects to have approximately $255.0 million of indebtedness. This indebtedness will be comprised of up to $140.0 million of debt under the margin loan that will be secured by the Safe Shares and the up to $115.0 million secured term loan that will generally be secured by Star Holdings’ equity interests in its subsidiaries, subject to any restrictions under the margin loan. The secured term loan also includes an additional commitment amount of up to $25.0 million at Star Holdings’ election, the proceeds of which may only be used to satisfy Star Holdings’ “soft call” obligations under the margin loan. The principal amount of the secured term loan may be increased or decreased from time to time by agreement of the parties, including prior to the spin-off. In addition, we may enter into one or more debt arrangements, including repurchase agreements, from time to time to finance our assets.
What will Star Holdings’ relationship be with iStar and Safe following the spin-off?
Star Holdings and iStar will be separate companies following the spin-off. As of or prior to the effective time of the spin-off, Star Holdings will enter into the separation and distribution agreement with iStar, which will be assumed by Safe in the merger. In addition, Star Holdings will enter into various other agreements with iStar and Safe in connection with the spin-off, such as the management agreement, the governance agreement, the registration rights agreement and the secured term loan.
For additional information regarding the separation and distribution agreement and other transaction agreements, please refer to the sections entitled “Risk Factors — Risks Related to the Spin-Off” and “Certain Relationships and Related Person Transactions.”
Who will manage Star Holdings after the spin-off?
Star Holdings will be managed by iStar, which will be renamed Safe in the merger of the companies. For more information regarding Star Holdings’ management, please refer to “Our Manager and the Management Agreement.”
Are there risks associated with owning Star Holdings common shares?
Yes. Ownership of common shares of Star Holdings is subject to both general and specific risks related to Star Holdings’ business, the industry in which it operates, trading risk and market volatility associated with holding the Safe Shares, Star Holdings’ ongoing contractual relationships with iStar and its status as a separate, publicly traded company. These risks are described in the “Risk Factors” section of this information statement beginning on page 17. You are encouraged to read that section carefully.
Does Star Holdings plan to pay dividends?
Star Holdings will not pay regular dividends. Star Holdings expects to distribute available cash proceeds from time to time, depending on the occurrence of asset sales and the prices at which assets are sold.

Who will be the distribution agent for the Star Holdings common shares?
The distribution agent for the Star Holdings common shares will be Computershare. For questions relating to the transfer or mechanics of the spin-off, you should contact:
Computershare
P.O. Box 43006
Providence RI 02940-3006
(800)-317-4445
Courier Delivery:
150 Royall St., Suite 101
Canton, MA 02021
Who will be the transfer agent for Star Holdings common
shares?
The transfer agent for the Star Holdings common shares will be Computershare.
Where can I find more information about iStar and Star
Holdings?
Before the spin-off, if you have any questions relating to iStar’s business performance, you should contact:
iStar Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attention: Investor Relations
(212) 940-9400
http://iStar.com/content/investor-relations
After the spin-off, Star Holdings shareholders who have any questions relating to Star Holdings’ business performance should contact Star Holdings at:
Computershare
P.O. Box 43006
Providence RI 02940-3006
(800)-317-4445
Courier Delivery:
150 Royall St., Suite 101
Canton, MA 02021
Star Holdings
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attention: Investor Relations
(212) 930-9400
Website: www.starholdingsco.com
The Star Holdings investor website will be operational as of the date of the spin-off.
The websites of iStar and Star Holdings are not incorporated by reference into this information statement.

RISK FACTORS
You should carefully consider the following risks and other information in this information statement in evaluating our company and our common shares. Any of the following risks could materially and adversely affect our business, results of operations, financial condition, cash flows, liquidity, the market price of our securities, our ability to service indebtedness and our ability to make distributions, which could cause you to lose all or a significant part of your investment for our common shares.
Risks Related to Our Properties and Business
If global or local market and economic conditions deteriorate, our business, financial condition and results of operations could be materially and adversely affected.
Weak economic conditions generally or locally, sustained uncertainty about global or local economic conditions, inflation, rising interest rates, a tightening of credit markets, business layoffs, downsizing, industry slowdowns, international hostilities and other similar factors could negatively impact commercial real estate fundamentals and result in lower occupancy, lower demand for homes, lower demand for lodging, lower rental rates, lower activity and declining values in our real estate portfolio, and make it more difficult to sell our properties at attractive prices or at all. They may also adversely affect the market value of our Safe Shares. Additionally, these factors and conditions could have an impact on our customers, tenants, lenders and purchasers of our properties. No assurances can be given regarding such macroeconomic factors or conditions, and our ability to sell assets and generate cash flows from our properties may be negatively impacted, which may have a material adverse effect on our business, financial condition and results of operations.
Our performance is subject to risks inherent in owning real estate investments.
We are generally subject to risks related to the ownership of real estate. These risks include:
•
changes in supply of or demand for properties in our market or sub-markets;

•
increases in interest rates that affect the cost and availability of mortgage financing and, in turn, demand for residential properties;

•
competition for homebuyers, hotel guests, tenants and users and purchasers of properties in our market or sub-markets;

•
the ongoing need for capital improvements at our significant development properties;

•
increased operating costs, which may not necessarily be offset by increased revenues, including insurance premiums, utilities and real estate taxes, due to inflation and other factors;

•
changes in tax, real estate and zoning laws;

•
changes in governmental rules and fiscal policies;

•
inability of potential purchasers of our properties to obtain financing;

•
competition from other assets in our markets or sub-markets and the quality of competition, such as the attractiveness of our properties as compared to other properties available for hotel stays, sale or rent based on considerations such as quality of property, convenience of location, rental rates, amenities and safety record; and

•
civil unrest, acts of war, terrorism, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses) and other factors beyond our control.

Should any of the foregoing occur, it may have a material adverse effect on our business, financial condition and results of operations.
We will be materially dependent on sales of assets to generate cash flows.
Our primary strategy is to generate cash flows and realize value through active asset management and asset sales. Asset sales are unpredictable and highly affected by economic conditions in the markets where the assets are located, the cost and availability of mortgage financing and competition from other properties available on the market. Our ability to sell properties may therefore be limited and could take longer than we anticipate. If we must sell an asset, we cannot provide assurances that we will be able to dispose of the asset in the time period we desire or that the sales price of the asset will recoup or exceed our cost for the asset. If we are unable to sell assets at anticipated times or prices, we may not have sufficient cash to pay the management fee to our manager or repay our debt, we may be unable to pay distributions to our shareholders and our business, financial condition and results of operations may be materially and adversely affected.
Our portfolio is concentrated in certain assets and, as a result, any adverse changes impacting any of these assets may have a material adverse effect on our business, financial condition and results of operations.
Two of our assets, Asbury Park Waterfront and Magnolia Green, accounted for 62.0% of the carrying value of the legacy portfolio on a consolidated basis at December 31, 2022, and our Safe Shares are also a material asset. We would be materially and adversely affected by adverse developments at either of these properties or in the market price of Safe’s common stock. The properties may experience adverse developments such as slowing business conditions, rising interest rates, material damage or delays in completion or increased competition. The value of our Safe Shares may be adversely affected by a slowdown in the growth of Safe’s portfolio, declines in Safe’s earnings growth, rising interest rates, declines in Safe’s dividend rate and other adverse developments. The occurrence of any of these or other adverse developments could weaken our financial condition. The significance of these properties and our Safe Shares to our portfolio means that any adverse change in any of these assets may have a material adverse effect on our business, financial condition and results of operations.
If either of these properties or Safe suffers adverse business conditions, if either of them or our Safe Shares declines in value, if we experience material cost overruns in completing the development of either property or if we are unable to sell either property or our Safe Shares at an attractive price or at all, we could be materially and adversely affected.
iStar is actively marketing legacy assets for sale, and we will only receive certain proceeds of any assets that are sold before the date of the spin-off.
iStar is actively marketing legacy assets for sale and may sell many of them before the date of the spin-off. We will only receive any cash proceeds from the sale of such assets in excess of amounts needed for iStar to retire its unsecured senior notes, cash out its preferred stock in connection with the merger and pay other liabilities. If legacy assets are sold before the date of the spin-off, our portfolio will be smaller and individual assets that remain will represent greater concentrations than if our portfolio were larger. Our results may be more affected by the performance of any one asset than if our portfolio were larger and more diversified.
The residential market has experienced significant downturns that could recur and adversely affect us.
Certain of our properties, including Magnolia Green and Asbury Park Waterfront, are residential development properties and we may make future direct or indirect investments in residential mortgage loans and mortgage-backed securities. The housing market in the United States has previously been affected by weakness in the economy, high unemployment levels, rising interest rates, inflation and low consumer confidence. Interest rates have been rising recently, resulting in increases in the costs of obtaining and refinancing a mortgage. It is possible another downturn could occur again in the near future and adversely impact our residential properties and the residential properties underlying investments we may make in the future, and accordingly our financial performance. Rising interest rates tend to negatively impact the residential mortgage market, which in turn may adversely affect the value of and demand for our land assets including our residential development projects, and the value of residential real estate-related investments we may make in the future.
We may be unable to complete the development of our properties successfully, which could materially and adversely affect our results of operations due to unexpected costs, delays and other contingencies.
Our Asbury Park Waterfront and Magnolia Green assets are still under development and may take several years to complete. Development assets expose us to additional risks, including, without limitation:
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delays in obtaining, or an inability to obtain, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in completion delays and increased development costs;

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incurrence of development costs for a property that exceed original estimates due to increased materials, labor or other costs, changes in development plans or unforeseen environmental conditions, which could make completion of the property more costly or uneconomical;

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abandonment of contemplated development projects or projects in which we have started development, and the failure to recover expenses and costs incurred through the time of abandonment which could result in significant expenses;

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risk of loss of periodic progress payments or advances to builders prior to completion;

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termination of leases by customers due to completion delays;

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failure to achieve expected occupancy levels, as the lease-up of space at our development projects may be slower than estimated;

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other risks related to the lease-up of newly constructed properties;

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costs to carry these assets and complete them, which requires additional liquidity and results in additional expenses that could exceed our original estimates and impact our operating results;

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costs overruns on development, which could be material; and

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uncertainty associated with rezoning, obtaining governmental permits and approvals, concerns of community associations, reliance on third party contractors, increasing commodity costs and threatened or pending litigation may materially delay our completion of rehabilitation and development activities and materially increase their cost to us.

Demand for homes and apartment rentals may be adversely affected by a variety of macroeconomic factors beyond our control.
Demand for homes and apartment rentals is dependent on a variety of macroeconomic factors, such as employment levels, interest rates, changes in stock market valuations, consumer confidence, housing demand, availability of mortgage financing, availability and prices of new homes compared to existing inventory, and demographic trends. Slowing residential demand would likely adversely affect, among other things, demand and pricing for lots at Magnolia Green and condominiums and apartment rentals at Asbury Park’s multifamily assets. These factors affecting demand, in particular consumer confidence, can be significantly adversely affected by a variety of factors beyond our control.
A downturn in the residential market could adversely affect our ability to sell our assets
The homebuilding industry has experienced periods of strength and weakness since the onset of the COVID-19 pandemic in 2020. The prior economic downturn in 2007-2010 severely affected demand for homes and pricing of homes for more than two years. It is possible that another downturn resulting from concerns about a potential economic recession, rising interest rates, corporate layoffs, geopolitical instability, a resurgence of the COVID-19 pandemic or other factors would result in a decline in demand for new homes and apartment rentals which would negatively impact our business, results of operations and financial condition.
An increase in mortgage rates could reduce potential buyers’ ability or desire to obtain financing with which to buy lots for new homes.
The Federal Reserve has tightened monetary policy, including multiple interest rate increases. When interest rates increase, the cost of constructing new homes and owning a new home increases, which usually reduces the number of potential builders who can afford, or are willing, to purchase lots from us to build new homes.
We are subject to the risk of our manager losing key personnel, and we may be unable to retain key asset-level consultants.
Former iStar personnel who are knowledgeable about our assets will be employees of our manager or asset-level consultants to us. None of such individuals will be exclusively dedicated to us. Such individuals may depart and to the extent they are replaced their replacements will not have similar experience with, or knowledge of, our assets.
Future sales of parcels at Asbury Park Waterfront and Magnolia Green will be subject to receipt of approvals from local municipalities.
Certain future sales of additional development parcels at Asbury Park Waterfront and Magnolia Green will be subject to receipt of approvals from relevant local municipalities. The requirements we will need to fulfill to obtain such approvals are subject to change. We may not receive such approvals in a timely manner or at all.
We may experience losses if the creditworthiness of our tenants deteriorates and they are unable to meet their lease obligations.
We own or lease properties leased or subleased to tenants and receive rents from tenants during the contracted term of such leases. A tenant’s ability to pay rent is determined by its creditworthiness, among other factors. If a tenant’s credit deteriorates, the tenant may default on its obligations under our lease and may also become bankrupt. The bankruptcy or insolvency of our tenants or other failure to pay is likely to adversely affect the income produced by our real estate assets. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. If a tenant files for bankruptcy, we may not be able to evict the tenant solely because of such bankruptcy or failure to pay. A court, however, may authorize a tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In addition, certain amounts paid to us within 90 days prior to the tenant’s bankruptcy filing could be required to be returned to the tenant’s bankruptcy estate. In any event, it is highly unlikely that a bankrupt or insolvent tenant would pay in full amounts it owes us under a lease that it intends to reject. In other circumstances, where a tenant’s financial condition has become impaired, we may agree to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is likely less than the total contractual rental amount. Without regard to the manner in which the lease termination occurs, we are likely to incur additional costs in the form of tenant improvements and leasing commissions in our efforts to lease the space to a new tenant. In addition, the value of our properties may be negatively impacted and the proceeds from the sale of our properties may be reduced in the event of a deterioration in our tenants’ credit. In any of the foregoing circumstances, our financial performance could be materially adversely affected.
Lease and sublease expirations, defaults and terminations may adversely affect our revenue.
Lease and sublease expirations and terminations may result in reduced revenues if the rental payments received from replacement tenants are less than the rental payments received from the expiring or terminating tenants and subtenants. In addition, lease and sublease defaults or terminations by one or more significant tenants and subtenants or the failure of tenants and subtenants under expiring leases and subleases to elect to renew their leases and subleases could cause us to experience long periods of vacancy with no revenue from a facility and to incur substantial capital expenditures and/or concessions in order to obtain replacement tenants. Leases and subleases representing approximately 77% of our in-place operating lease income are scheduled to expire during the next five years.
Our expenses may remain constant or increase, even if our revenues decrease, which may have a material adverse effect on our business, financial condition and results of operations.
Costs associated with our business, such as real estate taxes, insurance premiums and maintenance costs, are relatively inelastic and generally do not decrease, and may increase, when a property is not fully occupied, occupancy rates decrease, a customer fails to pay rent, or other costs, or other circumstances cause a reduction in property revenues. As a result, if revenues drop, we may not be able to reduce our expenses accordingly, which may have a material adverse effect on our business, financial condition and results of operations.

Our property taxes could increase due to a change in property tax rates or a reassessment, which could impact our cash flows.
We are required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially. If the property taxes we pay increase, our financial condition, results of operations, cash flows, trading price of our common shares and our ability to satisfy our principal and interest obligations and to pay dividends to our shareholders could be adversely affected, which may have a material adverse effect on our business, financial condition and results of operations.
Some of our assets are held in joint ventures with third parties. Joint venture investments could be adversely affected by the capital markets, lack of sole decision-making authority, changes in priorities or approvals by government agencies, reliance on joint venture partners’ financial condition and any disputes that may arise between us and our joint venture partners.
We co-invest with third parties in nine of our assets, including the Asbury Park Waterfront assets. Some of these investments are noncontrolling interests, and in others we share responsibility for managing the affairs of the venture. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including potential deadlocks in making major decisions, restrictions on our ability to exit the joint venture, reliance on joint venture partners and the possibility that a joint venture partner might become bankrupt or fail to fund its share of required capital contributions, thus exposing us to liabilities in excess of our share of the joint venture. The funding of our capital contributions to such joint ventures may be dependent on proceeds from asset sales, credit facility advances or sales of equity securities. Joint venture partners may have business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. We may, in specific circumstances, be liable for the actions of our joint venture partners. The joint venture may be impacted by the changes in the priorities, approvals, funding, zoning or other actions by government agencies. In addition, any disputes that may arise between us and joint venture partners may result in litigation or arbitration that would increase our expenses. Any of the foregoing may have a material adverse effect on our business, financial condition and results of operations.
The lodging industry is highly sensitive to trends in business and personal travel.
For the year ended December 31, 2022, 18% of our revenues were generated by our hotel assets. The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. gross domestic product. The lodging industry is also sensitive to business and personal discretionary spending levels. The COVID-19 pandemic has materially and adversely affected corporate budgets and consumer demand for travel and lodging. We cannot predict how long reduced demand will continue or its effect on occupancy levels and room rates. Significant recent increases in fuel prices and the outbreak of hostilities in Ukraine may also adversely affect business and personal travel demand. A continuing significant reduction in occupancy for room rates would continue to adversely impact our revenues and have a negative effect on our profitability.
We are subject to various operating risks common to the lodging industry.
Our hotel properties and lodging facilities are subject to various operating risks common to the lodging industry, many of which are beyond our control, including the following:
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competition from other hotel properties or lodging facilities in our markets;

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adverse effects of international, national, regional and local economic and market conditions;

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unforeseen events beyond our control, such as terrorist attacks, travel related health concerns (including pandemics and epidemics such as COVID-19), political instability, governmental restrictions on travel, regional hostilities, imposition of taxes or surcharges by regulatory authorities, travel related accidents, climate change and unusual weather patterns (including natural disasters such as hurricanes, wildfires, tsunamis or earthquakes);

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adverse effects of a downturn in the global or local lodging industry;

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the seasonal nature of resort properties, which may cause fluctuations in our quarterly results; and

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risks generally associated with the ownership of hotel properties and real estate, as discussed in other risk factors.

These risks could reduce our net operating profits and the value of assets held for sale, which in turn could adversely affect our ability to meet our obligations and make distributions to our shareholders.
The cyclical nature of the lodging industry may cause fluctuations in our operating performance.
The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which affect business and leisure travel levels. In addition to general economic conditions, new hotel room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus revenue per available room, or “RevPAR”, tend to increase when demand growth exceeds supply growth. A decline in lodging demand, a substantial growth in lodging supply or a deterioration in the improvement of lodging fundamentals as forecast by industry analysts could result in returns that are substantially below expectations, or result in losses, which could have a material adverse effect on our business, financial condition, results of operations, the value of assets and our ability to make distributions to our shareholders.
We are subject to general risks associated with the employment of hotel personnel, including competition for labor.
While third-party hotel managers are responsible for hiring and maintaining the labor force at each of our hotels, we are subject to many of the costs and risks generally associated with the hotel labor force. Increased labor costs due to tightened labor market conditions, collective bargaining activity, minimum wage initiatives and additional taxes or requirements to incur additional employee benefits costs may adversely impact our operating costs. We may also incur increased legal costs and indirect labor costs as a result of contract disputes or other events. Hotels where our managers have collective bargaining agreements with employees could be affected more significantly by labor force activities and additional hotels or groups of employees may become subject to additional collective bargaining agreements in the future. Increased labor organizational efforts or changes in labor laws could lead to disruptions in our operations, increase our labor costs, or interfere with the ability of our management to focus on executing our business strategies (e.g., by consuming management’s time and attention, limiting the ability of hotel managers to reduce workforces during economic downturns, etc.). In addition, from time to time, strikes, lockouts, boycotts, public demonstrations or other negative actions and publicity may disrupt hotel operations at any of our hotels, negatively impact our reputation or the reputation of our brands, cause us to lose guests, or harm relationships with the labor forces at our hotels.
We and our independent hotel operators rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.
We and our independent hotel operators rely on information technology networks and systems to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data. We and our independent hotel operators purchase some of our information technology from third-party vendors. Although we and our independent hotel operators have taken steps to protect the security of our information systems and the data maintained in those systems, our independent hotel operators may have encountered information technology issues in the past and it is possible that such safety and security measures will not be able to prevent improper system functions, damage or the improper access or disclosure of personally identifiable information. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of information systems could interrupt our operations, damage our reputation, subject us to liability claims or regulatory penalties and could have a material adverse effect on our business, financial condition and results of operations.
We depend on the ability of the independent hotel operators to operate and manage our hotels.
We contract with independent hotel operators that manage the day-to-day operations of our properties. We may be limited in our ability to direct the actions of the independent hotel operators, particularly with respect to daily operations. Thus, even if we believe that our lodging properties are being operated in an unsatisfactory manner, we may not have sufficient rights under a particular property operating agreement to force the property operator to change its method of operation. Our results of operations, financial position, cash flows and ability to service debt and to make distributions to shareholders are, therefore, substantially dependent on the ability of the property operators to successfully operate our hotels. Some of our operating agreements may have lengthy terms, may not be terminable by us before the agreement’s expiration and may require the payment of substantial termination fees. Replacing a property operator may also result in significant disruptions at the affected hotels.
Our hotel management agreements limit operating flexibility.
We have entered into management or license agreements for our hotels. These management agreements contain specific standards for, and restrictions and limitations on, the operation and maintenance of our properties and our ability to make property improvements. The managers may also periodically inspect our properties to ensure that we maintain the standards specified in the management agreement. A manager could also require us to make capital expenditures, even if we do not believe the improvements are necessary or desirable. A breach of the standards or other terms and conditions of the management agreements could result in the termination of a management agreement. In addition, when terminating or changing the manager of a property, we may be required to incur significant expenses or capital expenditures.
The loss of a manager could have a material adverse effect upon the operations or the underlying value of the property and could materially and adversely affect our results of operations, financial position and cash flows, including our ability to service debt and make distributions to our shareholders.
We are subject to certain risks associated with potential liabilities under environmental laws and risks of loss from weather conditions, man-made or natural disasters, climate change and terrorism.
Under various U.S. federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose clean-up responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials.
Weather conditions and man-made or natural disasters such as hurricanes, tornadoes, earthquakes, floods, droughts, fires and other environmental conditions can damage properties we own. Additionally, the value of our properties will potentially be subject to the risks associated with long-term effects of climate change. Certain of our properties are located in major urban areas which, in recent years, have been high risk geographical areas for terrorism and threats of terrorism. Certain forms of terrorism including, but not limited to, nuclear, biological and chemical terrorism, political risks, environmental hazards and/or Acts of God may be deemed to fall completely outside the general coverage limits of our insurance policies or may be uninsurable or cost prohibitive to justify insuring against. Furthermore, if the U.S. Terrorism Risk Insurance Program Reauthorization Act is repealed or not extended or renewed upon its expiration, the cost for terrorism insurance coverage may increase and/or the terms, conditions, exclusions, retentions, limits and sublimits of such insurance may be materially amended and may effectively decrease the scope and availability of such insurance to the point where it is effectively unavailable. Future weather conditions, man-made or natural disasters, effects of climate change or acts of terrorism could adversely impact the demand for, and value of, our assets and could also directly impact the value of our assets through damage, destruction or loss, and could thereafter materially impact the availability or cost of insurance to protect against these events. Although we believe our owned real estate are adequately covered by insurance, we cannot predict at this time if we or our borrowers will be able to obtain appropriate coverage at a reasonable cost in the future, or if we will be able to continue to pass along all of the costs of insurance to our tenants. Any weather conditions, man-made or natural disasters, terrorist attack or effect of climate change, whether or not insured, could have a material adverse effect on our financial performance, liquidity and the market price of our common shares. In addition, there is a risk that one or more of our property insurers may not be able to fulfil their obligations with respect to claims payments due to a deterioration in its financial condition.
Compliance or failure to comply with the Americans with Disabilities Act could result in substantial costs.
Our properties must comply with the Americans with Disabilities Act of 1990, as amended (the “ADA”), and any equivalent state or local laws, to the extent that our properties are public accommodations as defined under such laws. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. If one or more of our properties is not in compliance with the ADA or any equivalent state or local laws, we may be required to incur additional costs to bring such property into compliance with the ADA or similar state or local laws. Noncompliance with the ADA or similar state and local laws could also result in the imposition of fines or an award of damages to private litigants. We cannot predict the ultimate amount of the cost of compliance with the ADA or any equivalent state or local laws. If we incur substantial costs to comply with the ADA or any equivalent state or local laws, it may have a material adverse effect on our business, financial condition and results of operations.
Our assets may be subject to impairment charges.
We regularly review our real estate and securities assets for impairment, and based on these reviews, we may record impairment losses that have a material adverse effect on our business, financial condition and results of operations. Negative or uncertain market and economic conditions, as well as market volatility, increase the likelihood of incurring impairment losses. Such impairment losses may have a material adverse effect on our business, financial condition and results of operations.
We may be subject to litigation, which could have a material adverse effect on our financial condition.
We may be subject to litigation, including claims related to our assets and operations that are otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which we may not be insured against. While we generally intend to vigorously defend ourselves against such claims, we cannot be certain of the ultimate outcomes of claims that may be asserted against us. Unfavorable resolution of such litigation may result in our having to pay significant fines, judgments, or settlements, which, if uninsured — or if the fines, judgments and settlements exceed insured levels — would adversely impact our earnings and cash flows, thereby negatively impacting our ability to service debt and pay dividends to our shareholders, which may have a material adverse effect on our business, financial condition and results of operations. Certain litigation, or the resolution of certain litigation, may affect the availability or cost of some of our insurance coverage, expose us to increased risks that would be uninsured, or adversely impact our ability to attract officers and trustees, each of which may have a material adverse effect on our business, financial condition and results of operations.
Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, tenants and other parties, and personally identifiable information of our customers, employees and other parties, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations and the services we provide to customers, and damage our reputation, which could have a material adverse effect on our business.
Our Investment Company Act exemption limits our investment discretion and loss of the exemption would adversely affect us.
We believe that we currently are not, and we intend to operate our company so that we will not be, regulated as an investment company under the Investment Company Act. We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. We will primarily be in the non-investment company businesses of owning, developing and asset managing real estate. Maintaining our exemption from regulation as an investment company under the 1940 Act limits our ability to invest in assets that otherwise would meet our investment strategies. In addition, in order to maintain our exemption under the 1940 Act, we may need to use available cash to acquire additional real estate assets, including residential mortgage bonds, in lieu of distributing such available cash to shareholders.
We will need to monitor our investments and income to ensure that we continue to satisfy our exemption from the 1940 Act, but there can be no assurance that we will be able to avoid the need to register as an investment company. If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, or that third parties could seek to obtain rescission of transactions and that we would be subject to limitations on corporate leverage that would have an adverse impact on our investment returns. This would have a material adverse effect on our financial performance and the market price of our securities.
If we are unable to satisfy the regulatory requirements of the Sarbanes-Oxley Act, or if our disclosure controls or internal control over financial reporting is not effective, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our common shares.
As a public company, we will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and will be required to prepare our financial statements in accordance with the rules and regulations promulgated by the SEC. The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. Although management will continue to review the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, there can be no guarantee that our internal controls over financial reporting will be effective in accomplishing all of our control objectives. If we are not able to comply with these and other requirements in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our common shares could decline and we could be subject to sanctions or investigations by the stock exchange, the SEC or other regulatory authorities, which may have a material adverse effect on our business, financial condition and results of operations.
We have a significant amount of indebtedness and may need to incur more in the future.
On or about the completion date of the spin-off, we expect to have in place the senior secured term loan from Safe. In addition, in connection with executing our business strategies going forward, we may incur additional indebtedness in connection with our development activities and for other purposes. The amount of such indebtedness could have material adverse consequences for us, including:
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hindering our ability to adjust to changing market, industry or economic conditions;

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limiting our ability to refinance maturing debt on favorable terms;

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limiting the amount of free cash flow available for future dividends or other uses; and

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making us more vulnerable to economic or industry downturns, including interest rate increases.

Our ability to arrange additional financing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control.
We are subject to risks associated with our margin loan.
On or about the completion date of the spin-off, we expect to enter into an up to $140.0 million margin loan that will be secured by our Safe Shares. Under the terms of the margin loan, if the market value of our Safe Shares drops below specified levels, we will have to post additional collateral with the lender. Furthermore, if the closing price of our Safe Shares falls below (a) prior to the funding date of the Margin Loan Facility, $14 or (b) after the funding date, the higher of (i) $14 and (ii) 45% of its official closing price on the funding date, we will have to repay the outstanding margin loan amount as well as all accrued and unpaid interest, and a make whole amount, if applicable. If we fail to satisfy any collateral calls, the lender may foreclose on our Safe Shares. The margin loan will have a maturity of three years from the funding date and is subject to mandatory prepayment upon the occurrence of certain events, including a decrease in the price of the Safe common stock below a threshold, a change of control or merger.
If a counterparty to a repurchase transaction defaults on its obligation to resell the underlying security back to us at the end of the transaction term or if we default on our obligations under the repurchase agreement, we could incur losses.
We may make future investments in real estate securities that we finance using repurchase agreements. When we engage in repurchase transactions, we will generally transfer the securities to lenders (i.e., repurchase agreement counterparties) and receive cash from such lenders. Because the cash/financing we receive from the lender is less than the value of the securities we pledge (this difference is referred to as the “haircut”), if the lender defaults on its obligation to transfer the same securities back to us, we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). Our exposure to defaults by counterparties may be more pronounced during periods of significant volatility in the market conditions for mortgages and mortgage-related assets as well as the broader financial markets. In addition, generally, if we default on one of our obligations under a repurchase transaction with a particular lender, that lender can elect to terminate the transaction and cease entering into additional repurchase transactions with us. In addition, some of our repurchase agreements contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other repurchase agreements could also declare a default. Any losses we incur on our repurchase transactions could materially adversely affect our earnings and thus our cash available for dividends to our shareholders.
The margin loan and the other collateralized debt arrangements that we may enter into may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.
If the market value of the Safe Shares or other securities we may acquire in the future and pledge to a funding source decline in value, the lending institution may have the right to initiate a margin call in its sole discretion, which would require us to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so. Posting additional collateral will reduce our liquidity and may reduce our ability to pay dividends to our shareholders and limit our ability to leverage our assets, which could adversely affect our business and could cause the value of our capital stock to decline.
We may be forced to sell assets at significantly depressed prices to meet margin calls to post additional collateral and/or to maintain adequate liquidity, which could cause us to incur losses. Moreover, to the extent we are forced to sell assets at such time, given market conditions, we may be selling at the same time as others facing similar pressures, which could exacerbate a difficult market environment and which could result in us incurring significantly greater losses on our sale of such assets. In an extreme case of market duress, a market may not even be present for certain of our assets at any price. In the event we do not have sufficient liquidity to meet margin calls and post additional collateral, lending institutions can accelerate repayment of our indebtedness, increase our borrowing rates, liquidate our collateral or terminate our ability to borrow.

Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the United States Bankruptcy Code.
Our governing documents do not limit the amount of indebtedness we may incur and we may become more highly leveraged.
Our declaration of trust and bylaws do not limit the amount of indebtedness we may incur. Accordingly, our board of trustees may permit us to incur additional debt. We might become more highly leveraged as a result, and our financial condition, results of operations and funds available for distribution to shareholders might be negatively affected, and the risk of default on our indebtedness could increase, which may have a material adverse effect on our business, financial condition and results of operations.
Financial covenants could materially adversely affect our ability to conduct our business.
Our senior secured term loan will contain restrictions on the amount of debt we may incur, our ability to pay dividends and distributions and other restrictions and requirements on our operations. Our senior secured term loan will contain (i) negative covenants relating to investments, indebtedness and liens, fundamental changes, asset dispositions, repayments, distributions and affiliate transactions, and (ii) customary events of default, including payment defaults, failure to perform covenants, cross-default and cross acceleration to other indebtedness, impairment of security interests and change of control. These restrictions, as well as any additional restrictions to which we may become subject in connection with additional financings or refinancings, could restrict our ability to effect certain transactions or take other actions that may otherwise be beneficial to us, which could adversely affect our results of operations. In addition, violations of these covenants could cause declarations of default under, and acceleration of, other indebtedness, which would result in adverse consequences to our financial condition. Our senior secured term loan will contain cross-default provisions that give Safe the right to declare a default if we are in default resulting in (or permitting the) acceleration of such other debt in excess of certain amounts. In the event of a default, we may be required to repay such debt with capital from other sources, which may not be available to us on attractive terms, or at all, which may have a material adverse effect on our business, financial condition and results of operations.
Our indebtedness exposes us to the possibility of foreclosure, which could result in the loss of our assets.
Our margin loan and our secured term loan are secured debt. Secured debt obligations increase our risk of losses because defaults on secured indebtedness may result in foreclosure actions initiated by the lenders and ultimately our loss of the assets securing the loans for which we are in default. Any foreclosure on one or more assets securing our indebtedness could materially and adversely affect us.
We may change our business strategy and business policies without shareholder approval.
Our strategy is to generate cash flows from asset management and asset sales. Notwithstanding the foregoing, our board of trustees may change our business strategy or any of our financing strategy, leverage policies, distributions plans and other policies and strategies at any time without the consent of our shareholders, which could result in an investment portfolio with a different risk profile. Such a change in our strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, among other risks. These changes could adversely affect our ability to pay dividends to our shareholders and may have a material adverse effect on our business, financial condition and results of operations.
We may sell all or substantially all of our assets and dissolve without shareholder approval.
Our declaration of trust provides that our board of trustees may sell all or substantially all of our assets and dissolve without having to obtain the approval of our shareholders. This is consistent with our business strategy to seek to generate cash flows through asset management and asset sales. Our board is empowered to sell all of our assets, wind up our business and dissolve and our shareholders are not empowered to change this strategy through an approval right.

We may recognize losses when a borrower defaults on a loan and the underlying collateral value is not sufficient.
We may recognize losses arising from borrower defaults on our loan assets. In the event of a default by a borrower on a non-recourse loan, we will only have recourse to the real estate-related assets collateralizing the loan. If the underlying collateral value is less than the loan amount, we will suffer a loss. Conversely, we hold loans that are unsecured or are secured only by equity interests in the borrowing entities. These loans are subject to the risk that other lenders may be directly secured by the real estate assets of the borrower. In the event of a default, those collateralized lenders would have priority over us with respect to the proceeds of a sale of the underlying real estate. In cases described above, we may lack control over the underlying asset collateralizing our loan or the underlying assets of the borrower prior to a default, and as a result the value of the collateral may be reduced by acts or omissions by owners or managers of the assets. We own a $50 million participation in a $1.2 billion first mortgage loan collateralized by a retail and entertainment center and our participation interest has limited rights. We reflect this loan as non-performing in our financial statements and may not realize any value from it for a significant time or at all.
In certain cases, we have obtained individual or corporate guarantees from borrowers or their affiliates. In cases where guarantees are not fully or partially secured, we typically rely on financial covenants from borrowers and guarantors which are designed to require the borrower or guarantor to maintain certain levels of creditworthiness. Where we do not have recourse to specific collateral pledged to satisfy such guarantees or recourse loans, or where the value of the collateral proves insufficient, we will only have recourse as an unsecured creditor to the general assets of the borrower or guarantor, some or all of which may be pledged to satisfy other lenders. There can be no assurance that a borrower or guarantor will comply with its financial covenants, or that sufficient assets will be available to pay amounts owed to us under our loans and guarantees. As a result of these factors, we may suffer additional losses which could have a material adverse effect on our financial performance, liquidity and the market price of our common shares.
In the event of a borrower bankruptcy, we may not have full recourse to the assets of the borrower in order to satisfy our loan. In addition, certain of our loans are subordinate to other debts of the borrower. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt receives payment. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill” periods) and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase collection costs and losses and the time necessary to acquire title to the underlying collateral, during which time the collateral may decline in value, causing us to suffer additional losses.
If the value of collateral underlying our loan declines or interest rates increase during the term of our loan, a borrower may not be able to obtain the necessary funds to repay our loan at maturity through refinancing. Decreasing collateral value and/or increasing interest rates may hinder a borrower’s ability to refinance our loan because the underlying property cannot satisfy the debt service coverage requirements necessary to obtain new financing. If a borrower is unable to repay our loan at maturity, we could suffer additional loss which may adversely impact our financial performance.
Risks Related to the Spin-Off
We have no operating history as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.
The historical information about our business in this information statement refers to the iStar Included Assets as operated by iStar and integrated with iStar’s other businesses. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of iStar. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented, or those that we will achieve in the future. Factors which could cause our results to materially differ from those reflected in such historical and pro forma financial information and which may adversely impact our ability to achieve similar results in the future may include, but are not limited to, the following:
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the financial results in this information statement do not reflect all of the expenses we will incur as a public company;

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prior to the spin-off, our business has been operated by iStar as part of its corporate organization. We will need to make investments to replicate or outsource from other providers certain facilities, systems, infrastructure, and personnel to which we will no longer have access after the spin-off, which will be costly;

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after the spin-off, we will be unable to use iStar’s economies of scope and scale in procuring various goods and services and in maintaining vendor and customer relationships. Although we will enter into the separation and distribution agreement and the management agreement, which provide for certain transition-related arrangements between us and iStar, these arrangements may not fully capture the benefits we have previously enjoyed as a result of our business being integrated within the businesses of iStar and may result in us paying higher charges than in the past for necessary services;

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prior to the spin-off, our working capital requirements and capital for our general corporate purposes, including capital expenditures, have been satisfied as part of the corporation-wide cash management policies of iStar. Following the spin-off, we may need to obtain additional financing, which may not be on terms as favorable as those obtained by iStar, and the cost of capital for our business may be higher than iStar’s cost of capital prior to the separation and the spin-off, which may have a material adverse effect on our business, financial condition and results of operations; and

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our cost structure, management, financing and business operations will be significantly different as a result of operating as an independent public company. These changes will result in increased costs, including, but not limited to, legal, accounting, compliance and other costs associated with being a public company with equity securities traded on the NASDAQ.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of our status as an independent company. For additional information about the past financial performance of our business and the basis of presentation of the historical combined and consolidated financial statements and the unaudited pro forma combined and consolidated financial statements of our business, please see “Unaudited Pro Forma Combined And Consolidated Financial Statements,” “Selected Historical Combined and Consolidated Financial Data — iStar Included Assets,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.
iStar and Safe may fail to perform under various transaction agreements that will be executed as part of the spin-off, or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.
As of or prior to the effective time of the spin-off, we will enter into agreements with iStar and/or Safe in connection with the separation and the spin-off, including the separation and distribution agreement, the management agreement, the governance agreement and the registration rights agreement. Safe will assume these agreements from iStar in the merger and will enter into the senior secured term loan with us. Certain of these agreements will provide for the performance of services by each company for the benefit of the other for a period of time after the spin-off. We will rely on iStar or Safe to satisfy its performance and payment obligations under such agreements. If iStar or Safe is unable to satisfy such obligations, including its indemnification obligations, we could incur operational difficulties or losses, which may have a material adverse effect on our business, financial condition and results of operations.
If we do not have in place similar agreements with other providers of these services when the transaction agreements terminate and we are not able to provide these services internally, we may not be able to operate our business effectively and our profitability may decline, which may have a material adverse effect on our business, financial condition and results of operations. For more information, see “Certain Relationships and Related Person Transactions.”

The spin-off will not qualify for tax-free treatment and will be treated as a taxable distribution to you for U.S. federal income tax purposes.
The distribution of Star Holdings common shares will not qualify for tax-deferred treatment and will be treated as a taxable distribution to iStar stockholders for U.S. federal income tax purposes. An amount equal to the fair market value of the Star Holdings common shares received by you on the spin-off date in the spin-off will generally be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of iStar (including gain recognized by iStar in connection with the separation and the spin-off), with the excess treated first as a non-taxable return of capital to the extent of your tax basis in iStar common stock and any remaining excess treated as capital gain. Your tax basis in shares of iStar common stock held at the time of the spin-off will be reduced (but not below zero) to the extent the fair market value of Star Holdings common shares distributed by iStar to you in the spin-off exceeds your ratable share of iStar’s current and accumulated earnings and profits. Your holding period for such iStar shares will not be affected by the spin-off. iStar will not be able to advise you of the amount of earnings and profits of iStar until after the end of the calendar year in which the spin-off occurs. However, iStar anticipates that it could recognize a capital gain for U.S. federal income tax purposes in connection with the separation, which would have the effect of substantially increasing its earnings and profits for the year in which the spin-off occurs. In addition, iStar or another applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the spin-off payable to non-U.S. stockholders, and any such withholding would be satisfied by iStar or such agent by withholding and selling a portion of the Star Holdings common shares that otherwise would be distributable to non-U.S. stockholders or by withholding from other property held in the non-U.S. stockholder’s account with the withholding agent.
Although iStar will be ascribing a value to the Star Holdings common shares in the spin-off for tax purposes, this valuation is not binding on the IRS or any other tax authority. These tax authorities could ascribe a higher valuation to those shares, particularly if Star Holdings common shares trade at prices significantly above the value ascribed to those shares by iStar in the period following the spin-off. Such a higher valuation may cause a larger reduction in the tax basis of your iStar shares or may cause you to recognize additional dividend or capital gain income. You should consult your own tax advisor as to the particular consequences of the spin-off to you.
Potential indemnification liabilities owed to iStar pursuant to the separation and distribution agreement may have a material adverse effect on our business, financial condition and results of operations.
The separation and distribution agreement provides for, among other things, the principal corporate transactions required to effect the separation and the spin-off, certain conditions to the separation and the spin-off and provisions governing our relationship with iStar with respect to and following the spin-off. Among other things, the separation and distribution agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist related to our assets and activities, whether incurred prior to or after the spin-off, as well as certain obligations of iStar that we will assume pursuant to the separation and distribution agreement. If we are required to indemnify iStar under the circumstances set forth in the separation and distribution agreement, we may be subject to substantial liabilities, which may have a material adverse effect on our business, financial condition and results of operations.
iStar may not be able to transfer its interests in certain properties in the spin-off pursuant to certain agreements, due to the need to obtain the consent of third parties.
The co-owned nature of some of iStar’s properties, along with certain covenants and other restrictions contained in debt agreements secured by certain of iStar’s properties, may require iStar to obtain co-venturer or lender consent in order to transfer such properties to us in the separation. There is no assurance that iStar will be able to obtain such consents on terms that it determines to be reasonable, or at all. Failure to obtain such consents could require iStar to retain properties subject to these consents, which may have a material adverse effect on our business, financial condition, cash flows and results of operations.
After the spin-off, certain of our trustees may have actual or potential conflicts of interest because of their previous or continuing equity interests in, or positions at, iStar and Safe.
Certain of our trustees will be persons who are or have served as directors of iStar or who may own iStar common stock or other equity awards. Following the spin-off, even though our board of trustees will consist of independent trustees, we expect that certain of our trustees will continue to have a financial interest in iStar common stock and Safe common stock after the merger. Continued ownership of iStar or Safe common stock and equity awards could create, or appear to create, potential conflicts of interest, which may have a material adverse effect on our business, financial condition and results of operations.
We may not achieve some or all of the expected benefits of the separation and the spin-off, and the separation and the spin-off may have a material adverse effect on our business, financial condition and results of operations.
We may not be able to achieve the full strategic and financial benefits expected to result from the spin-off, or such benefits may be delayed due to a variety of circumstances, not all of which may be under our control.
We may not achieve the anticipated benefits of the spin-off for a variety of reasons, including, among others: (i) diversion of management’s attention from operating and maintaining our business; (ii) disruption of our ongoing business or inconsistencies in our services, standards, controls, procedures and policies, which could adversely affect our ability to maintain relationships with customers; (iii) increased susceptibility to market fluctuations and other adverse events following the spin-off; and (iv) lack of diversification in our business, compared to iStar’s businesses prior to the spin-off. Failure to achieve some or all of the benefits expected to result from the spin-off, or a delay in realizing such benefits, may have a material adverse effect on our business, financial condition and results of operations.
The spin-off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.
If Safe files for insolvency or bankruptcy within certain timeframes following the spin-off, a court could deem the spin-off or certain internal restructuring transactions undertaken by iStar in connection therewith to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions that occurred between iStar and us, which could adversely affect our financial condition and our results of operations. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.
Our agreements with iStar and Safe in connection with the spin-off involve conflicts of interest, and we may have received better terms from unaffiliated third parties than the terms we will receive in these agreements.
Because the spin-off involves the division of certain of iStar’s existing businesses into two separate companies, we expect to enter into certain agreements with iStar to provide a framework for our relationship with iStar following the spin-off, including the separation and distribution agreement and the management agreement. Safe will assume these agreements from iStar in the merger. In addition, we expect to enter into the governance agreement and the registration rights agreement with Safe concurrently upon the completion of the spin-off. The terms of these agreements were agreed while portions of our business were still owned by iStar and were negotiated by persons who were employees, officers or directors of iStar or their respective subsidiaries, and, accordingly, may have conflicts of interest. For example, during the period in which the terms of these agreements were negotiated, our board of trustees was not independent of iStar. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties, which may have a material adverse effect on our business, financial condition and results of operations.
No vote of the iStar stockholders is required in connection with the spin-off, so stockholder recourse is limited to divestiture.
No vote of the iStar stockholders is required in connection with the spin-off. Accordingly, if the spin-off occurs and you do not want to receive Star Holdings common shares in the spin-off, your only recourse will be to divest your shares of iStar common stock prior to the record date for the spin-off.

Pursuant to the separation and distribution agreement, iStar will indemnify us for certain pre-spin-off liabilities and liabilities related to iStar’s assets. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that iStar’s ability to satisfy its indemnification obligation will not be impaired in the future.
Pursuant to the separation and distribution agreement, iStar will indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that iStar retains, and there can be no assurance that iStar will be able to fully satisfy its indemnification obligations to us. Moreover, even if we ultimately succeed in recovering from iStar any amounts for which we were held liable by such third parties, any indemnification received may be insufficient to fully offset the financial impact of such liabilities or we may be temporarily required to bear these losses while seeking recovery from iStar, which may have a material adverse effect on our business, financial condition and results of operations. Safe will assume iStar’s indemnification obligations in the merger.
Substantial sales of our common shares may occur in connection with the spin-off, which could cause our share price to decline.
The common shares of Star Holdings that iStar intends to distribute to its stockholders generally may be sold immediately in the public market. Upon completion of the spin-off, we expect that we will have an aggregate of approximately 13.3 million common shares issued and outstanding, based on the spin-off ratio and the number of issued and outstanding shares of iStar common stock as of the record date. Star Holdings common shares following the spin-off will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.
Although we have no actual knowledge of any plan or intention on the part of any of our 5% or greater shareholders to sell their common shares of Star Holdings following the spin-off, it is possible that some of our large shareholders will sell our common shares that they receive in the spin-off. For example, our shareholders may sell our common shares because our concentration in residential land development, our business profile or our market capitalization as an independent company does not fit their investment objectives, or because our shares are not included in certain indices after the spin-off. A portion of iStar common stock is held by index funds, and if we are not included in these indices at the time of the spin-off, these index funds may be required to sell our shares. The sales of significant amounts of our common shares, or the perception in the market that this may occur, may result in the lowering of the market price of our shares, which may have a material adverse effect on our business, financial condition and results of operations.
The combined post-spin-off value of iStar or Safe common stock and our common shares may not equal or exceed the value of iStar common stock prior to the spin-off, and the price of our common shares may be volatile or may decline.
The market price of our common shares may fluctuate widely as a result of a number of factors, many of which are outside of our control. In addition, the stock market is subject to fluctuations in share prices and trading volumes that affect the market prices of the shares of many companies. These fluctuations in the stock market may adversely affect the market price of our common shares. Among the factors that could affect the market price of our common shares are:
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actual or anticipated fluctuations in our business, financial condition and operating results;

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delays in our ability to execute our business strategy;

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adverse developments in respect of any of our material assets;

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changes in revenues or cash flow estimates or publication of research reports and recommendations by financial analysts with respect to our securities or those of other companies;

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the ability of our tenants and borrowers to pay amounts due to us and the ability of buyers of our assets to meet their payment obligations to us;

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our inability to pay amounts due under our indebtedness or our management agreement;

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any future issuances of equity securities;

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strategic actions by us or our competitors;

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general market conditions and, in particular, developments related to market conditions for the real estate industry and the availability of financing for real estate purchasers; and

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domestic and international economic factors unrelated to our performance.

Additionally, we cannot assure you that the combined trading prices of iStar common stock (or Safe common stock after the merger) and our common shares after the spin-off will be equal to or greater than the trading price of iStar common stock prior to the spin-off. Until the market has fully evaluated iStar or Safe without the Star Holdings business and assets, the price at which iStar common stock (or Safe common stock after the merger) trades may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. Similarly, until the market has fully evaluated our business as a separate entity, the prices at which our common shares trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of our share price following the spin-off may have a material adverse effect on our business, financial condition and results of operations.
Risks Related to an Investment in Our Common Shares
An active trading market for our common shares may not develop.
An active trading market for our common shares may not develop or be sustained. We expect that the trading volume for our common shares may be limited and sporadic due to a number of factors, including the fact that we are a relatively small company, the ultimate resolution of many of our assets is uncertain and we are concentrated in certain assets. As a consequence, there may be periods when trading activity in our common shares is minimal, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give any assurance that a broader or more active public trading market for our common shares will develop or be sustained.
We will be taxed as a corporation and will not elect to qualify as a real estate investment trust.
Star Holdings will be treated as a C corporation for U.S. federal income tax purposes, and unlike iStar will not elect to qualify as a real estate investment trust. As a general matter, Star Holdings will subject to U.S. federal income tax in the same manner as other U.S. corporations at corporate rates (currently 21%), plus additional state and local taxes. Shareholders of Star Holdings generally will be subject to tax on dividends paid by Star Holdings, if any, to the extent of Star Holdings’ current and accumulated earnings and profits. Moreover, to the extent that Star Holdings sells Safe Shares, it will be a taxable event for Star Holdings and could materially and adversely affect its results of operations, financial position and cash flows, including its ability to service debt and make distributions to its shareholders.
Our organizational documents have certain provisions that could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for Star Holdings common shares or that our shareholders otherwise believe to be in their best interest.
Through provisions in our declaration of trust and bylaws, we (1) require a two-thirds vote for the removal of any trustee from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of trusteeships, subject to limitations set forth in our declaration of trust and bylaws, (3) require that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and for the remainder of the full term of class of trusteeship in which such vacancy occurred, and (4) require, unless called by the lead trustee of our board of trustees, our president, our chief executive officer or our board of trustees, the request of shareholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of shareholders and containing the information required in our bylaws. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide our shareholders with the opportunity to realize a premium over the then current market price. See “Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws — Subtitle 8.”
Certain provisions of our organizational documents limit shareholder recourse and access to judicial fora.
Our declaration of trust limits the liability of our trustees and officers to our shareholders for money damages to the maximum extent permitted under Maryland law. Additionally, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on our behalf, other than actions arising under federal securities laws; (b) any action asserting a claim of breach of any duty owed by any of our trustees, executive officers or other employees to us or our shareholders; (c) any action asserting a claim against us or any of our trustees or executive officers or other employees arising pursuant to any provision of the Maryland Statutory Trust Act or our declaration of trust or bylaws; or (d) any action asserting a claim against us or any of our trustees, executive officers or other employee that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division. These provisions of our organizational documents may limit shareholder recourse for actions of our trustees and executive officers and limit their ability to obtain a judicial forum that they find favorable for disputes with us or our trustees, officers, employees, if any, or other shareholders.
The number of our common shares available for future issuance or sale could adversely affect the per share trading price of our common shares and may be dilutive to current shareholders.
Our declaration of trust authorizes our board of trustees to, among other things, issue a certain amount of additional common shares without shareholder approval. We cannot predict whether future issuances or sales of our common shares, or the availability of shares for resale in the open market, will decrease the per share trading price our common shares. In addition, any such issuance could dilute our existing shareholders’ interests in our company. In addition, prior to the completion of the spin-off, we intend to adopt an equity compensation plan, and we may issue our common shares or grant equity incentive awards exercisable for or convertible or exchangeable into of our common shares under the plan. Future issuances of our common shares may be dilutive to existing shareholders, which may have a material adverse effect on our business, financial condition and results of operations.
We do not expect to pay regular dividends.
Future dividends will be declared and paid at the discretion of our board of trustees, and the amount and timing of dividends will primarily depend upon cash generated by operating activities and asset sales. We do not expect to pay regular dividends. We expect to make distributions of cash to the extent we generate excess cash from asset sales that are not needed for expenses, reserves, corporate and other purposes. Our board of trustees may change our dividend policy at any time, and there can be no assurance as to the manner in which future dividends will be paid. Our failure to pay dividends may cause investors to seek alternative investments, which would result in selling pressure on, and a decrease in the market price of, our common shares. As a result, the price of our common shares may decrease, which may have a material adverse effect on our business, financial condition and results of operations.
If we qualify to be an “emerging growth company,” we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We expect to be classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, we are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (5) provide certain disclosure regarding executive compensation required of larger public companies or (6) hold shareholder advisory votes on executive compensation. We cannot predict if investors will find our common shares less attractive if we choose to rely on these exemptions. If some investors find our common shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common shares and our share price may be more volatile.
As noted above, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We do not intend to take advantage of such extended transition period.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This information statement and other materials we and iStar have filed or will file with the SEC contain, or will contain, forward-looking statements. Certain statements that are not in the present or past tense or that discuss our expectations (including any use of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “outlook,” “project,” “should” or similar expressions) are intended to identify such forward-looking statements, which generally are not historical in nature. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements.
Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such factors include, but are not limited to:
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iStar’s or Safe’s inability or failure to perform under the various transaction agreements relating to the spin-off;

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our lack of operating history as a separate company;

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that certain of our properties represent a significant portion of our revenues, cash flows and costs;

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that the spin-off will not qualify for tax-free treatment;

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risks associated with the ownership and development of real property;

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our ability to sell assets at attractive prices;

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our ability to generate cash flows from asset sales when needed in order to meet our obligations under indebtedness, to pay management fees and to pay expenses;

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changes in the real estate industry and in performance of the financial markets and interest rates and our ability to effectively hedge against interest rate changes;

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the actual or perceived impact of global and economic conditions;

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we will be entirely reliant on our manager’s performance under the management agreement;

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conflicts of interest with our manager;

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the amount, growth and relative inelasticity of our expenses;

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the outcome of claims and litigation involving or affecting the company;

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applicable regulatory changes;

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risks associated with the fact that our historical and pro forma financial information may not be a reliable indicator of our future results;

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risks associated with the potential volatility of our common shares; and

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other risks and uncertainties detailed from time to time in the section captioned “Risk Factors” and in our SEC filings.

Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.
Other factors that could cause actual results or events to differ materially from those anticipated include the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties,” and “The Spin-Off” contain forward-looking statements.

THE SPIN-OFF
Background
On August 11, 2022, iStar announced its plans to (i) merge with Safe to form a self-managed, pure-play ground lease company and (ii) prior to closing the merger, separate iStar’s legacy assets by completing the spin-off.
We were formed on October 7, 2022 in Maryland as a wholly owned subsidiary of iStar. Following the spin-off, we will operate as an externally managed independent company.
iStar will accomplish the spin-off by transferring to us the equity of entities that own our portfolio including any legacy assets that are unsold as of the date of the spin-off, in addition to the Safe Shares, at least $50.0 million of cash and certain other assets. We will assume all liabilities and obligations of iStar, other than those relating to the ground lease business that iStar is retaining. In consideration for these assets we will issue common shares of Star Holdings to iStar, that iStar will distribute to its stockholders on a pro rata basis and the net proceeds of our margin loan financing. iStar will retain all of its assets and liabilities relating to its retained ground lease business. We estimate that the expenses of completing the spin-off will be approximately $1.5 million, and these expenses will be paid either directly by iStar prior to the spin-off or by us using the cash contributed to us by iStar. These expenses are comprised primarily of non-recurring business separation expenses and stand-up costs related to operating as a new public company.
The spin-off is expected to occur on March 31, 2023 (the “distribution date”), by way of a distribution to iStar stockholders. In the distribution, each iStar common stockholder will be entitled to receive, on a pro rata basis, 0.153 common shares of Star Holdings for each share of iStar common stock held at the close of business on the spin-off record date. iStar stockholders will not be required to make any payment to surrender or exchange their iStar common stock, or to take any other action to receive their common shares of Star Holdings in the spin-off. The spin-off of Star Holdings common shares as described in this information statement is subject to the satisfaction or waiver of certain conditions. In addition, iStar’s board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the spin-off or any related transaction at any time prior to the distribution date; provided that, any waiver, amendment, supplement or modification of any provisions of the separation and distribution agreement prior to the closing of the merger may only be made with the prior written consent of the Safe special committee.
Following completion of the spin-off, each iStar common stockholder immediately prior to the spin-off record date will continue to hold the shares of iStar common stock held immediately prior to the spin-off record date and 0.153 common shares of Star Holdings for each share of iStar common stock held immediately prior to the spin-off record date. The foregoing assumes that the holder does not transfer any shares prior to the effectiveness of the spin-off. For more information, see “The Spin-Off — Trading Before the Spin-Off Date.”
iStar and Star Holdings will separate their respective liabilities as set forth in the separation and distribution agreement. In addition to the separation and distribution agreement, we and iStar will enter into a management agreement and we and Safe will enter into a governance agreement and a registration rights agreement. We have signed commitment letters for a senior secured term loan facility having a principal amount of up to $115 million (which principal amount may be increased or decreased from time to time with the approval of both parties, including prior to the spin-off) plus an additional commitment amount of up to $25.0 million at Star Holdings’ election (the proceeds of which may only be used to satisfy Star Holdings’ “soft call” obligations under the margin loan) and an up to $140 million margin loan facility that we expect to enter into on or about the date of completion of the spin-off. For more information, see “Description of Material Indebtedness.”
Reasons for the Separation and the Spin-Off
iStar sponsored Safe’s initial public offering in 2017. Safe has grown its portfolio from approximately $340 million of ground leases at the time of the initial public offering to approximately $5.9 billion of ground leases as of December 31, 2022, and iStar’s ownership interest in Safe has increased from approximately 27% at the time of the IPO to approximately 54.3% as of the date of this information statement.

In 2019, iStar announced its plans to increase materially its investment in Safe and expand the relationship between the two companies because iStar believed that the ground lease business offered greater opportunities for attractive risk-adjusted returns when compared to iStar’s traditional lending and net lease businesses, which faced greater competition and more commoditized pricing. Since 2019, iStar’s strategy has been to monetize the assets from its legacy businesses, strengthen its balance sheet and reinvest available proceeds into the ground lease ecosystem, both by making additional investments in Safe, and by creating ground lease financing programs and new ground lease-adjacent investment opportunities.
With the sale of its net lease portfolio in March 2022, iStar largely completed its transition to being primarily focused on the ground lease ecosystem. In March 2022, iStar’s board of directors formed the iStar special committee and delegated to the iStar special committee the exclusive power and authority of the full board of directors to review, consider and take actions with respect to possible internalization, business combination and other strategic transactions involving iStar and Safe. Between April 2022 and August 2022, the iStar special committee, together with its advisors, engaged in discussions and negotiations with the Safe special committee and its advisors regarding a potential transaction. Through this process, the parties agreed that it was in the best interests of their respective stockholders to combine iStar and Safe into a self-managed, pure play ground lease REIT that will focus on driving growth as a market leader. In order to accomplish this result, the parties agreed that iStar would contribute its remaining legacy non-ground lease assets to Star Holdings and complete the spin-off of Star Holdings to iStar's stockholders prior to the closing of the merger. As part of the negotiation process, the iStar special committee and its advisors and the Safe special committee and its advisors discussed and negotiated the terms of several agreements to be entered into between iStar and/or the combined company, on the one hand, and Star Holdings, on the other hand, including the separation and distribution agreement, the management agreement, the governance agreement, the registration rights agreement and the secured term loan.
The material terms of the agreements were determined through the negotiation process between the iStar special committee and its advisors, on the one hand, and the Safe special committee and its advisors, on the other hand, in the context of the overall discussions and negotiations of the merger, the spin-off and related transactions. With respect to the separation and distribution agreement, the discussions and negotiations primarily focused on achieving a separation of the assets and liabilities of iStar’s historical non-ground lease business from iStar so that following the spin-off and merger, the non-ground lease assets and liabilities would reside with Star Holdings and the merged company would be a pure play ground lease company. With respect to the management agreement, the parties negotiated an annual management fee that is “gross” of most manager personnel and overhead expenses, other than the costs of two financial reporting personnel, and scales down annually to account for anticipated monetizations of assets. With respect to the governance agreement and registration rights agreement, the negotiations focused on Star Holdings’ ownership interest in Safe common stock and Safe’s desire that Star Holdings agree to certain standstill covenants, voting covenants and transfer restrictions on the shares, while Star Holdings desired Safe’s cooperation in certain future distributions of the Safe shares owned by Star Holdings. With respect to the secured term loan, the parties negotiated the interest rate and other material terms based on their respective views of then-current market conditions for companies of a similar credit quality to Star Holdings and Star Holdings’ business plan.
On August 10, 2022, iStar and Safe entered into a definitive merger agreement and agreed on the forms of the material agreements that will be entered into between them, as well as between iStar and/or the combined company, on the one hand, and Star Holdings, on the other hand. The merger agreement includes a closing condition that iStar must first complete the spin-off.
Upon careful review and consideration, iStar’s board of directors, based upon the recommendation of the iStar special committee, determined that Star Holdings’ separation from iStar, the merger and the terms of the separation and distribution agreement, the management agreement, the governance agreement, the secured term loan and the other material agreements and arrangements related to the merger and the spin-off are in the best interests of iStar. This determination was based on a number of factors, including those set forth below.
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Provides stockholders with a direct and indirect investment in an internally-managed, growth-oriented REIT. iStar believes that the company formed by the merger will provide a more compelling investment opportunity for its stockholders. In the merger, iStar’s stockholders will receive shares of the combined company by way of a reverse stock split. Upon completing the merger and the spin-off, the combined company, which will keep the name of Safehold Inc. and NYSE ticker symbol of “SAFE,” will be internally-managed and will be solely focused on growth in the new (for public REITs) and dynamic asset class of ground leases.
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Creates a company with value-realization opportunity. Several of our assets present uncertain future cash flows because they are still in varying stages of development. We believe the separation creates a value realization opportunity through maximizing cash flows from active asset management and sales of the legacy portfolio, the proceeds of which are expected to be used for repayment of indebtedness, payment of management fees, payment of capital expenditures and distributions to holders of common shares of Star Holdings.

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Provides a solution for iStar to monetize long-term assets in an orderly fashion while retiring its unsecured debt in full. The financing being obtained from the margin loan and the secured term loan, together with proceeds from asset sales and repayments, are expected to enable iStar to repay its unsecured senior notes in full and monetize assets in an orderly fashion.

The iStar board of directors also considered a number of potentially negative factors in evaluating the spin-off, including the following:
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Ongoing costs. We will separately bear the costs of fees and expenses payable under the management agreement and other costs, such as the costs associated with being a public company.

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One-time costs of the separation. Each of iStar and we will incur costs in connection with our transition to being a separate public company that may include accounting, tax, legal and other professional services costs, insurance costs and costs to separate information systems.

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Inability to realize anticipated benefits of the spin-off. We may not achieve the anticipated benefits of the spin-off for a variety of reasons, including: (i) following the spin-off, we will be more susceptible to adverse events relating to our assets than if we were still a part of iStar; (ii) following the spin-off, Star Holdings’ businesses will be less diversified than iStar’s businesses prior to the separation; (iii) we will be largely dependent on asset sales to generate cash flows to pay our debt obligations, pay management fees and pay ongoing expenses; and (iv) market conditions may make it difficult for us to sell our assets at attractive prices.

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Taxability of the Spin-Off. The spin-off is expected to be treated as a taxable distribution to iStar common stockholders for U.S. federal income tax purposes.

The iStar board of directors concluded that the potential benefits of the spin-off outweighed these factors. For more information, see “Risk Factors” beginning on page 17.
The Separation and Distribution Agreement
The following discussion summarizes the material provisions of the separation and distribution agreement. The separation and distribution agreement sets forth, among other things, our agreements with iStar (and Safe after the merger) regarding the principal transactions necessary to separate us from iStar. It also sets forth other agreements that govern certain aspects of our relationship with iStar after the spin-off date.
Transfer of Assets and Assumption of Liabilities
The separation and distribution agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of us and iStar as part of the separation of our two companies, and it provides for when and how these transfers, assumptions and assignments will occur. In particular, the separation and distribution agreement provides, among other things, that subject to the terms and conditions contained therein:
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certain assets related to our businesses (the “Star Holdings Assets”) will be retained by Star Holdings or one of Star Holdings’ subsidiaries or transferred to Star Holdings or one of Star Holdings’ subsidiaries, including:

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all issued capital stock or other equity interests owned by iStar or a subsidiary thereof in each of our subsidiaries and entities agreed to in the separation and distribution agreement (the “Transferred Entities”);

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all right, title and interest (whether as owner, mortgagee or holder of a security interest) in our portfolio of properties;

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the Safe Shares;

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all of the trademark rights of iStar or its subsidiaries in the name and logo of Star Holdings, the names and logos of the subsidiaries of Star Holdings, the names and logos of the real estate-related assets and development projects held by Star Holdings and its subsidiaries and the know-how used to conduct the business of Star Holdings, subject to certain exceptions;

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certain computing peripherals (monitors, keyboards, webcams, etc.), tablets, conference room cameras/computers/display units, and server room equipment;

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all contracts entered into in the name of, or expressly on behalf of, Star Holdings, any subsidiary of Star Holdings, or any of the Transferred Entities or a subsidiary thereof;

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all other assets primarily related to the properties owned by the Transferred Entities, including all furniture, buildings, fixtures, equipment, easements and other appurtenances located at the real properties;

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all Shared Contracts (as defined in the separation and distribution agreement) to the extent allocated to Star Holdings or its subsidiaries pursuant to the separation and distribution agreement;

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all permits of iStar or its subsidiaries used primarily in our business;

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all books and records, wherever located, of iStar or its subsidiaries primarily related to our business (and subject to certain access rights retained by iStar and its subsidiaries pursuant to the separation and distribution agreement);

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all accounts receivable, rights, claims, demands, causes of action, judgments, decrees, property tax appeals and rights to indemnify or contribution in favor of iStar or its subsidiaries that are primarily related to our business; and

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other assets mutually agreed by the parties prior to the spin-off;

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certain liabilities related to Star Holdings’ businesses or the Star Holdings Assets (collectively, the “Star Holdings Liabilities”) will be retained by or transferred to Star Holdings or one of Star Holdings’ subsidiaries, including:

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all liabilities under contracts or agreements assumed in connection with our businesses;

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all liabilities (including environmental liabilities) of iStar relating to underlying circumstances, facts existing or events occurring, prior to the spin-off, whether related to Star Holdings or not, other than ground lease related liabilities;

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all guarantees and indemnitees in respect of any of the Star Holdings Assets or Star Holdings Liabilities;

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all third-party claims to the extent relating to our business and the Star Holdings Assets; and

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all insurance charges related to our business and the Star Holdings Assets;

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all of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the Star Holdings Assets and Star Holdings Liabilities, including such assets other than the Star Holdings Assets (the “iStar Assets”) and such liabilities other than the Star Holdings Liabilities (the “iStar Liabilities”), will be retained by or transferred to iStar or one of its subsidiaries.

Information in this information statement with respect to the assets and liabilities of the parties following the spin-off is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement unless the context otherwise indicates.

Cash Assets
The separation and distribution agreement provides that, at or prior to the spin-off, iStar will contribute at least $50.0 million in cash to Star Holdings, and will also pay to Star Holdings any cash proceeds in respect of asset sales occurring prior to the spin-off date that generate proceeds in excess of amounts needed for iStar to retire its unsecured senior notes, cash out its preferred stock in connection with the merger and pay other liabilities.
Commercially Reasonable Efforts
The separation and distribution agreement provides that the parties will use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective the spin-off, including causing the conditions precedent to the spin-off to be satisfied, obtaining and making all necessary approvals and filings, obtaining third party consents, and executing any other necessary instruments.
The Spin-Off
The separation and distribution agreement governs the rights and obligations of the parties regarding the spin-off. On the spin-off date, iStar will distribute to its common stockholders that held shares of iStar common stock as of the record date all of the issued and outstanding Star Holdings common shares based on the spin-off ratio of 0.153 common shares of Star Holdings for one share of iStar common stock, subject to any adjustment in the event of iStar undertaking a stock dividend, stock split or similar change in its common stock prior to the spin-off.
Conditions to the Spin-Off
The separation and distribution agreement provides that the spin-off is subject to the satisfaction (or waiver by iStar) of certain conditions, including:
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the agreements pertaining to the loans described more fully below in the section entitled “Description of Material Indebtedness” have been executed or be ready to be executed, subject only to the completion of the spin-off and the merger;

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the SEC declaring effective the registration statement of which this information statement forms a part, with no stop order in effect with respect thereto, and no proceeding for such purpose pending before, or threatened by, the SEC;

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the mailing of this information statement;

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no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the spin-off or any of the related transactions are in effect;

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the Star Holdings common shares to be distributed have been approved for listing on a designated exchange, subject to official notice of distribution;

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the parties to the merger agreement have confirmed that the conditions to the closing of the merger have been satisfied or waived, other than the spin-off, the filing of the articles of merger and any other conditions that by their nature are satisfied at the closing of the merger; and

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the execution of ancillary agreements by us and iStar, including the management agreement.

Release of Claims
We agree to release and discharge iStar, its subsidiaries and all persons who at any time prior to the distribution were stockholders, directors, officers, agents or employees thereof or of any transferred entity from the Star Holdings Liabilities, all liabilities arising from or in connection with the transactions and activities to implement the spin-off and all liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the distribution, in each case, relating to, arising out of or resulting from the transferred business, the Star Holdings Assets and Star

Holdings Liabilities. iStar agrees to release and discharge Star Holdings, our subsidiaries, and all persons who at any time prior to the distribution were stockholders, directors, officers, agents or employees thereof from all iStar Liabilities and all liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the distribution, in each case, relating to, arising out of or resulting from iStar’s business, iStar Assets and iStar Liabilities. The release described above will not include certain specified liabilities, including without limitation liabilities arising out of the agreements among the parties with respect to the spin-off, liabilities allocated pursuant to such agreements and liabilities in connection with any untrue or alleged untrue statement of material fact from disclosure documents, among others.
Indemnification
In the separation and distribution agreement, we agree to indemnify, defend and hold harmless iStar, each of its affiliates and each of their respective directors, officers, employees and agents, from and against all liabilities relating to, arising out of or resulting from:
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the Star Holdings Liabilities and our failure to pay any Star Holdings Liabilities in accordance with their terms;

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third-party claims relating to our business or the Star Holdings Assets;

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our breach of the separation and distribution agreement or any ancillary agreement;

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the use by Star Holdings or any subsidiary of any know-how licensed to Star Holdings pursuant to the separation and distribution agreement;

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any untrue statement or alleged untrue statement of material fact or omission or alleged omission in the registration statement to which this information statement is a part or any other disclosure document filed by Star Holdings; and

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any untrue statement of material fact or omission with respect to certain specified statements made in Star Holdings’ name in any disclosure document filed by iStar, including the Joint Proxy Statement / Prospectus filed by iStar.

iStar agrees to indemnify, defend and hold harmless, us and each of our affiliates and each of our and our affiliates’ respective directors, officers, employees and agents from and against all liabilities relating to, arising out of or resulting from:
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all iStar Liabilities and the failure of iStar to pay any iStar Liabilities in accordance with their terms;

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third-party claims relating to the iStar Assets;

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the breach by iStar of the separation and distribution agreement or any ancillary agreement;

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any untrue statement or alleged untrue statement of material fact or omission or alleged omission in the registration statement to which this information statement is a part or any other disclosure document filed by Star Holdings, to the extent such statement is explicitly made in iStar’s name; and

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any untrue statement of material fact or omission in any disclosure document filed by iStar which describes the spin-off or Star Holdings and its subsidiaries, including the Joint Proxy Statement / Prospectus filed by iStar other than the specified statements of Star Holdings referred to above.

Neither we nor iStar will be liable to the other for special, punitive or exemplary damages, except, in each case, to the extent such damages are finally awarded and actually paid by a party to a third party in connection with a third-party claim.
Insurance
The separation and distribution agreement provides that, at or after the effective time of the spin-off, iStar will be entitled to terminate coverage under its existing insurance policies with respect to the Star Holdings Assets that it previously owned and the Star Holdings Liabilities to which it previously was subject. The separation and distribution agreement further provides that Star Holdings will cause the Star Holdings Assets and Star Holdings Liabilities to be covered by existing or new insurance policies of Star Holdings.

The separation and distribution agreement also contains procedures for asserting claims for losses arising prior to the separation and the spin-off under the policies that covered the property in question at the applicable time.
Non-Solicitation
Pursuant to the separation and distribution agreement, for a period of two years after the closing of the spin-off, neither we nor any of our subsidiaries may, directly or indirectly, solicit for employment or employ or cause to leave the employ of iStar or any of its subsidiaries any employee of iStar or any of its subsidiaries with a title of Vice President or higher, subject to customary exceptions.
Segregation of Accounts
We and iStar will use commercially reasonable efforts to separate and de-link any common bank or brokerage accounts between us, and any outstanding checks issued or payments initiated prior to the effective time of the spin-off will be honored after the effective time of the spin-off by the party then owning the account on which the check is drawn or the payment was initiated.
Information Sharing
We and iStar will use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other party, at any time before, on or after the spin-off, any information (or a copy thereof) in the possession or under the control of such party which the requesting party reasonably requests to the extent that such information relates to the requesting party’s assets and liabilities, such information is reasonably required by the requesting party to comply with the obligations of the separation and distribution agreement or such information is reasonably required by the requesting party to comply with any obligation imposed by any governmental authority. The separation and distribution agreement will include customary confidentiality covenants with respect to such information.
Amendments
No provision of the separation and distribution agreement may be amended or modified except by a written instrument signed by the authorized representative of the party against whom it is sought to enforce such amendment or modification; provided that, any waiver, amendment, supplement or modification of any provisions of the separation and distribution agreement prior to the closing of the merger may only be made with the prior written consent of the Safe special committee.
When and How You Will Receive Star Holdings Shares in the Spin-Off
With the assistance of Computershare, iStar expects to distribute Star Holdings common shares on March 31, 2023 to all holders of shares of outstanding iStar common stock as of the close of business on March 27, 2023, the record date. Computershare currently serves as the transfer agent and registrar for iStar common stock and will serve as the settlement and distribution agent in connection with the spin-off. Thereafter, Computershare will serve as the transfer agent and registrar for Star Holdings common shares. If you own shares of iStar common stock as of the close of business on the record date, the common shares of Star Holdings that you are entitled to receive in the spin-off will be issued electronically, as of the spin-off date, to you in book-entry form or to your bank or brokerage firm on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your common shares of Star Holdings. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Book-entry form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this spin-off. If you sell shares of iStar common stock in the “regular-way” market up to and including the spin-off date, you will be selling your right to receive common shares of Star Holdings on such shares of iStar common stock in the spin-off.
Commencing on or shortly after the spin-off date, if you hold physical share certificates that represent your iStar common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of common shares of Star Holdings that have been registered in book-entry form in your name.
Most iStar stockholders hold their shares of iStar common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold shares of iStar common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the common shares of Star Holdings that you are entitled to receive in the spin-off. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.
Transferability of Shares You Receive
Common shares of Star Holdings distributed in connection with the spin-off will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us, which may include certain of our executive officers, trustees or principal shareholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell our common shares only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.
The Number of Common Shares of Star Holdings You Will Receive
For each share of iStar common stock that you own as of the close of business on the record date for the spin-off, you will receive 0.153 common shares of Star Holdings.
iStar will not distribute any fractional common shares of Star Holdings to its stockholders. Instead, if you are a registered holder, Computershare will aggregate fractional shares into whole shares, sell the whole shares in the open market on the spin-off date and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales based on the closing price on the spin-off date, pro rata to each holder based on the fractional share such holder would otherwise be entitled to receive in the spin-off. Computershare, in its sole discretion, without any influence by iStar or Star Holdings, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by Computershare will not be an affiliate of either iStar or Star Holdings. Neither Star Holdings nor iStar will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on any payments made in lieu of fractional shares.
The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. See “Certain Material U.S. Federal Income Tax Consequences — Certain Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Stockholders” for an explanation of the material U.S. federal income tax consequences of the distribution.
Results of the Spin-Off
After the spin-off, we will be an independent, externally managed publicly traded company. The actual aggregate number of Star Holdings shares to be distributed to iStar stockholders will be determined at the close of business on March 27, 2023, the record date for the spin-off. The spin-off will not affect the number of outstanding shares of iStar common stock or any rights of iStar stockholders.
As of or prior to the effective time of the spin-off, we will enter into the separation and distribution agreement with iStar and will enter into other agreements with iStar to effect the spin-off. These agreements will provide a framework for our relationship with iStar after the spin-off. Additionally, these agreements will allocate between us and iStar the assets, liabilities and obligations of iStar (including intellectual property, and tax-related assets and liabilities) that are attributable to periods prior to the spin-off. For a more detailed description of these agreements, see “Certain Relationships and Related Person Transactions.”
Market for Star Holdings Common Shares
There is currently no public trading market for Star Holdings common shares. Our common shares have been approved for listing on the NASDAQ under the symbol “STHO”, subject only to official notice of the issuance thereof. We have not and will not set the initial price of our common shares. The initial price will be established by the public markets.
We cannot predict the price at which our common shares will trade after the spin-off. In fact, the combined trading prices, after the spin-off, of the common shares of Star Holdings that each iStar stockholder will receive in the spin-off and the iStar common stock held at the record date may not equal the “regular-way” trading price of a share of iStar stock immediately prior to the spin-off. The price at which Star Holdings common shares trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Star Holdings common shares will be determined in the public markets and may be influenced by many factors.
Trading Before the Spin-Off Date
Beginning as early as two trading days before the record date and continuing up to and including the spin-off date, iStar expects that there will be two markets for shares of iStar common stock: a “regular-way” market and an “ex-distribution” market. Shares of iStar common stock that trade on the “regular-way” market will trade with an entitlement to common shares of Star Holdings distributed in the spin-off. Shares of iStar common stock that trade on the “ex-distribution” market will trade without an entitlement to common shares of Star Holdings distributed pursuant to the spin-off. Therefore, if you sell your shares of iStar common stock in the “regular-way” market up to and including through the spin-off date, you will be selling your right to receive common shares of Star Holdings in the spin-off. If you own shares of iStar common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the spin-off date, you will receive the common shares of Star Holdings that you are entitled to receive pursuant to your ownership of shares of iStar common stock as of the record date.
Furthermore, beginning on or shortly before the record date and continuing up to and including the spin-off date, Star Holdings expects that there will be a “when-issued” market for its common shares. “When-issued” trading refers to a sale or purchase made conditionally, because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Star Holdings common shares that will be distributed to holders of iStar common stock on the spin-off date. If you owned shares of iStar common stock at the close of business on the record date, you would be entitled to Star Holdings common shares distributed pursuant to the spin-off. With respect to iStar stockholders, you may trade this entitlement to Star Holdings common shares, without the iStar common stock you own, on the “when-issued” market. On the first trading day following the spin-off date, “when-issued” trading with respect to Star Holdings common shares will end, and “regular-way” trading will begin.
You should consult your bank, broker, nominee or other advisor before selling your shares to be sure you understand the effects of the trading procedures described above.
Conditions to the Spin-Off
iStar has announced that the spin-off will be effective at 12:02 a.m., Eastern time, on March 31, 2023, which is the spin-off date, provided that certain conditions have been satisfied (or waived by iStar in its sole discretion), including:
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the agreements pertaining to the loans described more fully below in the section entitled “Description of Material Indebtedness” have been executed or be ready to be executed, subject only to the completion of the spin-off and the merger;

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the SEC declaring effective the registration statement of which this information statement forms a part, with no stop order in effect with respect thereto, and no proceeding for such purpose pending before, or threatened by, the SEC;

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the mailing of this information statement;

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no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the spin-off or any of the related transactions are in effect;

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the Star Holdings common shares to be distributed have been approved for listing on a designated exchange, subject to official notice of distribution;

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the parties to the merger agreement have confirmed that the conditions to the closing of the merger have been satisfied or waived, other than the spin-off, the filing of the articles of merger and any other conditions that by their nature are satisfied at the closing of the merger; and

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the execution of ancillary agreements by us and iStar, including the management agreement.

iStar does not intend to notify its stockholders of any modifications to the terms of the spin-off that, in the judgment of its board of directors, are not material. For example, the iStar board of directors might consider material such matters as significant changes to the spin-off ratio, the assets to be contributed or the liabilities to be assumed in the spin-off. To the extent that the iStar board of directors determines that any modifications by iStar materially change the terms of the spin-off, iStar will notify iStar stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or circulating a supplement to this information statement.

DIVIDEND POLICY
We are a newly formed company that has not commenced operations, and as a result, we have not paid any dividends as of the date of this information statement. We do not expect to pay regular dividends. We intend to make distributions of available cash from time to time, primarily dependent upon our ability to sell assets and the prices at which we sell our assets. Our debt instruments limit our ability to pay dividends. See “Description of Material Indebtedness.”

CAPITALIZATION
The following table sets forth Star Holdings’ capitalization as of December 31, 2022 on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in Star Holdings’ pro forma financial information, assuming a spin-off ratio of 0.153 common shares of Star Holdings for each share of iStar common stock. The information below is not necessarily indicative of what Star Holdings’ capitalization would have been had the spin-off and related transactions been completed as of December 31, 2022. In addition, it is not indicative of Star Holdings’ future capitalization. This table should be read in conjunction with “Selected Historical Combined and Consolidated Financial Data — iStar Included Assets,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Star Holdings’ unaudited combined and consolidated financial statements and notes included elsewhere in this information statement.
	As of December 31, 2022
	Historical	Pro Forma Adjustments	Pro Forma
	(in thousands)
Cash and cash equivalents	$4,227	$53,131	$57,358
Debt
Senior Secured Term Loan	—	114,325	114,325
Margin loan	—	138,736	138,736
Total debt(1)	—	253,061	253,061
iStar Included Assets
Net Parent Investment	971,543	(971,543)	—
Common stock	—	13	13
Additional paid in capital(2)	—	613,736	613,736
Noncontrolling interests	726	3,131	3,857
Total equity	972,269	(354,663)	617,606
Total capitalization	$976,496	$(48,471)	$928,025

(1)
Represents Star Holdings’ up to $115 million secured term loan payable to iStar, net of fees and Star Holdings’ up to $140 million margin loan, net of fees, the proceeds of which will be distributed to iStar.

(2)
Net carrying value of equity distributed, net of the par value of common stock.

SELECTED HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL DATA — iSTAR INCLUDED ASSETS
In connection with the spin-off, Star Holdings will succeed to the assets owned by iStar immediately prior to the completion of the spin-off that remain from its historical non-ground lease related businesses, including real estate finance, operating properties and land and development (the “iStar Included Assets”). The following tables set forth selected historical combined and consolidated financial data of the iStar Included Assets, which was carved out from the financial information of iStar. The summary historical financial data set forth below as of and for the years ended December 31, 2022, 2021 and 2020 has been derived from the iStar Included Assets’ audited combined and consolidated financial statements, which are included elsewhere in this information statement.
	For the Years Ended December 31,
	2022	2021	2020
	(in thousands)
Revenues:
Operating lease income	$12,859	$16,824	$21,571
Interest income	12,340	29,522	56,676
Other income	37,125	36,726	28,189
Land development revenue	61,753	189,103	164,702
Total revenues	124,077	272,175	271,138
Costs and expenses:
Interest expense	42,042	51,369	62,176
Real estate expense	49,902	45,126	45,616
Land development cost of sales	63,441	171,961	177,727
Depreciation and amortization	4,910	6,487	6,095
General and administrative	10,937	46,340	40,140
Provision for (recovery of) loan losses	44,998	(8,085)	8,866
Impairment of assets	14,476	679	5,790
Other expense	494	515	271
Total costs and expenses	231,200	314,392	346,681
Gain on equity investment	—	17,642	23,916
Income from sales of real estate	25,186	26,319	263
Income (loss) from operations before earnings from equity method investments and other items	(81,937)	1,744	(51,364)
Earnings from equity method investments	45,626	83,458	5,903
Net income (loss) from operations before income taxes	(36,311)	85,202	(45,461)
Income tax benefit (expense)	—	(22,531)	17,483
Net income (loss)	(36,311)	62,671	(27,978)
Net (income) loss from operations attributable to noncontrolling interests	(37)	74	196
Net income (loss) attributable to iStar Included Assets	$(36,348)	$62,745	$(27,782)

	For the Years Ended December 31,
	2022	2021	2020
	(in thousands)
Cash Flow Data
Cash flows from operating activities	$(27,358)	$8,534	$(26,073)
Cash flows from investing activities	236,063	673,119	164,531
Cash flows from financing activities	(218,305)	(676,434)	(139,561)
	As of December 31,
	2022	2021	2020
	(in thousands)
ASSETS
Total real estate	$76,497	$92,451	$197,590
Land and development, net	232,014	286,810	430,663
Loans receivable and other lending investments, net	48,655	332,844	686,931
Loans receivable held for sale	37,650	—	—
Other investments	587,138	500,410	511,443
Total assets	1,005,371	1,256,763	1,885,763
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$33,102	$32,379	$46,094
Loan participations payable, net	—	—	42,501
Total liabilities	33,102	32,379	88,595
Equity:
Net Parent Investment	971,543	1,223,695	1,796,625
Noncontrolling interests	726	689	543
Total equity	972,269	1,224,384	1,797,168
Total liabilities and equity	$1,005,371	$1,256,763	$1,885,763
Summary of Legacy Portfolio as of December 31, 2022
	Asbury Park	Magnolia Green	Coney Island Bath Site	Other	Total
Total real estate	$72,552	$—	$—	$3,945	$76,497
Land and development, net	102,417	89,758	26,300	13,539	232,014
Loans receivable and other lending investments, net	—	—	—	48,655	48,655
Loans receivable held for sale				37,650	37,650
Other investments	—	—	—	32,405	32,405
Total portfolio	174,969	89,758	26,300	136,194	427,221
Other assets(1)	—	—	—	—	23,417
Total legacy assets	174,969	89,758	26,300	136,194	450,638
Investment in Safe at book value	—	—	—	554,733	554,733
Star Holdings total assets	$174,969	$89,758	$26,300	$690,927	$1,005,371

(1)
Other assets includes $4.2 million of cash and cash equivalents, $3.2 million of restricted cash, $2.3 million of accounts receivable and deferred operating lease income receivable and $13.7 million of other assets related to real estate properties. Star Holdings will hold at least $50.0 million of cash and cash equivalents at the time of the spin off.

UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
In connection with the spin-off, iStar Included Assets will be separated from iStar’s ground lease businesses. Upon closing of the Merger, subject to the satisfaction or waiver of the conditions to the spin-off, each iStar common stockholder will be entitled to receive 0.153 Star Holdings common shares for each share of iStar common stock held at the close of business on the spin-off record date. The following unaudited pro forma combined and consolidated financial statements use the spin-off ratio of 0.153 shares of Star Holdings for every one share of iStar common stock issued and outstanding. The applicable accounting guidance states that a presumption shall exist that a spin-off transaction will be accounted for based on its legal form, and therefore; the legal spinnor will also be considered the accounting spinnor. That presumption may be overcome. However, based on our evaluation of several qualitative and quantitative indicators in accordance with the accounting guidance, including the relative sizes of the legal spinnor and the legal spinnee (iStar and Star Holdings, respectively), their relative fair values, the external management structure of Star Holdings and Star Holdings’ business plan, we have determined that the presumption is not overcome. Accordingly, iStar will be treated as both the legal spinnor and the accounting spinnor and Star Holdings will be treated as both the legal spinnee and accounting spinnee, as this provides the most accurate depiction of the transaction to shareholders and other users of the financial statements.
The following unaudited pro forma combined and consolidated financial statements have been derived from the historical combined and consolidated financial statements of iStar Included Assets included elsewhere in this information statement. The unaudited pro forma combined and consolidated financial statements give effect to the following: (i) transaction accounting adjustments including the spin-off; and (ii) other pro forma adjustments including Star Holdings’ management agreement with iStar and Star Holdings entering into a senior secured term loan facility with iStar having a principal amount of up to $115 million (which principal amount may be increased from time to time with the approval of both parties, including prior to the spin-off) and entering into an up to $140 million margin loan with Morgan Stanley Bank, N.A., the proceeds of which will be distributed to iStar as consideration for the legacy assets contributed to Star Holdings.
The unaudited pro forma combined and consolidated balance sheet assumes the spin-off and the related transactions occurred on December 31, 2022. The unaudited pro forma combined and consolidated statements of operations presented for the year ended December 31, 2022 assumes the spin-off and the related transactions occurred on January 1, 2022. Our unaudited pro forma combined and consolidated financial statements and explanatory notes present how our financial statements may have appeared had we completed the above transactions as of the dates noted above.
The separation of the assets and liabilities related to iStar Included Assets from iStar’s ground lease businesses will be at iStar’s carryover basis, representing a combination of entities under common control that have been “carved out” from iStar’s historical consolidated financial statements. iStar historically accounted for its investment in shares of Safe common stock as an equity method investment in accordance with Accounting Standards Codification (“ASC”) 323 — Investments — Equity Method and Joint Ventures due to its ability to exercise significant influence over Safe. On a prospective basis, Star Holdings expects to account for its investment in shares of Safe common stock pursuant to ASC 321 — Investments — Equity Securities due to its lack of significant influence over Safe. As a result, except for Star Holdings’ investment in shares of Safe common stock, the future financial statements of Star Holdings will initially reflect the carryover basis from iStar.
At the time of the spin-off, iStar will contribute to Star Holdings shares of Safe common stock with an aggregate market value of at least $400 million. For purposes of the unaudited combined and consolidated balance sheet as of December 31, 2022, iStar Included Assets is assuming it receives 13,976,240 shares of Safe common stock from iStar at a price of $28.62 per share, the closing price of Safe common stock on December 31, 2022. The actual number of shares of Safe common stock Star Holdings receives from iStar will depend on the price per share of Safe common stock at the time of the spin-off. The table below presents the number of shares of Safe common stock Star Holdings will receive if the price per share of Safe common stock should increase or decrease by $5 from the price used for the combined and consolidated financial statements:
Aggregate market value of Safe common stock	$400,000,000	$400,000,000	$400,000,000
Price per share of Safe common stock	$23.62	$28.62	$33.62
Number of shares of Safe common stock received by Star Holdings	16,934,801	13,976,240	11,897,680
The following unaudited pro forma combined and consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in our unaudited pro forma combined and consolidated financial statements. The unaudited pro forma combined and consolidated financial statements are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the above transactions been completed on the dates indicated above. The unaudited pro forma combined and consolidated financial statements also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transactions described above.

Star Holdings
Unaudited Pro Forma Combined and Consolidated Balance Sheet as of December 31, 2022
(Unaudited)
($ in thousands)
	Historical iStar Included Assets	Transaction Accounting Adjustments	Other Pro Forma Adjustments	Star Holdings Pro Forma
ASSETS
Real estate
Real estate, at cost	$94,593	$—	$—	$94,593
Less: accumulated depreciation	(18,096)	—	—	(18,096)
Real estate, net	76,497	—	—	76,497
Land and development, net	232,014	—	—	232,014
Loans receivable and other lending investments, net	48,655	—	—	48,655
Loans receivable held for sale	37,650	—	—	37,650
Other investments	587,138	(154,733)(1)	—	432,405
Cash and cash equivalents	4,227	50,000(2)	3,131(6)	57,358
Accrued interest and operating lease income receivable, net	1,132	—	—	1,132
Deferred operating lease income receivable, net	1,137	—	—	1,137
Deferred expenses and other assets, net	16,921	—	—	16,921
Total assets	$1,005,371	$(104,733)	$3,131	$903,769
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$33,102	$—	$—	$33,102
Debt obligations, net	—	—	253,061(7)	253,061
Total liabilities	33,102	—	253,061	286,163
Commitments and contingencies
Equity:
Net Parent Investment	971,543	(971,543)(3)	—	—
Common Stock, $0.001 par value	—	13(4)	—	13
Additional paid-in capital	—	866,797(5)	(253,061)(8)	613,736
Noncontrolling interests	726	—	3,131(6)	3,857
Total equity	972,269	(104,733)	(249,930)	617,606
Total liabilities and equity	$1,005,371	$(104,733)	$3,131	$903,769

(1)
Following the spin-off, Star Holdings’ ownership of Safe is evaluated independently of iStar’s influence over Safe. iStar accounted for its investment in Safe as an equity method investment under ASC 323 due to its ability to exercise significant influence over Safe. Star Holdings is not expected to retain significant influence over Safe due to the voting and standstill restrictions that will be in place under the governance agreement between Star Holdings and Safe. Among other things, the governance agreement provides that until the expiration of a restrictive period, Star Holdings will be required to vote its shares of Safe common stock in accordance with the recommendations of the board of directors of Safe, including for directors nominated by Safe to its board. In addition, Star Holdings will be subject to customary standstill arrangements during the same restrictive period. See “Certain Relationships and Related Person Transactions — Agreements with Safe — Governance Agreement” for more information. Members of Star Holdings’ board of trustees will not hold seats on the Safe board of directors and Star Holdings will be prohibited by the standstill provisions of the governance agreement from seeking representation on Safe's board of directors. Safe will serve as external manager of Star Holdings. Star Holdings is expected to account for its investment in Safe as an equity investment under ASC 321, which requires that Star Holdings adjust its investment in Safe to fair value through income at each reporting period. This adjustment presents Star Holdings’ investment of at least $400.0 million, the fair value of the shares of common stock that iStar intends to contribute to iStar Holdings at the date of the spin-off.

(2)
Represents incremental cash to be received from iStar to satisfy iStar’s contribution of at least $50.0 million to Star Holdings.

(3)
Represents the elimination of Net Parent Investment in connection with the spin-off and issuances of common stock.

(4)
Represents the par value for the issuance of 13,333,000 shares, or one common share of Star Holdings, $0.001 par value, for each share of iStar stock outstanding on the date of the spin-off, after giving effect to the reverse stock-split.

(5)
Represents the net carrying value of equity distributed, net of the par value of common stock.

(6)
Represents noncontrolling interests primarily attributable to a consolidated venture that holds cash reserves for potential post-closing expenses related to the sale of iStar’s net lease portfolio of which a portion is allocable to noncontrolling interest holders. Any cash from the reserves from the venture distributed prior to the spin-off will be distributed to iStar and noncontrolling interest holders, and any remaining cash distributed following the spin-off will be distributed to Star Holdings, net of the noncontrolling interest holders.

(7)
Represents Star Holdings’ $115 million secured term loan payable to iStar, net of fees and Star Holdings’ $140 million margin loan, net of fees, the proceeds of which will be distributed to iStar.

(8)
Represents the net equity distributed to iStar.

Star Holdings
Unaudited Pro Forma Combined and Consolidated Statements of Operations
for the Year Ended December 31, 2022
($ in thousands)
	iStar Included Assets	Transaction Accounting Adjustments	Other Pro Forma Adjustments	Star Holdings Pro Forma
Revenues:
Operating lease income	$12,859	$—	$—	$12,859
Interest income	12,340	—	—	12,340
Other income	37,125	9,489(1)	—	46,614
Land development revenue	61,753	—	—	61,753
Total revenues	124,077	9,489	—	133,566
Costs and expenses:
Interest expense	42,042	—	19,957(4)	61,999
Real estate expense	49,902	—	—	49,902
Land development cost of sales	63,441	—	—	63,441
Depreciation and amortization	4,910	—	—	4,910
General and administrative	10,937	—	25,000(5)	35,937
Provision for loan losses	44,998	—	—	44,998
Impairment of assets	14,476	—	—	14,476
Other expense	494	—	—	494
Total costs and expenses	231,200	—	44,957	276,157
Income from sales of real estate	25,186	—	—	25,186
Income (loss) from operations before earnings from equity method investments and other items	(81,937)	9,489	(44,957)	(117,405)
Earnings (losses) from equity method investments	45,626	(33,261)(2)	—	12,365
Loss on equity investment	—	(700,478)(2)	—	(700,478)
Net loss from operations before income taxes	(36,311)	(724,250)	(44,957)	(805,518)
Income tax expense	—	—(3)	—(3)	—
Net loss from operations attributable to noncontrolling interests	(36,311)	(724,250)	(44,957)	(805,518)
Net loss from operations attributable to noncontrolling interests	(37)	—	—	(37)
Net loss allocable to iStar Included Assets	$(36,348)	$(724,250)	$(44,957)	$(805,555)
Earnings (loss) per share				$(65.22)
Weighted average number of common shares – basic and diluted(6)				12,350

(1)
Represents dividends Star Holdings received on its shares of Safe common stock for the year ended December 31, 2022, presented in other income pursuant to ASC 321.

(2)
Following the spin-off, Star Holdings’ ownership of Safe is evaluated independently of iStar’s influence over Safe. iStar accounted for its investment in Safe as an equity method investment under ASC 323 due to its ability to exercise significant influence. Star Holdings is not expected to retain significant influence over Safe and is expected to account for its investment in Safe as an equity investment under ASC 321, which requires that Star Holdings adjust its investment in Safe to fair value through income at each reporting period. For this purpose, Star Holdings calculated its unrealized loss on equity investment assuming ownership of an approximated weighted average number of shares of Safe common stock of 13,673,201 shares for the year ended December 31, 2022 and a price per share of Safe common stock of $79.85 as of December 31, 2021 and $28.62 as of December 31, 2022. The table below provides a sensitivity analysis of the impact of the price per share of Safe common stock at the time of the spin-off and consequently the number of shares contributed to Star Holdings and the loss on equity investment:
Price per share of Safe common stock	Weighted average number of shares outstanding	Loss on equity investment (in 000’s)
$23.62	16,567,613	$931,597
$28.62	13,673,201	$700,478
$33.62	11,639,709	$538,104

(3)
Represents the estimated tax impact from iStar Included Assets transaction accounting adjustments and other pro forma adjustments using the same effective tax rate as Historical iStar Included Assets. For the year ended December 31, 2022, sales of properties, including sales through equity method investments, produced net income under generally accepted accounting principles and for which basis differences under tax principles reduced such gains. In addition, operating expenses reduced taxable income and no cash taxes would have been payable. A full valuation allowance was recorded to reduce net deferred tax assets to their more likely than not realizable value. An effective tax rate of 0.00% was computed for the year ended December 31, 2022. The effective tax rate was computed by reconciling the federal statutory rate with the computed provision for income taxes. The differences between the statutory rate and the effective tax rate are state income taxes, net of the federal benefit (4.73%), effect of changes in state apportionment on state net operating loss deductions (2.88%), equity method for U.S. corporations (9.02%), and an increase in the valuation allowance (-37.64%). The loss on equity investment shown in transaction accounting adjustments was identified as a permanent difference resulting in no federal or state income tax benefit. The computed effective tax rate was applied to the transaction accounting adjustments and other pro forma adjustments to derive a provision for income taxes associated with Star Holdings’ pro forma amounts.

(4)
Adjustment represents $9.3 million of interest expense (including the amortization of fees) attributable to Star Holdings’ $115 million secured term loan which accrues interest at a fixed rate of 8.00% per annum and $10.7 million of interest expense (including the amortization of fees) on Star Holdings’ $140 million margin loan which accrues interest at a floating rate of 3-month SOFR plus 3.00% per annum. For this purpose, Star Holdings used a SOFR rate of 4.30%, which represented the SOFR rate as of December 31, 2022. A 0.125% change in SOFR would increase or decrease interest expense by $0.2 million.

(5)
Represents incremental costs under the management agreement between iStar and Star Holdings. Star Holdings expects that its general and administrative expense will change from historical general and administrative expense amounts allocated as a result of becoming a stand-alone publicly-traded company, including but not limited to expenses relating to legal, insurance, accounting and other compliance matters. An adjustment to general and administrative expenses has not been made in the pro forma statement of operations as such expenses are not currently factually supportable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(6)
Weighted average shares outstanding is shown after giving effect to the spin-off ratio.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following is a discussion of the historical results of operations and liquidity and capital resources of the iStar Included Assets. iStar Included Assets was not operated by iStar as a stand-alone business. You should read the following discussion and analysis in conjunction with “Selected Historical Combined and Consolidated Financial Data — iStar Included Assets,” “Unaudited Pro Forma Combined And Consolidated Financial Statements” and the financial statements beginning on page F-1 included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please refer to “Risk Factors,” beginning on page 17 and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.
The Spin-Off
On August 11, 2022, iStar announced its plans to merge with Safe to create a self-managed pure-play ground lease company. iStar is required to complete the spin-off in order to separate its non-ground lease related assets from iStar prior to the closing of the merger with Safe.
iStar will accomplish the separation by transferring to us interests in the assets that will comprise our portfolio at the time of the spin-off, at least $50.0 million in cash and the Safe Shares. We will assume all liabilities and obligations related to these assets and iStar’s operations prior to the spin-off that do not relate to its ground lease business. In consideration for these assets, we will issue common shares of Star Holdings to iStar, that iStar will distribute to its stockholders on a pro rata basis, and also distribute to iStar the net proceeds of an up to $140.0 million margin loan that we intend to enter into in connection with the spin-off. iStar will retain all of the assets and liabilities related to its ground lease business.
The spin-off is expected to occur on March 31, 2023, by way of a distribution to iStar stockholders. In the distribution, each iStar common stockholder will be entitled to receive, on a pro rata basis,         common shares of Star Holdings for each share of iStar common stock held at the close of business on the spin-off record date. iStar stockholders will not be required to make any payment to surrender or exchange their iStar common stock, or to take any other action to receive their Star Holdings common shares in the spin-off. The spin-off as described in this information statement is subject to the satisfaction or waiver of certain conditions. In addition, iStar has reserved the right, in its sole discretion, to amend, modify or abandon the spin-off or any related transaction at any time prior to the distribution date; provided that, any waiver, amendment, supplement or modification of any provisions of the separation and distribution agreement prior to the closing of the merger may only be made with the prior written consent of the Safe special committee. The completion of the spin-off is a condition to the closing of the merger of iStar and Safe. We estimate that the expenses of completing the spin-off will be approximately $1.5 million, and these expenses will be paid either directly by iStar prior to the spin-off or by us using the cash contributed to us by iStar. These expenses are comprised primarily of non-recurring business separation expenses and stand-up costs related to operating as a new public company.
iStar and Star Holdings will separate their respective liabilities as set forth in the separation and distribution agreement. In addition to the separation and distribution agreement, we and iStar will enter into the management agreement and we and Safe will enter into the governance agreement and the registration rights agreement. We have signed commitment letters for a senior secured term loan facility having a principal amount of up to $115 million (which principal amount may be increased or decreased from time to time with the approval of both parties, including prior to the spin-off) plus an additional commitment amount of up to $25.0 million at Star Holdings’ election (the proceeds of which may only be used to satisfy Star Holdings’ “soft call” obligations under the margin loan) and an up to $140.0 million margin loan facility that we expect to enter into on or about the date of completion of the spin-off. Additional information about the secured term loan and the margin loan referenced above may be found under “Description of Material Indebtedness.”

Basis of Presentation
The accompanying combined and consolidated financial statements of iStar Included Assets do not represent the financial position and results of operations of one legal entity, but rather a combination of entities under common control that have been “carved out” from iStar’s consolidated financial statements. Historically, financial statements of iStar Included Assets have not been prepared as it has not operated separately from iStar. These combined and consolidated financial statements reflect the revenues and expenses of iStar Included Assets and include certain material assets and liabilities of iStar that are specifically identifiable and generated through, or associated with, certain legacy assets of iStar’s real estate finance, operating properties and land and development business segments, which have been reflected at iStar’s historical basis given the contribution of the predecessor’s business to Star Holdings is a transaction under common control.
The preparation of these combined and consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These combined and consolidated financial statements include an allocation of general and administrative expenses and interest expense to Star Holdings from iStar consistent with the methodology used by iStar to allocate expenses to its real estate finance, operating properties and land and development business segments. General and administrative expenses that are directly attributable to the assets from the real estate finance, operating properties and land and development business segments have been allocated to Star Holdings.
In addition, certain other general and administrative expenses from iStar corporate functions, including executive oversight, treasury, finance, human resources, tax compliance and planning, internal audit, financial reporting, information technology and investor relations have been allocated to Star Holdings. These general and administrative expenses, including stock-based compensation, represent a pro rata allocation of costs from iStar’s corporate business segment based on Star Holdings’ average net assets as a percentage of iStar’s average net assets. Interest expense was allocated to Star Holdings by assigning a leverage factor to Star Holdings’ assets and allocating iStar’s corporate level debt and interest expense based on that leverage factor.
Star Holdings believes the allocation methodology for general and administrative expenses and interest expense is reasonable. Accordingly, the general and administrative expense allocation presented in our combined and consolidated statements of operations for historical periods does not necessarily reflect what our general and administrative expenses will be as a standalone public company for future reporting periods.
Critical Accounting Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and judgments in certain circumstances that affect amounts reported as assets, liabilities, revenues and expenses. We have established detailed policies and control procedures intended to ensure that valuation methods, including any judgments made as part of such methods, are well controlled, reviewed and applied consistently from period to period. We base our estimates on historical corporate and industry experience and various other assumptions that we believe to be appropriate under the circumstances. For all of these estimates, we caution that future events rarely develop exactly as forecasted, and therefore, routinely require adjustment.
During 2022, management reviewed and evaluated these critical accounting estimates and believes they are appropriate. Our significant accounting policies are described in our audited combined and consolidated financial statements for the year ended December 31, 2022. The following is a summary of accounting policies that require more significant management estimates and judgments:
Allowance for loan losses — We perform a quarterly comprehensive analysis of our loan portfolio and assign risk ratings that incorporate management’s current judgments about credit quality based on all known and relevant internal and external factors that may affect collectability. We consider, among other things, payment status, lien position, borrower or tenant financial resources and investment collateral, collateral type, project economics and geographical location as well as national and regional economic factors. This methodology results in loans being risk rated, with ratings ranging from “1” to “5” with “1” representing the lowest risk of loss and “5” representing the highest risk of loss.
Upon the adoption of ASU 2016-13 on January 1, 2020, we implemented procedures to estimate our expected loss (“Expected Loss”) on our loans (including unfunded loan commitments) and held-to-maturity debt securities based on relevant information including historical realized loss rates, current market conditions and reasonable and supportable forecasts that affect the collectability of our investments. The estimate of our Expected Loss requires significant judgment and we analyze our loan portfolio based upon our different categories of financial assets, which includes: (i) loans and held-to-maturity debt securities and (ii) construction loans.
For our loans, held-to-maturity debt securities and construction loans, we analyzed our historical realized loss experience to estimate our Expected Loss. We adjusted our Expected Loss through the use of third-party market data that provided current and future economic conditions that may impact the performance of the commercial real estate assets securing our investments.
We consider a loan to be non-performing and place it on non-accrual status at such time as: (1) interest payments become 90 days delinquent; (2) it has a maturity default; or (3) management determines it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan. Non-accrual loans are returned to accrual status when they have become contractually current and management believes all amounts contractually owed will be received. We will record a specific allowance on a non-performing loan if we determine that the collateral fair value less costs to sell is less than the carrying value of the collateral-dependent asset. The specific allowance is increased (decreased) through “Provision for (recovery of) loan losses” in our combined and consolidated statements of operations and is decreased by charge-offs. During delinquency and the foreclosure process, there are typically numerous points of negotiation with the borrower or tenant as we work toward a settlement or other alternative resolution, which can impact the potential for repayment or receipt of collateral. Our policy is to charge off a loan when we determine, based on a variety of factors, that all commercially reasonable means of recovering the loan balance have been exhausted. This may occur at different times, including when we receive cash or other assets in a pre-foreclosure sale or take control of the underlying collateral in full satisfaction of the loan upon foreclosure or deed-in-lieu, or when we have otherwise ceased significant collection efforts. We consider circumstances such as the foregoing to be indicators that the final steps in the loan collection process have occurred and that a loan is uncollectible. At this point, a loss is confirmed and the loan and related allowance will be charged off.
The provision for (recovery of) loan losses for the years ended December 31, 2022, 2021 and 2020 were $45.0 million, ($8.1) million and $8.9 million, respectively.
Impairment or disposal of long-lived assets — We periodically review real estate to be held for use and land and development assets for impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The asset’s value is impaired only if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the asset (taking into account the anticipated holding period of the asset) is less than the carrying value. Such estimate of cash flows considers factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the asset and reflected as an adjustment to the basis of the asset. Impairments of real estate and land and development assets are recorded in “Impairment of assets” in our combined and consolidated statements of operations. Estimating future cash flows and fair values is highly subjective and such estimates could differ materially from actual results.
Real estate assets to be disposed of are reported at the lower of their carrying amount or estimated fair value less costs to sell and are included in “Real estate available and held for sale” on our combined balance sheets. The difference between the estimated fair value less costs to sell and the carrying value will be recorded as an impairment charge. Impairment for real estate assets is included in “Impairment of assets”

in our combined and consolidated statements of operations. Once the asset is classified as held for sale, depreciation expense is no longer recorded.
During the year ended December 31, 2022, we recorded aggregate impairments on real estate and land and development assets of $14.5 million. During the year ended December 31, 2021, we recorded an impairment of $0.7 million in connection with the sale of residential condominiums. During the year ended December 31, 2020, we recorded an aggregate impairment of $5.8 million on a real estate asset held for sale and land and development assets.
Results of Operations for the Year Ended December 31, 2022 compared to the Year Ended December 31, 2021
	For the Year Ended December 31,
	2022	2021	$ Change
	(in thousands)
Operating lease income	$12,859	$16,824	(3,965)
Interest income	12,340	29,522	(17,182)
Other income	37,125	36,726	399
Land development revenue	61,753	189,103	(127,350)
Total revenue	124,077	272,175	(148,098)
Interest expense	42,042	51,369	(9,327)
Real estate expense	49,902	45,126	4,776
Land development cost of sales	63,441	171,961	(108,520)
Depreciation and amortization	4,910	6,487	(1,577)
General and administrative	10,937	46,340	(35,403)
Provision for (recovery of) loan losses	44,998	(8,085)	53,083
Impairment of assets	14,476	679	13,797
Other expense	494	515	(21)
Total costs and expenses	231,200	314,392	(83,192)
Gain on equity investment	—	17,642	(17,642)
Income from sales of real estate	25,186	26,319	(1,133)
Earnings from equity method investments	45,626	83,458	(37,832)
Income tax expense	—	(22,531)	22,531
Net income (loss)	$(36,311)	$62,671	(98,982)
Revenue — Operating lease income, which primarily includes income from commercial operating properties, decreased to $12.9 million in 2022 from $16.8 million in 2021. The decrease was primarily due to the sale of assets, partially offset by an increase in rent of $1.2 million at certain of our properties.
Interest income decreased to $12.3 million in 2022 from $29.5 million in 2021. The decrease in interest income was due primarily to a decrease in the average balance of our performing loans and other lending investments due to loan sales and the repayment of loans during 2022.
Other income increased to $37.1 million in 2022 from $36.7 million in 2021. Other income in 2022 and 2021 consisted primarily of income from our hotel properties, lease termination fees and other ancillary income from our land and development projects and loan portfolio. The increase in 2022 was primarily the result of increased operations at our hotel properties, which generated $22.0 million of other income in 2022 compared to $16.3 million in 2021, which was partially offset by a decrease in other ancillary income from our operating properties portfolio.

Land development revenue and cost of sales — In 2022, we sold residential lots and units and recognized land development revenue of $61.8 million which had associated cost of sales of $63.4 million. In 2021, we sold residential lots and units and recognized land development revenue of $189.1 million which had associated cost of sales of $172.0 million. The decrease in land development revenue in 2022 was due primarily to five bulk parcel sales in 2021 which contributed $96.9 million to our revenues for the period and a decrease of $30.4 million in revenues from our Naples Reserve (fully sold out in 2022), Magnolia Green and Asbury Park properties. As we execute future sales and have fewer remaining residential and development assets, we expect our land development revenue will further decline. The timing and amount of such sales cannot be predicted with certainty. See “Risk Factors — Risks Related to Our Properties and Business” for a discussion of factors that may affect our ability to sell our residential and development assets.
Costs and expenses — Interest expense represents an allocation to us from iStar. Interest expense was allocated to us by calculating our average net assets by property type as a percentage of the average net assets of iStar's segments and multiplying that percentage by the interest expense allocated to each of iStar's segments included in our financial statements (refer to Note 2 to the combined and consolidated financial statements). For the years ended December 31, 2022 and 2021, we were allocated $42.0 million and $51.4 million, respectively, of interest expense. The decrease in 2022 was due primarily to a decrease in our average net assets and a decrease in iStar’s average outstanding debt and average cost of debt as compared to 2021.
Real estate expense increased to $49.9 million in 2022 from $45.1 million in 2021. The increase was primarily due to an increase in expenses at certain of our hotel and retail operating properties that have increased operations from the prior year as the effects of COVID-19 on operations began to subside, which was partially offset by asset sales.
Depreciation and amortization was $4.9 million in 2022 and $6.5 million in 2021 and relates primarily to our operating properties portfolio. The decrease in 2022 was due primarily to a $1.3 million decrease in expense at one of our properties due to a lease termination in 2021.
General and administrative expense represents an allocation of costs, including performance-based compensation, to us from iStar. General and administrative expenses, including stock-based compensation, represents a pro rata allocation of costs from iStar's real estate finance, operating properties, land and development and corporate business segments based on our average net assets for those property types as a percentage of iStar's average net assets for those segments (refer to Note 2 to the combined and consolidated financial statements). During the years ended December 31, 2022 and 2021, we were allocated $10.9 million and $46.3 million, respectively, of general and administrative expense from iStar. The decrease in 2022 from 2021 was due primarily to a decrease in general and administrative expense at iStar resulting from a decrease in performance-based compensation.
The provision for loan losses was $45.0 million in 2022 as compared to a recovery of loan losses of $8.1 million in 2021. The provision for loan losses in 2022 resulted primarily from a $22.2 million provision on our held-to-maturity security, which was repaid in December 2022 and a $23.8 million provision on a loan prior to it being classified as held for sale. The recovery of loan losses for the year ended December 31, 2021 resulted from the reversal of Expected Loss allowances on loans that repaid in full during the year ended December 31, 2021 and from an improving macroeconomic forecast on commercial real estate markets since December 31, 2020.
During the year ended December 31, 2022, we recognized an impairment of $12.7 million on a land property and a $1.8 million impairment on an operating property. The impairments were based on the expected cash flows to be received. During the year ended December 31, 2021, we recorded an aggregate impairment of $0.7 million in connection with the sale of residential condominiums.
Other expense was $0.5 million in both 2022 and 2021.
Gain on equity investment — During the year ended December 31, 2021, we remeasured an equity investment at fair value and recognized aggregate mark-to-market gains of $17.6 million.
Income from sales of real estate — Income from sales of real estate was $25.2 million in 2022 and $26.3 million in 2021. During the year ended December 31, 2022, we recorded $25.2 million income from sales of real estate from the sale of an operating property. During the year ended December 31, 2021, we recorded $26.3 million of income from the sale of an operating property and residential condominiums.
Earnings from equity method investments — Earnings from equity method investments decreased to $45.6 million in 2022 from $83.5 million in 2021. In 2022, we recognized $33.3 million of income from our equity method investment in Safe, $11.5 million primarily from the sale of a multifamily property at one of our venturers, $5.0 million primarily from the settlement of our interest in a venture and $4.2 million of net aggregate losses from our remaining equity method investments. In 2021, we recognized $40.7 million of income from our equity method investment in Safe, including dilution gains of $22.7 million (refer to 7 to the combined and consolidated financial statements), and $42.8 million of net aggregate income from our remaining equity method investments, which included $18.6 attributable to income from one equity method investment and a gain on the sale of our interest and $17.3 million from another of our equity method investments resulting from our share of income from land sales at the venture.
Income tax expense — During the year ended December 31, 2022, we did not record a provision for income taxes. During the year ended December 31, 2021, we recorded an income tax expense of $22.5 million. The income tax expense in 2021 resulted primarily from tax at statutory rates on our net taxable income.
Results of Operations for the Year Ended December 31, 2021 compared to the Year Ended December 31, 2020
	For the Year Ended December 31,
	2021	2020	$ Change
	(in thousands)
Operating lease income	$16,824	$21,571	$(4,747)
Interest income	29,522	56,676	(27,154)
Other income	36,726	28,189	8,537
Land development revenue	189,103	164,702	24,401
Total revenue	272,175	271,138	1,037
Interest expense	51,369	62,176	(10,807)
Real estate expense	45,126	45,616	(490)
Land development cost of sales	171,961	177,727	(5,766)
Depreciation and amortization	6,487	6,095	392
General and administrative	46,340	40,140	6,200
(Recovery of) provision for loan losses	(8,085)	8,866	(16,951)
Impairment of assets	679	5,790	(5,111)
Other expense	515	271	244
Total costs and expenses	314,392	346,681	(32,289)
Gain on equity investment	17,642	23,916	(6,274)
Income from sales of real estate	26,319	263	26,056
Earnings from equity method investments	83,458	5,903	77,555
Income tax (expense) benefit	(22,531)	17,483	(40,014)
Net income (loss)	$62,671	$(27,978)	$90,649
Revenue — Operating lease income, which primarily includes income from commercial operating properties, decreased to $16.8 million in 2021 from $21.6 million in 2020. The decrease was primarily due to asset sales and a lease termination, partially offset by an increase in rent at certain of our properties.
Interest income decreased to $29.5 million in 2021 from $56.7 million in 2020. The decrease in interest income was due primarily to a decrease in the average balance of our performing loans and other lending investments, which decreased to $377 million for the year ended December 31, 2021 from $706 million in 2020.

The weighted average yield on our performing loans and other lending investments was 7.8% and 7.7% for the years ended December 31, 2021 and 2020, respectively.
Other income increased to $36.7 million in 2021 from $28.2 million in 2020. Other income in 2021 consisted primarily of income from our hotel properties, lease termination fees and other ancillary income from our land and development projects and loan portfolio. Other income in 2020 consisted primarily of income from our hotel properties, other ancillary income from our operating properties, land and development projects and loan portfolio. The increase in 2021 was primarily the result of an increase in operations at our hotel properties.
Land development revenue and cost of sales — In 2021, we sold residential lots and units and recognized land development revenue of $189.1 million which had associated cost of sales of $172.0 million. In 2020, we sold residential lots and units and recognized land development revenue of $164.7 million which had associated cost of sales of $177.7 million. The increase in 2021 was primarily due to the sale of three land properties.
Costs and expenses — Interest expense represents an allocation to us from iStar. Interest expense was allocated to us by calculating our average net assets by property type as a percentage of the average net assets iStar’s segments and multiplying that percentage by the interest expense allocated to each of iStar’s segments included in our financial statements (refer to Note 2 to the combined and consolidated financial statements). For the years ended December 31, 2021 and 2020, we were allocated and $51.4 million, $62.2 million, respectively, of interest expense. The decrease in 2021 from 2020 was due primarily to a decrease in our average net assets and a decrease in iStar’s average outstanding debt and average cost of debt.
Real estate expense decreased to $45.1 million in 2021 from $45.6 million in 2020. The decrease was primarily due to cost decreases at various land and development properties due to unit sales and asset sales partially offset by an increase in expenses at certain of our hotel operating properties that have increased operations from the prior year.
Depreciation and amortization was $6.5 million in 2021 and $6.1 million in 2020 and relates primarily to our operating properties portfolio.
General and administrative expense represents an allocation of costs, including performance-based compensation, to us from iStar. General and administrative expenses, including stock-based compensation, represents a pro rata allocation of costs from iStar’s real estate finance, operating properties, land and development and corporate business segments based on our average net assets for those property types as a percentage of iStar's average net assets for those segments (refer to Note 2 to the combined and consolidated financial statements). During the years ended December 31, 2021 and 2020, we were allocated $46.3 million and $40.1 million, respectively, of general and administrative expense from iStar. The increase in 2021 from 2020 was due primarily to an increase in general and administrative expense at iStar resulting from an increase in equity-based compensation.
The recovery of loan losses was $8.1 million in 2021 as compared to a provision for loan losses of $8.9 million in 2020. The recovery of loan losses for the year ended December 31, 2021 resulted from the reversal of Expected Loss allowances on loans that repaid in full during the year ended December 31, 2021 and from an improving macroeconomic forecast on commercial real estate markets since December 31, 2020. The provision for loan losses for the year ended December 31, 2020 included a $4.2 million provision resulting primarily from the sale of a non-performing loan and an increase of $4.7 million in the general allowance.
During the year ended December 31, 2021, we recorded an aggregate impairment of $0.7 million in connection with the sale of residential condominiums. During the year ended December 31, 2020, we recorded aggregate impairments of $5.8 million on a real estate asset held for sale and land and development assets.
Other expense increased to $0.5 million in 2021 from $0.3 million in 2020.

Gain on equity investment — During the years ended December 31, 2021 and 2020, we remeasured an equity investment at fair value and recognized aggregate mark-to-market gains of $17.6 million and $23.9 million, respectively.
Income from sales of real estate — Income from sales of real estate increased to $26.3 million in 2021 from $0.3 million in 2020. During the year ended December 31, 2021, we recorded $26.3 million of income from sales of real estate from the sale of an operating property and residential condominiums. During the year ended December 31, 2020, we recorded $0.3 million from the sale of an operating property.
Earnings from equity method investments — Earnings from equity method investments increased to $83.5 million in 2021 from $5.9 million in 2020. In 2021, we recognized $40.7 million of income from our equity method investment in Safe, including dilution gains of $22.7 million (refer to 7 to the combined and consolidated financial statements), and $42.8 million of net aggregate income from our remaining equity method investments, which included $18.6 million of income and gains from one equity method investment and $17.3 million from another of our equity method investments resulting from our share of income from land sales at the venture. In 2020, we recognized $20.1 million of income from our equity method investment in Safe, including dilution gains of $5.4 million (refer to 7 to the combined and consolidated financial statements), which was offset by $14.2 million of net aggregate losses from our remaining equity method investments.
Income tax (expense) benefit — During the years ended December 31, 2021 and 2020, we recorded an income tax (expense) benefit of ($22.5) million and $17.5 million, respectively. The income tax expense in 2021 resulted primarily from tax at statutory rates on our net taxable income. The income tax benefit in 2020 resulted from a net taxable loss for the period. Refer to Note 2 to the combined and consolidated financial statements.
Liquidity and Capital Resources
Liquidity is a measure of our ability to meet potential cash requirements, including to pay interest and repay borrowings, develop our assets and maintain our operations, make distributions to our shareholders and meet other general business needs. We are a newly formed company that has not commenced operations and, as a result, we have not paid any dividends as of the date of this information statement. We do not expect to pay regular dividends. We intend to make distributions of available cash from time to time, primarily dependent upon our ability to sell assets and the prices at which we sell our assets.
Our sources of cash will be largely dependent on asset sales, which are difficult to predict in terms of timing and amount. While we may be able to anticipate and plan for certain liquidity needs, there may be unexpected increases in uses of cash that are beyond our control and which would affect our financial position, liquidity and results of operations. Even if there are no material changes to our anticipated liquidity requirements, our sources of liquidity may be fewer than, and the funds available from such sources may be less than, anticipated or needed. Our primary sources of liquidity will generally consist of our cash on hand and proceeds from asset sales.
We expect our short-term liquidity requirements to include:
•
capital expenditures on our Asbury Park Waterfront and Magnolia Green development projects;

•
debt service on our senior secured term loan and our margin loan, and any other indebtedness including any repurchase agreements;

•
management fees and expense reimbursements payable to our manager;

•
operating expenses; and

•
distributions to shareholders if we have any excess cash on hand from asset sales.

We expect to meet our short-term liquidity requirements through any cash flows from operations, proceeds from asset sales and at least $50 million in unrestricted cash.
We expect our long-term liquidity requirements to include:
•
capital expenditures on our Asbury and Magnolia Green development projects;

•
debt service and debt maturities on our senior secured term loan and our margin loan, and any other indebtedness including any repurchase agreements;

•
management fees and expense reimbursements payable to our manager;

•
operating expenses; and

•
distributions to shareholders if we have any excess cash on hand from asset sales.

We expect to meet our long-term liquidity requirements through any cash flows from operations and proceeds from asset sales.
Upon completion of the spin-off, we expect to have at least $50 million in unrestricted cash, $400 million in shares of Safe common stock and any iStar legacy assets that were not sold prior to the spin-off. Our future cash sources will be largely dependent on proceeds from asset sales. The amount and timing of asset sales could be adversely affected by the COVID-19 pandemic or other macroeconomic factors. In addition, we are prohibited from selling our Safe common stock for a period of nine months upon the completion of the spin-off, except as may be required under the margin loan. Our primary cash uses will be capital expenditures on certain of our development projects, debt service on our senior secured term loan and margin loan and management fees and expense reimbursements to our manager (see “Our Manager and the Management Agreement — Management Agreement”).
We cannot predict with certainty the specific transactions we will undertake to generate sufficient liquidity to meet our obligations as they come due. We will adjust our plans as appropriate in response to changes in our expectations and changes in market conditions, including conditions arising from the COVID-19 pandemic. While certain economic trends have improved since the onset of the COVID-19 pandemic, the uncertain duration of the COVID-19 pandemic and other macroeconomic factors such as inflation, interest rate increases, market volatility and its effects, particularly its effects on the commercial real estate markets in which we operate, make it impossible for us to predict or to quantify the impact of these or other trends on our financial results or liquidity.
The following table outlines our cash flows provided by (used in) operating activities, cash flows provided by (used in) investing activities and cash flows provided by (used in) financing activities for the years ended December 31, 2022 and 2021 ($ in thousands):
	For the Years Ended December 31,
	2022	2021	Change
Cash flows provided by (used in) operating activities	$(27,358)	$8,534	$(35,892)
Cash flows provided by investing activities	236,063	673,119	(437,056)
Cash flows used in financing activities	(218,305)	(676,434)	458,129
The decrease in cash flows provided by operating activities during 2022 was due primarily to a decrease in the amount of interest and deferred interest on loans collected as compared to 2021. The decrease in cash flows provided by investing activities during 2022 was due primarily to a decrease in proceeds from the sale of real estate, land and development assets and other investments and a decrease in proceeds from the sales and repayments of loans receivable. The decrease in cash flows used in financing activities during 2022 was due primarily to a decrease in distributions to iStar resulting from a decrease in proceeds from asset sales.
The following table outlines our cash flows provided by (used in) operating activities, cash flows provided by (used in) investing activities and cash flows provided by (used in) financing activities for the years ended December 31, 2021 and 2020 ($ in thousands):
	For the Years Ended December 31,
	2021	2020	Change
Cash flows provided by (used in) operating activities	$8,534	$(26,073)	$34,607
Cash flows provided by investing activities	673,119	164,531	508,588
Cash flows used in financing activities	(676,434)	(139,561)	(536,873)

The increase in cash flows provided by operating activities during 2021 was due primarily to an increase in distributions of earnings from other investments in 2021 and an increase in the amount of deferred interest on loans collected. The increase in cash flows provided by investing activities during 2021 was due primarily to an increase in proceeds from the sale of real estate, land and development assets and other investments and an increase in proceeds from the sales and repayments of loans receivable. The increase in cash flows used in financing activities during 2021 was due primarily to an increase in distributions to iStar resulting from an increase in proceeds from asset sales.

BUSINESS AND PROPERTIES
Our company will succeed to the assets owned by iStar immediately prior to the completion of the spin-off that remain from its historical non-ground lease related businesses, including real estate finance, operating properties and land and development. The legacy assets included in our portfolio as of December 31, 2022 had an aggregate carrying value of approximately $426.9 million (based on carrying value at that date). We intend to focus on realizing value from the legacy portfolio primarily by maximizing cash flows from active asset management and sales of the legacy portfolio. As discussed in this information statement, our legacy portfolio will include interests in two significant residential development properties and a portfolio of commercial properties and loans that are being marketed for sale or otherwise monetized.
Our Development Portfolio
Asbury Park Waterfront
We are the managing member in Asbury Partners, LLC, which is the joint venture that owns the Asbury Park Waterfront investment. As the managing member, we generally control all decisions regarding the development of the project, as well as the business operations and assets of the joint venture, except that our partner’s approval is needed for a limited number of customary major decisions. The aggregate carrying value of the Asbury Park Waterfront investment was approximately $175.0 million as of December 31, 2022.
The joint venture owns approximately 30 acres of land and is the master developer of the Waterfront Redevelopment Area along the oceanfront in Asbury Park, New Jersey. As master developer, Asbury Partners, LLC is required to fund and install certain public infrastructure pursuant to an approved Infrastructure Component Report and Project Finance Agreement with the City of Asbury Park. Although Asbury Partners, LLC funds the initial installation, it is anticipated that the costs are reimbursed via a Payment in lieu of Taxes (“PILOT”), Special Assessment and RAB program paid for by new residents in the Waterfront Redevelopment Area. There can be no assurance that we will be able to issue bonds on this program and therefore we may not receive reimbursement for the infrastructure costs. These public improvements include utilities, street widening and repaving, replacement of storm and sanitary systems, traffic signalization, sidewalks, parks, and lighting and landscaping. The existing redevelopment agreement with the city permits up to approximately 2,500 additional units, comprised of for-sale residential homes, hotel keys and multi-family apartments to be developed in Asbury Park, subject to the local approval process for each individual project. The investment includes certain improvements that are already completed, including the following:
•
Asbury Ocean Club Surfside Resort and Residences: a 16-story mixed use project featuring 130 residential condominium units, a 54-key luxury boutique hotel, 24,000 square feet of retail space, 410 structured parking spaces and a 15,000 square foot gym and spa amenity area. The property was completed in 2019. The hotel is managed by a third party. As of the date of this information statement, 9 residential condominium units remain unsold.

•
The Asbury: a 110-key independent boutique hotel with indoor and outdoor event spaces, and a rooftop bar. The hotel was completed in 2016 and is managed by a third party.

•
Asbury Lanes: a 12,000 square foot music and entertainment venue. The venue was completed in 2018, connected to The Asbury, and is managed by a third party.

In addition to the assets that are operating and completed, the joint venture owns approximately 18 development sites which it intends to sell to third parties for residential development. As of the date of this information statement, the joint venture has three properties under contract for sale to third parties, subject to certain closing conditions. There can be no assurance, however, that these sales will be completed.
We hold a 75% interest in Asbury Partners, LLC, but a larger share in the economics of the venture due to our accrued preferred return. We are also the managing member of the venture. The distribution waterfall in the operative joint venture agreement provides that before any distributions are made to our partner, we will receive a return of our capital contribution and a preferred return. As of December 31, 2022, the aggregate amount of our capital contributions and accrued preferred return was approximately

$536.5 million, which exceeded our aggregate carrying value of $175 million. After payment of our accrued preferred return, additional amounts will be distributed to the members in accordance with specified percentages set forth in the distribution waterfall. We will make capital contributions to the joint venture as we determine to be necessary or desirable for the conduct of the venture’s business, the execution of the project and the payment of liabilities. Our partner may, but is not obligated to, fund its share of capital contributions. We may fund our partner’s share if it does not do so.
The operative joint venture agreement provides our partner with an option to cause the joint venture to sell all of its right, title and interest in all of the assets of the joint venture based on an agreed asset appraisal. We would have the right to purchase either the assets of the joint venture for the appraised value or the partner’s membership interest in the venture for the amount the partner would have received based on a liquidation of the venture had the assets been sold for the appraised value.
Prior to consummating a proposed sale of all or substantially all of the property owned by the joint venture, and subject to certain other conditions relating to the square footage comprising the property, we must first give a right-of-first-offer sale notice to our partner specifying the purchase price and the economic and other material terms of the proposed sale of the property.
Our current strategy for the Asbury Park Waterfront investment is to sell the remaining residential condominium units at Asbury Ocean Club, actively asset manage our operating assets, and strategically monetize the remaining development sites and our operating assets through sales to third party developers and operators while meeting our obligations under the redevelopment agreement with the city of Asbury Park. We anticipate it will take at least four years to execute our strategy and it could take substantially longer. These current plans are subject to change based on many factors, including those described in “Risk Factors” and we may decide to sell some or all of our interests sooner or later than currently expected.
Magnolia Green
Magnolia Green is an approximately 1,900 acre multi-generational master planned residential community that is entitled for 3,550 single and multifamily dwelling units and approximately 193 acres of land for commercial development. The community is located 19 miles southwest of Richmond, Virginia and offers distinct phases designed for people in different life stages, from first home buyers to empty nesters in single family and townhomes built by the area’s top homebuilders. The project is anchored by the Magnolia Green Golf Club, a semi-private 18-hole Nicklaus Design championship golf course with full-service clubhouse and driving range. There are also numerous community amenities, including the Aquatic Center, featuring multiple pools and a snack bar, Arbor Walk, featuring a junior Olympic competition pool, water slide and sports courts, the Tennis Center, featuring tennis and pickleball courts and a pro shop, and miles of paved trails. The aggregate carrying value of our Magnolia Green assets as of December 31, 2022 was $89.8 million.
As of December 31, 2022, 1,784 residential lots have been sold to homebuilders, approximately 93 developed lots are under contract for sale to homebuilders subject to certain closing conditions, 126 lots are under horizontal development and 93 of such lots are under contract to be sold to homebuilders subject to certain closing conditions. There are also approximately 460 planned lots not yet under development. We anticipate selling our remaining residential lots to homebuilders either upon completion of horizontal lot development or in bulk as unimproved lots over the next three years and it could take substantially longer. We anticipate selling the golf course operations to a third party upon completion of residential lot sellout. There can be no assurance, however, that these sales will be completed.
As of December 31, 2022, we have sold 4 acres of our commercial land which has been developed into a daycare facility. As of the date of this information statement, we have a 14-acre parcel of commercial land under contract to be developed as multi-family apartments, and another 100-acre parcel of commercial land zoned for senior multi-family under contract. There can be no assurance, however, that these sales will be completed. We are marketing portions of the remaining commercial land for sale, but timing for those sales remains uncertain and any sales to third party developers or owner/operators may not be completed until closer to the sellout of our residential development or later. These current plans are subject to change based on many factors, including those described in “Risk Factors,” and we may decide to sell some or all of our interests sooner or later than currently expected.

Monetizing Portfolio
As of December 31, 2022, iStar owned 12 legacy assets (that have a carrying value above zero) that it expects to monetize primarily through asset sales, loan repayments or active asset management. In addition to the development portfolio, we will own whichever of these assets iStar has not sold as of the date of the completion of the spin-off. These assets included in our portfolio as of December 31. 2022 had an aggregate carrying value of approximately $162.2 million at that date and were comprised primarily of loans, operating properties, land and other assets. Summarized information regarding these assets is set forth below.
Loans and Other Finance Assets.   The loans and other finance assets included in our monetizing portfolio as of December 31. 2022 include four assets with an aggregate carrying value of $86.3 million at that date. The assets are secured by real properties or equity interests in entities that own directly or indirectly real properties. The properties underlying the loan and other finance assets include hotels, entertainment centers and residential property types. Loans and other finance assets representing 5% or more of our total legacy portfolio or revenues as of or for the year ended December 31, 2022 are summarized below. Our general strategy is to seek to sell the loans and other finance assets, but we may hold certain loans through repayment.
Retail/Entertainment Center Loan Participation.   We own a $50 million participation in an approximately $1.2 billion first mortgage loan collateralized by a 2.8 million square feet entertainment and retail complex located in New Jersey and pledges of equity interests in two additional entertainment and retail complexes owned by the sponsor. Our participation has very limited approval rights over the administration of the loan. This asset is recorded as a non-performing loan in our financial statements. As of December 31, 2022, this asset had a carrying value of $37.7 million.
Germantown Active Adult Loan.   We are the lender under a $29.4 million first mortgage construction loan. As of December 31, 2022, $29.4 million was funded. The applicable interest rate is LIBOR+5.25% with floor rate of 7.38%. The loan matured on December 1, 2022. The loan is collateralized by a newly completed 161-unit active adult residential community on a 5.3 acre site in Germantown, Tennessee. This asset is recorded as a non-performing loan in our financial statements.
Operating Properties.   The operating properties included in our portfolio as of December 31, 2022 include two assets with an aggregate carrying value of approximately $32.1 million at that date. These assets are primarily residential active adult properties. Operating properties that represent 5% or more of our total legacy portfolio or revenues as of or for the year ended December 31, 2022 are summarized below. Our general strategy is to seek to sell the operating properties.
Naperville, IL Active Adult Joint Venture.   We hold a 95% interest in a 146-unit active adult community in a 95/5 joint venture. This asset had a carrying value of approximately $13.7 million as of December 31, 2022. The property is located Chicago’s Naperville submarket, approximately 30 miles west of Downtown Chicago in an established and affluent suburban community.
Major decisions with regard to the property are joint between us and the general partner. Either partner may trigger a sale of the property after the second year following stabilization of the property. Distributions are made no less than quarterly.
Lakewood, CO Active Adult Joint Venture.   We hold a 95% interest in a 230-unit active adult community in a 95/5 joint venture. This asset had a carrying value of approximately $18.5 million as of December 31, 2022. The property is located in Lakewood, Colorado.
Major decisions with regard to the property are joint between us and the general partner. Either partner may trigger a sale of the property after the second year following stabilization of the property. Distributions are made no less than quarterly.
Land.   The land assets included in our portfolio as of the date of this information statement include four assets with an aggregate carrying value of approximately $39.8 million as of December 31, 2022, the largest of which is a development site in Coney Island, New York, described below. Our general strategy is to seek to sell the land assets to third party developers.

Coney Island Bath Site .   The Bath Site is a 4.9-acre assemblage of land planned for residential development along the boardwalk in Coney Island, New York. Sale or development of certain parcels within the site is subject to the sale and capitalization of three multifamily affordable housing buildings, of which two have been sold and completed and the site for the third building is under contract for sale to a developer who has committed to complete such development. There can be no assurance, however, that this sale will be completed. We expect to perform limited pre-development work at the remaining development site and intend to sell the remaining development site once the sale restriction terminates.
Other.   The remainder of the monetizing assets primarily consist of two short term leases that we have subleased to third parties, which had an aggregate carrying value of $3.9 million at December 31, 2022, and a group of loans and equity interests that are recorded as having no carrying value in our financial statements. Our general strategy is to seek to sell these assets, although we may hold one or both leases until they expire. For the assets with no carrying value, we may seek to sell these assets but can give no assurance that we will recover any value from them.
Investment in Safe and Other.   In addition to the legacy portfolio, we will own shares of Safe common stock having a value of $400 million based on market trading prices at the time of the spin-off. If the $400 million of Safe common stock was calculated based on the closing price of Safe’s common stock on March 10, 2023 of $27.75, we would own approximately 14,414,414 Safe Shares which would represent an approximately 23.0% ownership interest in Safe, on a pro forma basis after giving effect to the closing of the merger. Our Safe Shares will collateralize an up to $140 million margin loan that we expect to enter into on or about the date of completion of the spin-off with a third-party commercial bank. We are prohibited from transferring our Safe Shares for nine months following the closing of the merger, except as may be required under the terms of the margin loan. After the expiration of the 9 month lockup and repayment of the margin loan, the Safe Shares would be available to us as a source of liquidity to address future capital needs subject to market conditions. We intend to operate in a manner so as to remain exempt from registration as an investment company under the Investment Company Act, and, as a result, we may invest available cash in certain real estate securities, including residential mortgage-backed securities guaranteed by Ginnie Mae. We may enter into one or more repurchase agreements with commercial lenders to finance the purchase of such securities.
The following table presents a summary of our portfolio, based on carrying values, as of December 31, 2022.
Summary of Legacy Portfolio as of December 31, 2022
	Asbury Park	Magnolia Green	Coney Island Bath Site	Other	Total
Total real estate	$72,552	$—	$—	$3,945	$76,497
Land and development, net	102,417	89,758	26,300	13,539	232,014
Loans receivable and other lending investments, net	—	—	—	48,655	48,655
Loans receivable held for sale				37,650	37,650
Other investments	—	—	—	32,405	32,405
Total portfolio	174,969	89,758	26,300	136,194	427,221
Other assets(1)	—	—	—	—	23,417
Total legacy assets	174,969	89,758	26,300	136,194	450,638
Investment in Safe at book value	—	—	—	554,733	554,733
Star Holdings total assets	$174,969	$89,758	$26,300	$690,927	$1,005,371

(1)
Other assets includes $4.2 million of cash and cash equivalents, $3.2 million of restricted cash, $2.3 million of accounts receivable and deferred operating lease income receivable and $13.7 million of other assets related to real estate properties. Star Holdings will hold at least $50.0 million of cash and cash equivalents at the time of the spin off.
Financing
In connection with the spin-off, we will enter into the margin loan in an aggregate principal amount of up to $140.0 million and a senior secured term loan having a principal amount of up to $115.0 million (which principal amount may be increased or decreased from time to time with the approval of both parties, including prior to the spin-off). For more information, see “Description of Material Indebtedness.” In addition, we may enter into one or more debt arrangements, including repurchase agreements, from time to time to finance our assets.
We intend to use leverage and expect that we may, from time to time, consider refinancing opportunities and possibly additional financing in light of current economic conditions, relative costs of debt and equity capital, the pace of sales of our properties, capital expenditures, development, redevelopment and other factors. Our governing documents do not limit the amount of debt that we may incur.
Competition
We face competition from numerous real estate and lodging companies and other owners of real properties, both private and public, in attracting guests to our hotel properties, buyers of our residential home sites and condominiums, tenants for our space available for lease and buyers of our assets. We compete with our competitors in terms of the quality of our assets, sale prices, rental rates, location, availability of alternative space and maintenance.
Employees
We will have no employees after the spin-off. Our manager will provide us with services related to our operations under the management agreement. For additional information, see “Our Manager and the Management Agreement.” In addition, we will be party to a property management agreement with a firm of consultants that will provide services for our Asbury and Magnolia Green assets.
Insurance
We, tenants or customers at our properties, will carry commercial general liability, business interruption, rental loss coverage, environmental and umbrella liability coverage on all our properties. We, tenants or customers also will carry wind, earthquake and/or flood coverage on properties in areas where we believe such coverage is warranted, in each case with limits of liability and deductibles that we deem satisfactory. Similarly, our properties will be insured against the risk of direct physical damage, on an all risk basis, in amounts we believe to be adequate. Property coverage is placed on a replacement cost basis, for costs incurred to repair or rebuild the property, including loss of rental income, law and ordinance and downzoning during the reconstruction period.
We, tenants, developers or customers at our properties, will also place sufficient coverage in the event of construction, demolition or alteration of an asset. The coverages may include but are not limited to the above mentioned coverages as well as professional indemnity, builders risk, Workers Compensation, Materials in transit or stored goods, soft cost and delay in startup coverages. These requirements may also extend to the contractor and subcontractors on any projects.
The insurance coverage on our properties contain policy specifications and insured limits that we anticipate to be customary for similar properties, business activities and markets, and we believe our properties will be adequately insured. However, we may be subject to certain types of losses that are generally uninsured losses, including, but not limited to, losses caused by riots, war or acts of God. In the opinion of our management, our properties are adequately insured given the relative risk of loss, the cost of the coverage, and industry practice.
Policies with Respect to Certain Other Activities
We expect to focus on realizing value for shareholders from the legacy portfolio primarily through asset management and asset sales. We do not expect to make material investments in newly acquired assets, except to the extent they relate to one of our development properties. Subject to the approval of our board of trustees, we have the authority to offer our common shares or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our common shares or any other securities and may engage in such activities in the future. We also may make loans to, or provide guarantees of certain obligations of, our subsidiaries. We may invest in securities of other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We may engage in the purchase and sale of investments. Our officers and trustees may change any of these policies and our investment guidelines without a vote of our shareholders. In the event that we determine to raise additional equity capital, our board of trustees has the authority, without shareholder approval (subject to certain stock exchange requirements), to issue additional common shares or preferred shares in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Decisions regarding the form and other characteristics of the financing for our investments are made by our manager, subject to the general investment guidelines adopted by our board of trustees.
Conflicts of Interest Policies
We have adopted certain policies that are designed to minimize certain potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions with iStar, Safe or other parties. We have adopted a code of business conduct and ethics, effective immediately prior to the effective time of the spin-off (the “Code of Ethics”), that will restrict certain conflicts of interest between our employees, officers and trustees and our company.
However, we cannot assure you that these policies or any provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.
Legal Proceedings
We may be involved from time to time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to commercial disputes, environmental matters and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims and administrative proceedings will not have a material adverse impact on our financial position or our results of operations. Most occurrences involving liability, claims of negligence and employees will be covered by insurance with solvent insurance carriers. For those losses not covered by insurance, we will record a liability when a loss is considered probable and the amount can be reasonably estimated.
Regulation
General
Our properties will be subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of the properties in our portfolio will have the necessary permits and approvals to operate its business. For more information, see “Risk Factors — Risks Related to Our Properties and Business.”
Environmental Matters
Under various federal, state and local laws, ordinances and regulations, current and former owners and operators of real estate are liable for the costs of removal or remediation of certain hazardous or toxic substances on such real estate. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect an owner’s ability to sell such real estate or to borrow using such real estate as collateral. In connection with our ownership and operation of our properties, we may be potentially liable for such costs. The operations of current and former customers at our properties have involved, or may have involved, the use of hazardous materials or generated hazardous wastes. The release of such hazardous materials and wastes could result in the incurrence of liabilities to remediate any resulting contamination if the responsible party is unable or unwilling to do so. In addition, some of our properties are located in urban areas, and are therefore exposed to the risk of contamination originating from third-party sources. While a property owner may not be held responsible for remediating contamination that has migrated onsite from an offsite source, the contaminant’s presence can have material adverse effects on our business, operations and the redevelopment of our properties. For more information, see “Risk Factors — Risks Related to Our Properties and Business.”
Emerging Growth Company Status
We expect to be an “emerging growth company,” as defined in the JOBS Act, and, as such, expect to be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common shares less attractive as a result. The result may be a less active trading market for our common shares and a more volatile stock price for our common shares.
In addition, the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we do not intend to take advantage of such extended transition period and may choose to “opt out” of this extended transition period, and, as a result, we will be required to comply with new or revised accounting standards. Should we choose to “opt out” of this extended transition period, our decision would be irrevocable.
If we qualify as an emerging growth company, we will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.235 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the spin-off, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

OUR MANAGER AND THE MANAGEMENT AGREEMENT
General
We are externally managed by our manager. All of our executive officers are employees of our manager or its affiliates. The executive offices of our manager are located at 1114 Avenue of the Americas, New York, New York 10036, and the telephone number of our manager’s executive offices is (212) 930-9400.
Executive Officers and Key Personnel of Our Manager
The following table sets forth certain information with respect to each of our executive officers and certain other key personnel of our manager:
Executive officer	Age	Position	Position held with iStar
Jay Sugarman	60	Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
Marcos Alvarado	41	President and Chief Investment Officer	President and Chief Investment Officer
Brett Asnas	38	Chief Financial Officer	Chief Financial Officer
Biographical Information
Set forth below is biographical information for our executive officers.
Jay Sugarman serves as Chairman and Chief Executive Officer of iStar and Safe. Mr. Sugarman has experience building two public companies from inception as founder and CEO of both iStar and Safe and brings financial, operational and real estate expertise both companies. Prior to founding iStar, Mr. Sugarman managed private investment funds on behalf of several high-net-worth families. Mr. Sugarman holds a B.A. from Princeton University (summa cum laude, Paul Volcker Award in Economics) and an M.B.A. from Harvard Business School (Baker Scholar, Loeb Fellow).
Marcos Alvarado serves as iStar’s and Safe’s President and Chief Investment Officer, having joined iStar and Safe in 2018. In those capacities, he is responsible for overseeing originations and driving growth across Safe’s diversified $6 billion investment portfolio. Mr. Alvarado was previously Head of Acquisitions & Business Operations for Cadre, a technology-enabled real estate investment platform, and a Managing Director at Starwood Capital. Prior to Starwood Capital, he served as Vice President in Lehman Brothers’ Global Capital Real Estate Group. He started his career in Morgan Stanley’s CMBS Group. Mr. Alvarado holds a B.A. from Dartmouth College.
Brett Asnas serves as iStar’s and Safe’s Chief Financial Officer, having been appointed to those roles in February 2022. He previously served as iStar’s and Safe’s Executive Vice President, Head of Capital Markets. Mr. Asnas has been responsible for overseeing corporate finance initiatives, strategy, financial planning and analysis, and execution of debt and equity capital markets activity. Mr. Asnas joined iStar in 2008 and previously held positions in the real estate private equity business at Fortress Investment Group, the real estate investment banking division at Nomura Securities, as well as structured finance advisory at Ernst & Young LLP. Mr. Asnas holds a B.S. degree in Finance from the School of Management at Binghamton University.
Management Agreement
We will enter into the management agreement with our manager, a special purpose vehicle that will serve as our investment manager and a subsidiary of iStar, concurrently with the completion of the spin-off. Pursuant to the management agreement, our manager provides our company with our management team and appropriate support personnel.
The management agreement requires our manager to manage our assets and our and our subsidiaries’ day-to-day operations subject to the supervision of our board of trustees. Our manager has only such functions and authority as we may delegate to it, which may include, without limitation, the following:
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managing, financing, retaining, selling, restructuring or disposing of our assets, in accordance with any specific parameters established by our board of trustees;

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advising on the terms of transactions entered into by Star Holdings and its subsidiaries and general corporate strategy of Star Holdings and its subsidiaries;

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representing and making recommendations to us in connection with the development, management, financing and sale of assets;

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with respect to prospective transactions, contracts, leases, sales or exchanges involving assets, conducting negotiations on our behalf with buyers, tenants, developers, construction agents, purchasers and brokers and, if applicable, their respective agents and representatives;

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advising us on, negotiating and entering into, on our behalf, credit facilities (including term loans and revolving facilities), mortgage indebtedness, repurchase agreements, warehouse lines, financing vehicles, agreements relating to borrowings under programs established by governmental agencies or programs, commercial paper programs, interest rate swap and cap agreements and other hedging instruments, and all other agreements and engagements required for us to conduct our business;

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overseeing tenants, borrowers and other counterparties;

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retaining, supervising and directing asset-level personnel and consultants;

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engaging and supervising, on our behalf and at our expense, independent contractors which provide construction consulting, real estate brokerage, hotel and property management, investment banking, mortgage brokerage, securities brokerage, other real estate and financial services, due diligence services, underwriting review services, legal and accounting services and all other services as may be required relating to our assets;

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advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to governmental programs;

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coordinating and managing operations of any co-investment interests or joint venture held by us and conducting all matters with the co-investment partners or joint ventures;

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arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our assets;

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providing executive and administrative personnel, office space and office services required in rendering services to us;

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administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our manager and our board of trustees, including, without limitation, the collection of rents and interest payments, the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

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communicating on our behalf with the holders of any of our equity or debt securities and lenders as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders and lenders;

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counseling us in connection with policy decisions to be made by our board of trustees;

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evaluating and recommending to the board of trustees’ hedging strategies and engaging in hedging activities on behalf of Star Holdings and the subsidiaries, consistent with such strategies as so modified from time to time;

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counseling us regarding tax matters and tax compliance;

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counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act and monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

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furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our manager;

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monitoring the performance of our assets and providing periodic reports with respect thereto to the board of trustees, including comparative information with respect to such operating performance and budgeted or projected operating results;

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investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending the disposition of other assets, payment of fees, costs and expenses, or payments of dividends or distributions to our shareholders and partners) and advising us as to our capital structure and capital raising;

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assisting us in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations;

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assisting us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

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assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act or by the stock exchange;

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assisting us in taking all necessary action to enable us to make required tax filings and reports;

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handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on our behalf in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of trustees;

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using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of trustees from time to time;

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advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such financing;

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serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us, including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

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performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of trustees shall reasonably request or our manager shall deem appropriate under the particular circumstances; and

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using commercially reasonable efforts to cause us to comply with all applicable laws.

Unless otherwise agreed by our board of trustees and the manager or as otherwise in connection with the ordinary course management and operation of our assets, the manager will not be responsible for assisting Star Holdings in the acquisition, purchase or origination of additional assets.
Pursuant to the management agreement, our manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of trustees in following or declining to follow its advice or recommendations. To the extent that officers of our manager also serve as our executive officers, these executive officers owe us duties under Maryland law in their capacity as our executive officers, which may include the duty to exercise reasonable care in the performance of the executive officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure. Under the management agreement, our manager, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our manager and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our manager are not liable to us, any subsidiary of ours, our board of trustees, our shareholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our manager, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our manager and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in accordance with and pursuant to the management agreement. Our manager has agreed to indemnify us, our trustees and executive officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement.
Pursuant to the terms of our management agreement, our manager is required to provide us with our management team, including a chief executive officer, a chief financial officer and a chief compliance officer, along with appropriate support personnel, to provide the management services to be provided by our manager to us. None of our manager or its affiliates will be obligated to dedicate any of its officers or employees exclusively to us. Pursuant to the terms of our management agreement, our manager may retain, for and on behalf and at our sole cost and expense, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, construction consulting firms, banks and other lenders and others as the manager deems necessary or advisable in connection with the management and operations of our business.
The management agreement may be amended or modified by agreement between us and our manager. The initial term of the management agreement will expire on the first anniversary of the date of the management agreement and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. The management agreement may be terminated without cause by not less than one hundred eighty days’ written notice to the manager upon the affirmative vote of at least two-thirds of our independent trustees, provided, however, that if the date of termination occurs prior to the fourth anniversary of the spin-off, the termination will be subject to payment of the applicable termination fee to the manager as outlined in the below section entitled “— Management Fees and Expense Reimbursements — Termination Fee.”
We may also terminate the management agreement at any time, including during the initial term, with 30 days’ prior written notice from our board of trustees for cause, which is defined as:
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our manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 60 days after written notice of such breach if our manager has taken steps to cure such breach within 30 days after the written notice);

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iStar (i) ceasing to be the direct or indirect beneficial owner of not less than a majority of (x) the combined voting power of our manager’s then outstanding equity interests or (y) our manager’s outstanding equity interests, or (ii) ceasing to hold the exclusive power to direct or control the management policies of our manager, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise;

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our manager’s fraud, misappropriation of funds or embezzlement against us;

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our manager’s bad faith, willful misconduct, gross negligence or reckless disregard of duties under the management agreement;

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the occurrence of certain events with respect to the bankruptcy or insolvency of our manager, including an order for relief in an involuntary bankruptcy case or our manager authorizing or filing a voluntary bankruptcy petition;

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our manager is convicted (including a plea of nolo contendere) of a felony; and

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the dissolution of our manager.

Our manager may generally only assign the management agreement or any of its duties thereunder with the written approval of a majority of our independent trustees. The manager may assign the management agreement without the approval of the independent trustees so long as iStar (i) is the direct or indirect beneficial owner of not less than a majority of (x) the combined voting power of the assignee’s then outstanding equity interests and (y) the assignee’s outstanding equity interests, and (ii) holds the exclusive power to direct or control the management policies of such assignee.
Our manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event. If the gross book value, determined in accordance with iStar’s historical practices, of our consolidated assets as of the end of a fiscal quarter is less than the applicable threshold amount for the relevant annual term that includes such quarter, our manager may deliver written notice of at least one hundred eighty days to us that the manager intends to terminate the management agreement, provided, however, that we may elect to accelerate the effective date of any such termination. In addition, if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us (or 60 days after written notice of such breach if we have taken steps to cure such breach within 30 days after the written notice), our manager may terminate the management agreement upon 60 days’ written notice.
Management Fees and Expense Reimbursements
We do not maintain an office or employ personnel. Instead, we rely on the facilities and resources of our manager to conduct our day-to-day operations.
We will pay our manager an annual management fee fixed at $25.0 million, $15.0 million, $10.0 million and $5.0 million in each of the first four annual terms of the agreement, and 2.0% of the gross book value of our assets thereafter, excluding the Safe Shares, as of the end of each fiscal quarter as reported in our SEC filings. The management fee is payable in cash quarterly, in arrears. If we do not have sufficient net cash proceeds on hand from sales of our assets or other available sources to pay the management fee in full by the original due date of the management fee, we will pay the maximum amount available to us by the original due date and the remaining shortfall will be carried forward and be paid within 10 days after sufficient net proceeds have been generated by subsequent asset sales to cover such shortfall in full; provided that in no event may such shortfall in respect of any fiscal quarter remain unpaid by the 12 month anniversary of the original due date.
Reimbursement of expenses
We pay all operating expenses, except those specifically required to be borne by our manager under the management agreement. The expenses required to be paid by us include, but are not limited to:
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expenses in connection with the transaction costs incident to transactions involving our assets, including, without limitation, the leasing, disposition and financing of our assets;

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costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us by providers retained by our manager;

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the compensation and expenses of our trustees and the allocable share of cost of liability insurance;

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costs associated with the establishment and maintenance of any of our credit facilities, margin loans, repurchase agreements, mortgage indebtedness or other indebtedness (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

•
expenses connected with communications to lenders and holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with lenders and holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our shares on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our shareholders and proxy materials with respect to any meeting of our shareholders;

•
costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

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expenses incurred by managers, officers, personnel and agents of our manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our manager in connection with the management, development, construction, leasing, financing, refinancing, sale or other disposition of an asset or establishment and maintenance of any of our credit facilities, margin loans, repurchase agreements, financing vehicles and borrowings under programs established by governmental agencies or any of our securities offerings;

•
costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications and materials, and settlement, clearing and custodial fees and expenses;

•
compensation and expenses of our custodian and transfer agent, if any;

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the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

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all taxes and license fees;

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all insurance costs incurred in connection with the operation of our business;

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all other costs and expenses relating to our business operations, including, without limitation, the costs and expenses of managing, owning, protecting, maintaining, developing and disposing of assets, including appraisal, reporting, audit and legal fees;

•
expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our assets separate from the office or offices of our manager;

•
expenses connected with the payments of interest, dividends or other distributions in cash or any other form authorized or caused to be made by the board of trustees to or on account of lenders or holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•
any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses incurred in connection therewith, against us or any subsidiary, or against any trustee, director or executive officer of us or of any subsidiary in his or her capacity as such for which we or any subsidiary is required to indemnify such trustee, director or executive officer by any court or governmental agency;

•
all costs and expenses relating to the development and management of our website;

•
the allocable share of expenses under a universal insurance policy covering our manager, iStar or its affiliates in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

•
the costs and expenses of consultants retained to work at our real property assets.

We will not reimburse our manager or its affiliates for the compensation paid to its personnel except for the compensation costs paid to up to two accounting personnel who will be dedicated to performing services for us, whose compensation will be subject to the reasonable approval of our independent trustees. In addition, the manager will be solely responsible for any portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the manager and its affiliates required for our operations.
Termination Fee
If we terminate the management agreement without cause prior to the fourth anniversary of the spin-off, we will pay our manager a termination fee of $50.0 million minus the aggregate amount of management fee actually paid to the manager prior to the termination date; provided, however, that if we have completed the liquidation of our assets on or before the termination date, the termination fee will consist of any portion of the annual management fee that remained unpaid for the remainder of the then current annual term plus, if the termination date occurs on or before the third anniversary of the spin-off, the amount of the management fee that would have been payable for the next succeeding annual term, or if the termination date occurs after the third anniversary of the spin-off, zero.
If the manager terminates the management agreement because the gross book value, determined in accordance with iStar’s historical practices, of our consolidated assets as of the end of a fiscal quarter is less than the applicable threshold amount for the relevant annual term that includes such quarter, we will pay our manager a termination fee of $30.0 million if the termination occurs in the first year, $15.0 million if the termination occurs in the second year and $5.0 million if the termination occurs in the third year, in each case, plus the balance of any unpaid portion of the annual management fee for the applicable year.

MANAGEMENT
Executive Officers Following the Spin-Off
Pursuant to the management agreement, our manager provides us with our executive officers. The following table sets forth the names, ages and positions of our executive officers.
Name	Age	Title
Jay Sugarman	60	Chief Executive Officer
Marcos Alvarado	41	President and Chief Investment Officer
Brett Asnas	38	Chief Financial Officer
Jay Sugarman serves as Chairman and Chief Executive Officer of iStar and Safe. Mr. Sugarman has experience building two public companies from inception as founder and CEO of both iStar and Safe and brings financial, operational and real estate expertise both companies. Prior to founding iStar, Mr. Sugarman managed private investment funds on behalf of several high-net-worth families. Mr. Sugarman holds a B.A. from Princeton University (summa cum laude, Paul Volcker Award in Economics) and an M.B.A. from Harvard Business School (Baker Scholar, Loeb Fellow).
Marcos Alvarado serves as iStar’s and Safe’s President and Chief Investment Officer, having joined iStar and Safe in 2018. In those capacities, he is responsible for overseeing originations and driving growth across Safe’s diversified $5 billion investment portfolio. Mr. Alvarado was previously Head of Acquisitions & Business Operations for Cadre, a technology-enabled real estate investment platform, and a Managing Director at Starwood Capital. Prior to Starwood Capital, he served as Vice President in Lehman Brothers’ Global Capital Real Estate Group. He started his career in Morgan Stanley’s CMBS Group. Mr. Alvarado holds a B.A. from Dartmouth College.
Brett Asnas serves as iStar’s and Safe’s Chief Financial Officer, having been appointed to those roles in February 2022. He previously served as iStar’s and Safe’s Executive Vice President, Head of Capital Markets. Mr. Asnas has been responsible for overseeing corporate finance initiatives, strategy, financial planning and analysis, and execution of debt and equity capital markets activity. Mr. Asnas joined iStar in 2008 and previously held positions in the real estate private equity business at Fortress Investment Group, the real estate investment banking division at Nomura Securities, as well as structured finance advisory at Ernst & Young LLP. Mr. Asnas holds a B.S. degree in Finance from the School of Management at Binghamton University.
Board of Trustees Following the Spin-Off
Under the Maryland Statutory Trust Act, the business and affairs of Star Holdings is managed under the direction of our board of trustees, unless our declaration of trust provides otherwise, which it does not. The declaration of trust and bylaws provide that the number of trustees may be fixed by the board of trustees from time to time. Our board of trustees consists of three members, all of whom we expect to satisfy the independence standards established by the Sarbanes-Oxley Act and the applicable rules of the SEC and the NASDAQ. Each trustee will serve until our next annual meeting and until his or her successor is duly elected and qualified or until the trustee’s earlier death, resignation or removal.
The following table sets forth information with respect to persons who serve on our board of trustees and are expected to continue to serve on the board of trustees following the completion of the spin-off. The nominees will be presented to Star Holdings’ sole shareholder, iStar, for election as of the effective time of the spin-off.
Name	Age	Title
Clifford De Souza	61	Trustee
Richard Lieb	63	Trustee
Nina Matis	75	Lead Trustee
Prior to the spin-off date, our board of trustees will begin to hold board meetings to allow the members of our board of trustees to make determinations related to the spin-off and the separation.

Set forth below is biographical information about our trustees, as well as a description of the specific skills and qualifications such trustees are expected to provide to our board of trustees.
Clifford De Souza currently serves as a director of iStar, and expects to leave iStar’s board at the time of the spin-off. Mr. De Souza was previously the Chief Executive Officer of MUFG Securities International, where he was responsible for all international securities and investment banking operations including Capital Markets, Secondary Trading, Technology and Operations. Prior to that, he was the Chief Investment Officer at Citigroup Alternative Investments, where he managed over $40 billion in private equity, real estate, structured product, and hedge fund assets, and Global Head Emerging Markets at UBS/SBC Warburg Dillon Read. He has extensive public company executive and senior leadership experience and familiarity with balance sheets, finance and accounting practices. He holds a B.A. from Cambridge University and a Ph.D. from the University of Maryland. Mr. De Souza’s skill set and experience in a broad array of industries as well as his financial expertise allow him to provide diverse and valuable perspectives to our board of trustees.
Richard Lieb is a Senior Advisor at Greenhill& Co., LLC. Mr. Lieb currently serves as a director of iStar, and expects to leave iStar’s board at the time of the spin-off. Mr. Lieb also currently serves on the boards of AvalonBay Communities, Inc. and Orion Office REIT and has prior experience serving on the boards of CBL Properties, Inc. and VEREIT, Inc. Mr. Lieb served as Chief Financial Officer of Greenhill & Co. from 2008 to 2012 and Head of Real Estate Investment Banking from 2005 to 2018. Prior to Greenhill & Co., Mr. Lieb served as Head of Real Estate Investment Banking at Goldman Sachs & Co. from 2000 to 2005. He has over 35 years of experience focusing on advisory opportunities in the real estate industry and his work has covered the full range of investment banking services for nearly all property sectors, including strategic advisories, IPOs and other securities offerings, asset purchases and sales, property financings, restructurings and M&A. Mr. Lieb holds a B.A. from Wesleyan University and an M.B.A. from Harvard Business School. Our board of trustees believes that Mr. Lieb’s extensive business and real estate industry knowledge and experience make him well-suited to serve on our board of trustees.
Nina B. Matis was the Vice Chairman, Executive Vice President and Chief Legal Officer of iStar until 2019. Ms. Matis served as iStar’s chief legal officer from 2009 to 2019, as chief investment officer from 2007 to 2018, as general counsel from 1996 to 2009 and as executive vice president from 1999 to 2017. Her core responsibilities included overseeing key corporate legal decisions and litigation strategy, helping shepherd strategic initiatives across multiple functions and helping develop succession talent. Ms. Matis previously served as a partner in the law firm of Katten Muchin Rosenman LLP, as well as serving as head of the national real estate group and on the executive and compensation committees, and was an inactive special capital partner of the firm until her withdrawal from the position during 2010. Ms. Matis previously served as a director of New Plan Excel Realty Trust, Inc. She is a director of Signature Theater Company, Thomas Cole House, a National Historic Landmark that includes the home and the studio of painter Thomas Cole, and National Partnership for Women & Families, a nonprofit, nonpartisan 501(c)(3) organization and serves on the advisory board of The Fisher Center at Bard College. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law. Ms. Matis’ legal skill set and experience in a broad array of directorships allow her to provide diverse and valuable perspectives to our board of trustees.
Trustee Independence
A majority of our board of trustees will at all times comprise trustees who are “independent” as defined by the rules of the NASDAQ and the corporate governance guidelines that will be adopted by our board of trustees, effective immediately prior to the effective time of the spin-off (the “Corporate Governance Guidelines”). The board of trustees will annually review all relationships between Star Holdings and each of the trustees and will make a final determination regarding the independence of the trustees.
Committees of the Board of Trustees
Our board of trustees has three standing committees: the Audit Committee (defined below), the Compensation Committee (defined below) and the Nominating and Governance Committee (defined below).

Audit Committee
Each of our trustees is a member of the audit committee of our board of trustees (the “Audit Committee”), with Clifford De Souza serving as chair. Each of the members of the Audit Committee is independent as defined by the rules of the NASDAQ, Section 10A(m)(3) of the Exchange Act, the rules and regulations of the SEC and the Corporate Governance Guidelines. The Audit Committee’s purposes are to provide oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent accountants’ qualifications and independence, (iv) the performance of our internal audit function and independent accountants and other responsibilities set forth in the Audit Committee charter. To that end, the Audit Committee will review (i) our financial reports and other financial information; (ii) our systems of internal control over financial reporting and disclosure controls and procedures; (iii) approval of related party transactions; and (iv) our auditing, accounting and financial reporting processes generally. Our management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal controls over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The Audit Committee will consist of no fewer than three members, each of whom will be financially literate, as interpreted by the board of trustees in its business judgment. At least one member of the Audit Committee must qualify as an “audit committee financial expert” as defined by the SEC. In addition, this committee will meet as often as it determines, but not less frequently than quarterly. Mr. De Souza has been designated as the “audit committee financial expert.”
Compensation Committee
Each of our trustees is a member of the compensation committee of our board of trustees (the “Compensation Committee”), with Nina Matis serving as chair. Each of the members of the Compensation Committee is independent as defined by the rules of the NASDAQ, the rules and regulations of the SEC and the Corporate Governance Guidelines. The Compensation Committee is responsible for administering any compensation paid by Star Holdings to executives. The Compensation Committee reviews and recommends to the board of trustees compensation of our officers, as well as employee benefit plans and programs, and is responsible for overseeing such policies, compensation, plans and programs approved by the board of trustees (or the Compensation Committee) and, where appropriate, by the shareholders.
The Compensation Committee may, in its discretion, delegate authority to act upon specific matters, within determined parameters, to a subcommittee of the Compensation Committee. In addition, the Compensation Committee will meet at least once annually, or more frequently as circumstances may dictate. The Compensation Committee will consist of no fewer than three members.
Nominating and Governance Committee
Each of our trustees is a member of the nominating and governance committee of our board of trustees (the “Nominating and Governance Committee”), with Richard Lieb serving as chair. Each of the members of the Nominating and Governance Committee is independent as defined by the rules of the NASDAQ, the rules and regulations of the SEC and the Corporate Governance Guidelines. The Nominating and Governance Committee’s responsibilities include creating and maintaining the overall corporate governance policies for Star Holdings (including the Corporate Governance Guidelines), reviewing the structure of the board of trustees, including all standing committees of the board of trustees, and identifying, screening, recruiting and presenting trustees candidates to the board of trustees. It also oversees annual self-evaluations of the board of trustees and its committees. The Nominating and Governance Committee will select and evaluate candidates for the board of trustees in accordance with the criteria set out in Star Holdings’ Corporate Governance Guidelines, which are set forth below. The Nominating and Governance Committee will then be responsible for recommending to the board of trustees a slate of trustee candidates for the approval by the board of trustees.
The Nominating and Governance Committee will consist of at least two members. In addition, this committee will meet at least once annually, or more frequently as circumstances may dictate.

Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serve, or have served during the last completed fiscal year, on the Compensation Committee or board of trustees of any other entity that has one or more executive officers serving as a member of our board of trustees or Compensation Committee.
Shareholder Recommendations for Trustees Nominees
The Star Holdings bylaws will contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of trustees. All trustees nominees, regardless of who recommended such nominee, will be evaluated by the same criteria.
Corporate Governance
Corporate Governance Profile
We have structured our corporate governance in a manner that we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:
•
our board of trustees is not staggered, with each of our trustees subject to re-election annually by majority vote;

•
all of our trustees have been determined by our board of trustees to be “independent” as defined by the rules of the NASDAQ; and

•
we have determined that one of our trustees qualifies as an “audit committee financial expert” as defined by the SEC.

Corporate Governance Guidelines
The board of trustees has adopted, effective immediately prior to the effective time of the spin-off, the Corporate Governance Guidelines to assist the board of trustees in guiding our governance. The Corporate Governance Guidelines will be re-evaluated periodically and at least annually by the Nominating and Governance Committee in light of changing circumstances in order to ensure that the Corporate Governance Guidelines continue to serve our and our shareholders’ best interests.
Communicating with the Board of Trustees
Shareholders and other parties interested in communicating directly with the lead trustee of our board of trustees or with the non-management trustees as a group may do so by writing to the lead trustee of our board of trustees, at Star Holdings, Attn: Lead Trustee of the Board, 1114 Avenue of the Americas, 39th Floor, New York, New York 10036. Correspondence so addressed will be forwarded directly to the lead trustee of our board of trustees.
Trustee Qualification Standards
The Corporate Governance Guidelines provide that the Nominating and Governance Committee is responsible for recommending to the board of trustees a slate of trustees for election at the annual meeting of Star Holdings shareholders, or one or more nominees to fill vacancies occurring between annual meetings of Star Holdings.
Star Holdings does not plan to institute a formal policy regarding diversity of membership of our board of trustees, or to otherwise require that the composition of our board of trustees include individuals from any particular background or who possess specific attributes. Accordingly, “diversity” is not initially defined in the Corporate Governance Guidelines. The Nominating and Governance Committee will continue to consider whether it would be appropriate to adopt a policy or guidelines regarding diversity on our board of trustees or to define diversity as it relates to the composition of our board of trustees.
The process that the Nominating and Governance Committee will use to identify a nominee to serve as a member of the board of trustees will depend on the specific qualifications being sought, but in any event the nomination will be based on the recommendation of the Nominating and Governance Committee and will be consistent with the Corporate Governance Guidelines. In considering potential trustee candidates, our board of trustees will consider, among other criteria, (i) degree of independence from management; (ii) judgment, accountability and integrity; (iii) diversity, age, background, skills and experience; (iv) personal qualities, high ethical standards and characteristics, accomplishments, and reputation in the business community; (v) knowledge and contacts in and familiarity with the markets in which we conduct business and in our industry or other industries relevant to our business; (vi) ability and willingness to devote sufficient time to serve on the board of trustees and committees of the board of trustees, including other board appointments; (vii) knowledge and expertise in various areas deemed appropriate by the board of trustees, including financial literacy; and (viii) fit of the individual’s skills, experience and personality with those of other trustees in maintaining an effective, collegial and responsive board of trustees.
The Nominating and Governance Committee will consider the criteria described above in the context of an assessment of the perceived needs of the board of trustees as a whole. The board of trustees as a whole should have competency in the following areas, with at least one trustee contributing knowledge, experience and skill in each area: (i) accounting and finance; (ii) business judgment; (iii) management; (iv) crisis response; (v) industry knowledge; (vi) leadership; and (vii) strategy/vision. Our board of trustees is responsible for selecting candidates for election as trustees based on the recommendation of the Nominating and Governance Committee.
Policies on Business Ethics
In connection with the spin-off, Star Holdings has adopted the Code of Business Conduct and Ethics (the “Code of Ethics”) that will require that all of its business activities be conducted in compliance with laws, regulations and ethical principles and values. All trustees, officers and asset level consultants of Star Holdings will be required to read, understand and abide by the requirements of the Code of Ethics.
The Code of Ethics will be accessible on Star Holdings’ website on the investor relations page. Any amendment to a provision of the Code of Ethics may be approved only by our board of trustees. Waivers involving any of our executive officers or trustees may be made only by our board of trustees itself, and all waivers granted to executive officers and trustees will be disclosed promptly as required by the rules and regulations of the SEC and the NASDAQ. Our compliance officer, who will be responsible for overseeing, administering and monitoring the code of conduct, will report to our Chief Executive Officer with respect to all matters relating to the Code of Ethics.
Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters
In accordance with the Sarbanes-Oxley Act, our board of trustees has adopted, effective immediately prior to the effective time of the spin-off, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.
Policy on Trustees Attendance at Annual Meetings of Shareholders
Although their attendance is not required, the members of the board of trustees are expected to attend the annual meeting of shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions
This section summarizes material agreements between us and certain related parties and agreements between us and iStar that will govern the ongoing relationships between the two companies after the spin-off. The agreements with iStar are intended to provide for an orderly transition to our status as an independent, externally managed publicly-traded company. Additional or modified agreements, arrangements and transactions, which would be negotiated at arm’s-length, may be entered into between us and iStar after the spin-off. Safe will assume these agreements in the merger. These summaries are qualified in their entirety by reference to the full text of the applicable agreements, which are filed as exhibits to the registration statement on Form 10 of which this information statement is a part and are incorporated herein by reference.
Agreements with iStar
Following the spin-off, we and iStar will operate as independent public companies. To govern certain ongoing relationships between us and iStar after the spin-off, and to provide mechanisms for an orderly transition, we and iStar intend to enter into agreements pursuant to which certain services and rights will be provided for following the spin-off, and we and iStar will indemnify each other against certain liabilities arising from our respective businesses. Safe will assume these agreements in the merger. The following is a summary of the terms of the material agreements we expect to enter into with iStar.
We and iStar will enter into the separation and distribution agreement and the management agreement. These agreements are intended to provide a framework for our relationship with iStar after the spin-off and provide for the allocation between us and iStar of iStar’s assets, liabilities and obligations attributable to periods prior to, at and after Star Holdings’ separation from iStar. We have signed a commitment letter for the senior secured term loan facility that we expect to enter into on or about the date of completion of the spin-off. The forms of the foregoing agreements have been filed as exhibits to the registration statement on Form 10 of which this information statement is a part. For more information regarding these agreements, please refer to the discussion under “The Spin-off — The Separation and Distribution Agreement” and “Our Manager and the Management Agreement” and “Description of Material Indebtedness.”
Agreements with Safe
Governance Agreement
At the time of the merger, we and Safe will enter into the governance agreement. Pursuant to the governance agreement, we and any of our directly or indirectly wholly owned subsidiaries will not be able to transfer any securities of Safe on or before the nine-month anniversary of the date of the governance agreement unless we obtain Safe’s prior written consent, not to be unreasonably withheld, or the transfer is to a bona fide financing institution in connection with a margin loan while retaining the control over the right to vote such shares in the absence of a foreclosure. The governance agreement further includes a general restriction on transfers of securities of Safe without the prior written consent of Safe to any person who is an activist or a competitor of Safe, subject to certain exceptions.
During a “restrictive period” which lasts until the earliest to occur of (i) the effective date on which Safe terminates the management agreement; or (ii) the date on which we beneficially own less than 7.5% of Safe’s outstanding common stock and Safe is no longer our external manager; or (iii) a Change of Control of Safe (as defined in the governance agreement), we and our directly or indirectly wholly owned subsidiaries are required to vote our shares of Safe common stock in accordance with the recommendations of the board of directors of Safe. We will irrevocably designate and appoint the board of directors of Safe as our sole and exclusive attorney-in-fact and proxy with full power of substitution and re-substitution to exercise the voting power of our shares of Safe in accordance with these requirements. We will also be subject to certain standstill agreements during the restrictive period, except as permitted by the governance agreement or with the prior written consent of the independent directors of the board of directors of Safe. The terms of such standstill agreements will restrict us from making certain acquisitions of Safe securities, seeking representation on Safe’s board of directors, participating in the solicitation of proxies or written consents of

Safe shareholders, and taking other actions which could seek to influence or result in a change of control of Safe or cause or require Safe to make certain public announcements.
The voting and standstill covenants will terminate if (i) Safe terminates the management agreement, (ii) the management agreement is terminated for any other reason and we beneficially owns less than 7.5% of the outstanding Safe common stock or (iii) there is a change of control of Safe as defined in the governance agreement.
Registration Rights Agreement
We will enter into a registration rights agreement with Safe at the time of the merger under which Safe will agree to (i) register our shares of Safe common stock and the other registrable securities for resale by filing and maintaining a shelf registration statement; (ii) file a registration statement covering our Safe shares and other registrable securities pursuant to the demand right and (iii) allow us to piggyback on certain other registration statements filed by Safe. We may use the registration rights to sell our shares in underwritten offerings, block trades and other methods of distribution. We will be subject to certain suspension and lockup obligations. Our registration rights will end, among other times, when we own less than 2% of Safe’s outstanding common stock and are able to sell all of our shares pursuant to Rule 144(b) without restriction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Before the spin-off, all of the outstanding common shares of Star Holdings will be owned beneficially and of record by iStar or one of its subsidiaries. Immediately following the spin-off, Star Holdings expects to have outstanding approximately 13.3  million common shares of based upon approximately 86.8 million shares of iStar common stock outstanding as of March 10, 2023, and after giving effect to the spin-off ratio.
Security Ownership of Certain Beneficial Owners
The following table reports the beneficial ownership of Star Holdings common shares by each person or group (as those terms are used in Section 13(d)(3) of the Exchange Act) that we expect to beneficially own more than 5% of the outstanding common shares of Star Holdings immediately following the completion of the spin-off based on certain filings made under Section 13 of the Exchange Act by each respective person or group, calculated as if the record date for the spin-off was March 10, 2023, and based upon the receipt of 0.153 common shares of Star Holdings for every share of iStar common stock. Unless otherwise stated in the footnotes, shares are owned directly and the person has sole voting and investment power with respect to the securities owned by such person. Unless otherwise stated, the address of each named person is c/o Star Holdings, 1114 Avenue of the Americas, 39th Floor, New York, New York 10036.
Name and Address	Number of Common Shares	Percent of Common Shares(1)
BlackRock, Inc(2)	2,472,883	18.6%
The Vanguard Group(3)	2,089,656	15.7%
NewEdge Wealth, LLC(4)	678,448	5.1%

(1)
Based on approximately 13,333,000 common shares expected to be outstanding immediately following the spin-off.

(2)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2023. The address of BlackRock, Inc. is 55 E. 52nd Street, New York, New York 10055.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 9, 2023. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Based solely on a Schedule 13G filed with the SEC on February 14, 2023. The address of NewEdge Wealth, LLC is 2200 Atlantic Street, Suite 200, Stamford, Connecticut 06902.

Security Ownership of Trustees and Officers
The following table reports the number of common shares of Star Holdings we expect to be beneficially owned by (i) each of our trustees, (ii) each of our named executive officers and (iii) all of our trustees and executive officers following the spin-off, calculated as if the record date for the spin-off was March 10, 2023 in each case, based upon the spin-off ratio of 0.153 common shares of Star Holdings for each share of iStar common stock. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise stated in the footnotes, shares are owned directly and the person has sole voting and investment power with respect to the securities owned by such person. Unless otherwise stated, the address of each named person is c/o Star Holdings, 1114 Avenue of the Americas, 39th Floor, New York, New York 10036.

Name	Number of Common Shares	Percent of Common Shares(1)
Jay Sugarman(2)	452,873	3.4%
Marcos Alvarado	11,189	*
Brett Asnas	6,570	*
Clifford De Souza	12,899	*
Richard Lieb	6,370	*
Nina Matis	16,139	*
All trustees and executive officers as a group (6 persons)	506,041	3.8%

*
Less than 1%

(1)
Based on approximately 13,333,000 common shares expected to be outstanding immediately following the spin-off.

(2)
Includes 2,349,125 common shares owned directly by Mr. Sugarman and 40,544 common shares owned indirectly through Mr. Sugarman’s spouse. Also includes 151,866 common shares owned indirectly through family trusts and 418,417 common shares owned indirectly through a foundation, as to which Mr. Sugarman disclaims beneficial ownership, except to the extent of any pecuniary interest therein.

DESCRIPTION OF MATERIAL INDEBTEDNESS
In connection with the spin-off, Star Holdings or a subsidiary of Star Holdings will enter into two separate financing arrangements: (i) a secured term loan to be provided by iStar and assumed by Safe in the merger that will be primarily secured by Star Holdings’ real estate assets, and (ii) an up to $140.0 million margin loan from Morgan Stanley Bank, N.A. (“MS Bank”) that will be secured by the shares of Safe common stock owned by Star Holdings. The proceeds of these financings will be used by iStar to redeem its outstanding unsecured senior notes. iStar has obtained commitments for both financings. The financing commitments are each subject to certain conditions, including the negotiation of definitive documentation and the satisfaction of all conditions to the spin-off and the merger.
Secured Term Loan Commitment
Safe, as a lender and an administrative agent, has committed to provide Star Holdings, as a borrower, a senior secured term loan facility in an aggregate principal amount of up to $115.0 million, which principal amount may be increased or decreased from time to time with the approval of both parties, including prior to the spin-off (the “Secured Term Loan Facility”) and an additional commitment amount of up to $25.0 million at Star Holdings’ election, the proceeds of which may only be used to satisfy Star Holdings’ “soft call” obligations under the margin loan (the “Incremental Term Loan Facility”, together with the Secured Term Loan Facility, the “Term Loan Facility”), in connection with the merger. Star Holdings will be obligated to pay a commitment fee of $550,000 on the date the term loan is entered into. The commitment of Safe is subject to the terms and conditions set forth in the commitment letter, dated December 15, 2022.
The Secured Term Loan Facility will be a secured credit facility available in a single drawing on the date of the closing of the pending merger. Borrowings under the Term Loan Facility will bear interest at a fixed rate of 8.00% per annum, which will increase to 10.00% per annum if either (i) any loans remain outstanding under the Incremental Term Loan Facility or (ii) Star Holdings elects for interest due for any two fiscal quarters to be paid in kind. The interest rate will increase to 12.00% per annum if both (i) and (ii) in the previous sentence occur. The Term Loan Facility will have a maturity of four years from the initial funding date. The Term Loan Facility will generally be secured by Star Holdings’ equity interests in its subsidiaries, subject to any restrictions under the margin loan. Within five business days after Star Holdings has delivered its unaudited quarterly financial statements, Star Holdings will apply any unrestricted cash on balance sheet in excess of the aggregate of (i) the operating reserve; and (ii) $50 million, to prepay the facility. The operating reserve will be calculated quarterly and is equal to the aggregate of projected operating expenses (excluding management fees and public company costs), projected land carry costs, projected capital expenditure and projected interest expense on the Margin Loan Facility and Term Loan Facility for the next twelve months; less the projected operating revenues for the next twelve months consistent with the operating budget approved by Safe.
The Term Loan Facility is expected to contain certain customary covenants, including affirmative covenants on reporting, maintenance of property, continued ownership of interests in Safe as well as negative covenants relating to investments, indebtedness and liens, fundamental changes, asset dispositions, repayments, distributions and affiliate transactions. Furthermore, the Term Loan Facility is expected to contain customary events of default, including payment defaults, failure to perform covenants, cross-default and cross acceleration to other indebtedness, including the Margin Loan Facility, impairment of security interests and change of control.
Margin Loan Commitment
On August 10, 2022, Star Holdings entered into the Margin Loan Commitment Letter with MS Bank, as lender, Morgan Stanley Senior Funding, Inc., as administrative agent, and Morgan Stanley & Co. LLC, as sole custodian, calculation agent and collateral agent, with respect to a margin loan facility in an aggregate principal amount of up to $140.0 million (the “Margin Loan Facility”) in connection with the merger.
Subject to entry into a definitive agreement, borrowings under the Margin Loan Facility will bear interest, at a floating rate, indexed to higher of (i) 3-month Term SOFR and (ii) zero, in each case, plus 3.00%. The spread will increase to 3.25% for the entirety of the interest period succeeding any interest period with respect to which Star Holdings has elected to pay the interest in kind. Star Holdings is required to pay MS Bank

(i) an upfront fee of 0.50% of the commitment amount, and (ii) a commitment fee of 0.75% on the commitment amount. The Margin Loan Facility will have a maturity of three years from the funding date. The Margin Loan Facility will be secured by the number of shares of Safe common stock to be determined based on $400.0 million of value on the funding date.
The Margin Loan Facility is expected to contain certain covenants, including covenants relating to maintenance of collateral coverage and negative covenants related to liens and other financings. Furthermore, the Margin Loan Facility is expected to contain customary events of default, including payment defaults, failure to perform covenants, failure to cure a shortfall in the collateral and cross-default to indebtedness of affiliates of Star Holdings secured by the same collateral, some of which are expected to be subject to cure periods. The loan is subject to mandatory prepayment upon the occurrence of certain events, including a decrease in the price of the Safe common stock below a threshold, a change of control or merger. If the closing price of Safe common stock falls below (a) prior to the funding date of the Margin Loan Facility, $14 or (b) after the funding date, the higher of (i) $14 and (ii) 45% of its official closing price on the funding date, Star Holdings must repay the outstanding margin loan amount as well as all accrued and unpaid interest, and a make whole amount, if applicable. The borrower may voluntarily prepay the loan subject to payment of a make whole amount.
iStar will pay customary fees and expenses in connection with obtaining the margin loan commitment and has agreed to indemnify the lenders if certain losses are incurred by the lenders in connection therewith. Among other termination rights, the obligations of the lender under the margin loan commitment will terminate automatically upon the earlier of the outside date under the merger agreement or December 31, 2023.

DESCRIPTION OF OUR SHARES OF BENEFICIAL INTEREST
Our declaration of trust and bylaws will be amended and restated prior to the spin-off. The following is a summary description of the material terms of our capital stock, as will be set forth in the declaration of trust and the Star Holdings bylaws, that will govern the rights of holders of our common shares following consummation of the spin-off.
The following description of certain terms of our common shares, as will be in effect upon completion of the spin-off, is a summary and is qualified in its entirety by reference to the declaration of trust and the Star Holdings bylaws, as they will be in effect upon completion of the spin-off. While the following describes the material terms of our capital stock, the description may not contain all of the information that is important to you. You are encouraged to read the full text of the declaration of trust and the Star Holdings bylaws, the forms of which are included as exhibits to the registration statement on Form 10, of which this information statement is a part, as well as the applicable provisions of the Maryland Statutory Trust Act.
General
Following the spin-off, our authorized stock will consist of 200,000,000 common shares of beneficial interest, par value $0.001 per share, and 30,000,000 preferred shares of beneficial interest, par value $0.001 per share. Our declaration of trust authorizes our board of trustees to amend our declaration of trust from time to time to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of shares of beneficial interest of any class or series that we have authority to issue without shareholder approval. Under the Maryland Statutory Trust Act, unless the declaration of trust provides otherwise, which it does not, shareholders are entitled to the same limitation of personal liability extended to stockholders under the Maryland General Corporation Law (the “MGCL”). Under the MGCL, stockholders are not generally liable for debts or obligations solely as a result of their status as stockholders.
Based on approximately 86.8 million shares of iStar common stock outstanding as of March 10, 2023, it is expected that we will have approximately 13.3  million common shares and 0 preferred shares issued and outstanding upon completion of the spin-off.
Common Shares
All of the common shares distributed to the iStar stockholders in the spin-off will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares, holders of common shares are entitled to receive distributions on such common shares out of assets legally available therefore if, as and when authorized by our board of trustees and declared by us, and the holders of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.
Except as may otherwise be specified in our declaration of trust, each outstanding common share entitles the holder thereof to one vote on all matters on which the holders of common shares are entitled to vote, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of common shares will vote together as a single class and will possess the exclusive voting power. There is no cumulative voting in the election of our trustees, which means that the shareholders entitled to cast a majority of the votes of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees. Trustees are elected by a plurality of all the votes cast in the election of trustees. Under a plurality voting standard, trustees who receive the greatest number of votes cast in their favor are elected to the board of trustees.
Holders of common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights unless our board of trustees determines that appraisal rights apply, with respect to all or any such classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Except as otherwise provided in our declaration of trust, common shares will have equal distribution, liquidation and other rights.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a share exchange unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our declaration of trust provides that these actions (other than the sale of all or substantially all of our assets, which will not require shareholder approval) may be approved by a majority of all of the votes entitled to be cast on the matter.
Power to Reclassify Our Unissued Shares of Stock
Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common shares or preferred shares into other classes or series of shares. Prior to the issuance of shares of each class or series, our board of trustees is required by our declaration of trust to set, subject to the provisions of our declaration of trust regarding restrictions on ownership and transfer of our shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, our board of trustees could authorize the issuance of common shares or preferred shares with terms and conditions that may have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders. No preferred shares are presently outstanding and we have no present plans to issue any preferred shares.
Power to Increase or Decrease Authorized Common Shares and Issue Additional Common Shares and Preferred Shares
We believe the power of our board of trustees to amend our declaration of trust from time to time to increase or decrease the number of authorized shares, to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional common shares, will be available for issuance without further action by our shareholders, unless such approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series of shares that may, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.
Listing
Our common shares have been approved for listing on the NASDAQ under the symbol “STHO”, subject only to official notice of the issuance thereof.
Transfer Agent and Registrar
We expect the transfer agent and registrar for our common shares to be Computershare.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OUR DECLARATION OF TRUST AND BYLAWS
The following is a summary of certain provisions of Maryland law applicable to us and of our declaration of trust and bylaws. For a complete description, we refer you to the Maryland Statutory Trust Act and our declaration of trust and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our declaration of trust and bylaws. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Our Board of Trustees
Our declaration of trust and bylaws provide that the number of trustees we have may be established by our board of trustees but that the number may not be less than one nor more than 15. Our declaration of trust and bylaws currently provide that, except as may be provided by the board of trustees in setting the terms of any class or series of preferred shares, any vacancy may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.
Each of our trustees is elected by our shareholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of common shares will have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares entitled to vote will be able to elect all of our trustees at any annual meeting. Trustees are elected by a plurality of all votes cast in the election of trustees.
Removal of Trustees
Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, any trustee may be removed, at any time, but only for cause, and then only by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of trustees. Cause is defined in our declaration of trust to mean, with respect to any particular trustee, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
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a classified board;

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a two-thirds vote requirement for removing a trustee;

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a requirement that the number of trustees be fixed only by vote of the trustees;

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a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of class of trustees in which the vacancy occurred; and

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a majority requirement for the calling of a special meeting of shareholders.

Our declaration of trust provides that Subtitle 8 shall apply to us. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any trustee from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of trusteeships, subject to limitations set forth in our declaration of trust and bylaws, (3) require that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and for the remainder of the full term of class of trusteeship in which such vacancy occurred, and (4) require, unless called by the chairman of our board of trustees, our president, our chief executive officer or our board of trustees, the request of shareholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of shareholders and containing the information required in our bylaws. We have not elected to create a classified board. In the future, our board of trustees may elect, without shareholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.
Shareholder Rights Plan
We do not have a shareholder rights plan and our board of trustees has adopted a policy that our board may not adopt any shareholder rights plan unless the adoption of the plan has been approved by the affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees, except that our board of trustees may adopt a shareholder rights plan without the prior approval of our shareholders if our board, in the exercise of its duties, determines that seeking prior shareholder approval would not be in our best interests under the circumstances then existing. The policy further provides that if a shareholder rights plan is adopted by our board without the prior approval of our shareholders, the shareholder rights plan will expire on the date of the first annual meeting of shareholders held after the first anniversary of the adoption of the plan, unless an extension of the plan is approved by our shareholders.
Meetings of Shareholders
Pursuant to our bylaws, a meeting of our shareholders for the election of trustees and the transaction of any business will be held annually at a date, time and place set by our board of trustees beginning in 2023. The chairman of our board of trustees, our chief executive officer, our president or our board of trustees may call a special meeting of our shareholders. Subject to the provisions of our bylaws, a special meeting of our shareholders will also be called by our secretary upon the written request of the shareholders entitled to cast a majority of all the votes entitled to be cast on any matter that may be properly considered at a meeting of shareholders and containing the information required in our bylaws.
Amendments to Our Declaration of Trust and Bylaws
Our declaration of trust generally may be amended only with the approval of our board of trustees and the affirmative vote of the shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our board of trustees, without shareholder approval, has the power under our declaration of trust to amend our declaration of trust from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued common shares or preferred shares and to classify or reclassify any unissued common shares or preferred shares into one or more classes or series of shares and set the terms of such newly classified or reclassified shares. See “Description of Our Shares of Beneficial Interest — Power to Reclassify Our Unissued Shares of Stock” and “— Power to Increase or Decrease Authorized Common Shares and Issue Additional Common Shares and Preferred Shares.”
Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
Sale of Assets and Dissolution of Our Company
Our declaration of trust provides that our board of trustees may transfer, lease, sell or dispose of all or substantially all of our assets or liquidate, dissolve or wind-up the company without having to obtain the approval of our shareholders.
Advance Notice of Trustee Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of other business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of trustees or (iii) by a shareholder who is a shareholder of record at the record date set by the board of trustees for the purpose of determining shareholders entitled to vote at the annual meeting, at the time of giving the notice required by our bylaws and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice provisions set forth in our bylaws.
With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees may be made only (i) by or at the direction of our board of trustees or (ii) provided that the meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record as of the record date for the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws.
The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our board of trustees a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of trustees, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give our board of trustees any power to disapprove shareholder nominations for the election of trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals, if proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.
Interested Trustees and Executive Officer Transactions
Our bylaws provide that Section 2-419 of the MGCL shall apply to us. Pursuant to Section 2-419 of the MGCL, a contract or other transaction between a corporation and a trustee or between a corporation and any other corporation or other entity in which any of the corporation’s trustees is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such trustee at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the trustee’s vote in favor thereof, if:
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the fact of the common directorship or interest is disclosed or known to the board of trustees or a committee of the board, and the board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum;

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the fact of the common directorship or interest is disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested trustee or corporation or other entity; or

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the contract or transaction is fair and reasonable to the corporation.

Following the completion of the spin-off, we intend to adopt a policy that requires all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our trustees or executive officers or any entity in which such trustee or executive officer is a trustee or has a material financial interest, including iStar, on the other hand, to be approved by the affirmative vote of a majority of the disinterested trustees, even if less than a quorum.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division, is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, other than actions arising under federal securities laws; (ii) any action asserting a claim of breach of any duty owed by any of our trustees or executive officers or other employees us or our shareholders; (iii) any action asserting a claim against us or any of our trustees or executive officers or other employees arising pursuant to any provision of the Maryland Statutory Trust Act or our declaration of trust or bylaws; or (iv) any action asserting a claim against us or any or any of our trustees or executive officers or other employees that is governed by the internal affairs doctrine.
Indemnification and Limitation of Trustees’ and Executive Officers’ Liability
The Maryland Statutory Trust Act provides that our declaration of trust may not limit the liability of our trustees and officers to any extent greater than permitted by the MGCL. The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our declaration of trust contains such a provision and eliminates the liability of our trustees and executive officers to the maximum extent permitted by Maryland law.
The Maryland Statutory Trust Act provides that, unless the declaration of trust provides otherwise, which ours does not, trustees shall be indemnified to the same extent as provided in the MGCL. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
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the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

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the director or officer actually received an improper personal benefit in money, property or services; or

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in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation, in which the director or officer was adjudged liable to the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
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a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
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any present or former trustee or executive officer who is made, or threatened to be made, a party to or witness in the proceeding by reason of his or her service in that capacity;

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any individual who, while a trustee or executive officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to or witness in the proceeding by reason of his or her service in that capacity; or

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any individual who served any predecessor of our company in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.
Upon completion of the spin-off, we intend to enter into indemnification agreements with each of our trustees and executive officers providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our trustees and executive officers and (ii) our executive officers who are former members, managers, stockholders, directors, limited partners, general partners, officers or controlling persons of our predecessor in their capacities as such. Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Certain Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Stockholders
The following is a general discussion of certain anticipated material U.S. federal income tax consequences of the spin-off to U.S. holders (as defined below) of iStar common stock that receive Star Holdings common shares in the spin-off. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only Star Holdings, and not any subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, or the Code of 1986, as amended from time to time, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the U.S. Internal Revenue Service, or the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with its applicable organizational documents. This discussion assumes that the spin-off will be completed in accordance with the separation and distribution agreement.
This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:
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U.S. expatriates;

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persons who mark-to-market our common stock;

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subchapter S corporations;

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U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

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financial institutions;

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insurance companies;

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broker-dealers;

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regulated investment companies, or RICs;

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trusts and estates;

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holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

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persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

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persons subject to the alternative minimum tax provisions of the Code;

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persons holding their interest through a partnership or similar pass-through entity;

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persons holding a 5% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:
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non-U.S. holders; and

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tax-exempt organizations.

This summary does not consider the effect of (a) any U.S. federal non-income tax laws, (b) any applicable state, local, or non-U.S. tax laws, or (c) the Medicare contribution tax on net investment income or the alternative minimum tax. Further, this summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of iStar common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds iStar common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds iStar common stock, and any partners in such partnership should consult their own independent tax advisors regarding the tax consequences of the spin-off to their specific circumstances.
Determining the actual tax consequences of the spin-off to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the spin-off in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.
For U.S. federal income tax purposes, the spin-off will not qualify for treatment as a tax-free distribution by iStar with respect to its stock. Accordingly, the spin-off will be treated as a taxable distribution by iStar to each U.S. holder of iStar stock in an amount equal to the fair market value on the spin-off date of the Star Holdings common shares (including fractional shares for which a U.S. holder receives cash) received by such stockholder (the “spin-off amount”).
The spin-off amount received by a U.S. holder will generally be treated as a taxable dividend to the extent of such U.S. holder’s ratable share of any current or accumulated earnings and profits of iStar (including gain recognized by iStar in connection with the separation and the spin-off). iStar will not be able to advise holders of the amount of earnings and profits of iStar until after the end of the calendar year in which the spin-off occurs. However, iStar anticipates that it may recognize a capital gain for tax purposes in connection with the spin-off, which would have the effect of increasing its earnings and profits for the year in which the spin-off occurs.
To the extent that the spin-off amount received by a U.S. holder exceeds such U.S. holder’s ratable share of iStar’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), any such excess will generally be treated as a return of capital and will not be taxable to a U.S. holder to the extent of such U.S. holder’s adjusted tax basis in its iStar common stock. Any portion of the spin-off amount that is treated as a nontaxable return of capital will reduce the adjusted tax basis of the U.S. holder’s iStar shares.
To the extent that any such excess portion of the spin-off amount received by a U.S. holder exceeds such U.S. holder’s adjusted tax basis in its iStar shares, such excess will be treated as capital gain recognized on a sale or exchange of such iStar shares. Any such gain will be long-term capital gain if the U.S. holder’s holding period for the iStar shares exceeds one year, or short-term capital gain if the U.S. holder’s shares of iStar common stock have been held for one year or less.
A U.S. holder’s tax basis in the Star Holdings common shares received in the spin-off (including any fractional shares deemed to be received) generally will equal the fair market value of those shares on the spin-off date, and a U.S. holder’s holding period for those shares will begin the day after the spin-off date. Although iStar will ascribe a value to the Star Holdings common shares it distributes in the spin-off for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to those shares, particularly if Star Holdings common shares trade at prices significantly above the value ascribed to those shares by iStar in the period following the spin-off. Such a higher valuation may cause a U.S. holder to recognize additional dividend or capital gain income or may cause a larger reduction in the tax basis of a U.S. holder’s shares of iStar common stock.
Cash in Lieu of Fractional Star Holdings Common Shares
Any cash received by a U.S. holder in lieu of a fractional Star Holdings common share should be treated as if such fractional share had been (i) received by the U.S. holder as part of the spin-off and then (ii) sold by such U.S. holder for the amount of cash received. Because the basis of the fractional share deemed received by a U.S. holder in the spin-off will equal the fair market value of such factional share on the spin-off date, a stockholder of iStar generally should not recognize additional gain or loss on the transaction described in (ii) of the preceding sentence unless the fractional share is sold at a price different from its fair market value on the spin-off date.
Backup Withholding and Information Reporting
The distribution of Star Holdings common shares and any payment of cash to a U.S. holder of iStar common stock in lieu of fractional Star Holdings common shares may be subject to information reporting and backup withholding (currently at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Similarly, a non-U.S. holder of iStar common stock could be subject to backup withholding unless the non-U.S. holder provides a certification of its foreign status on a duly executed applicable IRS Form W-8 or by otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited or refunded against a U.S. holder’s federal income tax liability, if any, provided that the required information is timely supplied to the IRS.
Taxation of Non-U.S. Holders
iStar or another applicable withholding agent may be required to withhold at the applicable rate on all or a portion of the spin-off amount payable to non-U.S. stockholders, and any such withholding would be satisfied by iStar or the other applicable withholding agent withholding and selling a portion of the Star Holdings common shares otherwise distributable to such non-U.S. stockholder.
iStar or another applicable withholding agent generally will be required to withhold 30% on the portion of the spin-off amount to non-U.S. holders that treated as a dividend for U.S. federal income tax purposes, unless an applicable tax treaty reduces or eliminates that tax. However, if such non-U.S. holder holds its investment in iStar stock in connection with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation). iStar expect to withhold U.S. income tax at the rate of 30% on the distribution of Star Holdings common shares made to a non-U.S. holder unless: (1) a lower treaty rate applies and any required form, such as an IRS Form W-8BEN, evidencing eligibility for that reduced rate has been provided by the non-U.S. holder; or (2) the non-U.S. holder has provided iStar with an IRS Form W-8ECI certifying that the distribution is effectively connected income.
Any portion of the spin-off amount that is in excess of iStar’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distribution does not exceed the adjusted basis of the U.S. holder’s iStar stock, but rather will reduce the adjusted basis of such shares. To the extent that the spin-off amount that is in excess of current and accumulated earnings and profits exceeds the adjusted basis of the non-U.S. holder’s iStar stock, such amount will give rise to tax liability if the non-U.S. holder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described above. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire spin-off amount generally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of iStar’s current and accumulated earnings and profits. All or a portion of the distribution could be designated as a capital gain dividend and could be considered attributable to the sale or other disposition of U.S. real property interests by iStar, in which case certain additional taxes could apply under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, to any non-U.S. holder that has held or has been attributed 10% or more of iStar stock during the year preceding the distribution. However, a non-U.S. holder that has held, directly and applying certain attribution rules, 10% or less of the stock of iStar generally is not expected to be subject to U.S. federal income tax under FIRPTA on the distribution of Star Holdings common shares, provided that certain applicable holding periods are satisfied.
Non-U.S. holders should speak to their own tax advisors regarding the U.S. federal income tax consequences of the receipt of Star Holdings shares.
This preceding discussion does not purport to be a complete analysis or discussion of all of the potential tax consequences of the spin-off. Determining the actual tax consequences of the spin-off to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the spin-off in your particular circumstances, including (i) the amount of gain, if any, that you could recognize in connection with the spin-off to the extent that the value of the Star Holdings common shares on the spin-off date exceeds that amount required to be treated as a taxable dividend and (ii) the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.
Taxation of Star Holdings and its Shareholders
Star Holdings will be treated as a C corporation for U.S. federal income tax purposes, and unlike iStar will not elect to qualify as a real estate investment trust. As a general matter, Star Holdings will subject to U.S. federal income tax in the same matter as other U.S. corporations at corporate rates (currently 21%), plus additional state and local taxes. Shareholders of Star Holdings generally will be subject to tax on dividends paid by Star Holdings, if any, to the extent of Star Holdings’ current and accumulated earnings and profits. As a general matter, dividends paid by Star Holdings are expected to be subject to tax in the hands of non-corporate taxable U.S. holders as “qualified dividend income” subject to a 20% U.S. federal income tax rate provided that the U.S. holder satisfies applicable holding period requirements with respect to the Star Holdings common shares, and a 21% federal income tax rate in the hands of corporate taxable U.S. shareholders. Non-U.S. holders of Star Holdings common shares generally will be subject to 30% U.S. withholding tax on dividends paid by Star Holdings, unless reduced or eliminated under the terms of an applicable tax treaty. This summary does not address state, local or non-U.S. tax considerations. This summary also does not consider tax considerations that may be relevant with respect to securities we may issue, or selling security holders may sell, such as limited voting shares, other than our common shares.
The U.S. federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Each prospective investor is advised to consult his or her tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the acquisition, ownership and sale of our common shares. This includes the U.S. federal, state, local, foreign and other tax considerations of the ownership and sale of our common shares and the potential changes in applicable tax laws.

SHARES ELIGIBLE FOR FUTURE SALE
General
Prior to the spin-off, there will be no market for our common shares. Therefore, future sales of substantial amounts of our common shares in the public market could adversely affect the prevailing market price our common shares.
Upon completion of the spin-off, we expect to have approximately 13.3  million shares of common stock and no shares of preferred stock outstanding.
The Star Holdings common shares distributed to iStar stockholders will be freely transferable, except for shares received by persons who may be deemed to be Star Holdings “affiliates” under the Securities Act. Persons who may be deemed to be affiliates of Star Holdings after the separation generally include individuals or entities that control, are controlled by or are under common control with Star Holdings and may include trustees and certain officers or principal shareholders of Star Holdings. Star Holdings affiliates will be permitted to sell their Star Holdings common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.
The Star Holdings limited voting stock will not be registered under the Securities Act and will only be transferable pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as Rule 144.
Rule 144
Any “restricted” securities under the meaning of Rule 144 of the Securities Act may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.
In general, under Rule 144 as currently in effect, if six months have elapsed since the date of acquisition of restricted shares from us or any of our affiliates, the holder of such restricted shares can sell such shares; provided that the number of shares sold by such person within any three-month period cannot exceed the greater of 1% of the total number of shares of our common equity then outstanding or the average weekly trading volume of our common equity on the stock exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form 10 with the SEC with respect to the Star Holdings common shares being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Star Holdings and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.
As a result of the spin-off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.
We plan to make available, free of charge, on Star Holdings’ website its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 of the Exchange Act and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials to the SEC.
You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

iSTAR INCLUDED ASSETS
INDEX TO FINANCIAL STATEMENTS
Page
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements:
Combined and Consolidated Balance Sheets as of December 31, 2022 and 2021	F-3
Combined and Consolidated Statements of Operations for the years ended December 31, 2022, 2021 and 2020	F-4
Combined and Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2022, 2021 and 2020	F-5
Combined and Consolidated Statements of Changes in Net Parent Investment for the years ended December 31, 2022, 2021 and 2020	F-6
Combined and Consolidated Statements of Cash Flows for the years ended December 31, 2022, 2021 and 2020	F-7
Notes to Combined and Consolidated Financial Statements	F-9
Financial Statement Schedules:
Schedule II – Valuation and Qualifying Accounts and Reserves as of December 31, 2022 with reconciliations for the years ended December 31, 2022, 2021 and 2020	F-40
Schedule III – Real Estate and Accumulated Depreciation as of December 31, 2022 with reconciliations for the years ended December 31, 2022, 2021 and 2020	F-41
Schedule IV – Mortgage Loans on Real Estate as of December 31, 2022 with reconciliations for the years ended December 31, 2022, 2021 and 2020	F-43
All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of iStar Inc.
Opinion on the Financial Statements
We have audited the accompanying combined and consolidated balance sheets of iStar Included Assets (the “Company”) as described in Note 1 to the combined and consolidated financial statements as of December 31, 2022 and 2021, the related combined and consolidated statements of operations, comprehensive income (loss), changes in net parent investment and cash flows, for each of the three years in the period ended December 31, 2022, and the related notes and the schedules listed in the Index on page F-1 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
March 13, 2023
We have served as the Company’s auditor since 2022.

iStar Included Assets
Combined and Consolidated Balance Sheets
(In thousands)(1)
	As of December 31,
	2022	2021
ASSETS
Real estate
Real estate, at cost	$94,593	$113,510
Less: accumulated depreciation	(18,096)	(21,360)
Real estate, net	76,497	92,150
Real estate available and held for sale	—	301
Total real estate	76,497	92,451
Land and development, net	232,014	286,810
Loans receivable and other lending investments, net ($925 and $4,769 of allowances as of December 31, 2022 and 2021, respectively)	48,655	332,844
Loans receivable held for sale	37,650	—
Other investments	587,138	500,410
Cash and cash equivalents	4,227	15,504
Accrued interest and operating lease income receivable, net	1,132	1,813
Deferred operating lease income receivable, net	1,137	3,159
Deferred expenses and other assets, net	16,921	23,772
Total assets	$1,005,371	$1,256,763
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$33,102	$32,379
Total liabilities	33,102	32,379
Commitments and contingencies (refer to Note 10)
Equity:
Net Parent Investment	971,543	1,223,695
Noncontrolling interests	726	689
Total equity	972,269	1,224,384
Total liabilities and equity	$1,005,371	$1,256,763

(1)
Refer to Note 2 for details on the Company’s consolidated variable interest entities (“VIEs”).

The accompanying notes are an integral part of the combined and consolidated financial statements.

iStar Included Assets
Combined and Consolidated Statements of Operations
(In thousands)
	For the Years Ended December 31,
	2022	2021	2020
Revenues:
Operating lease income	$12,859	$16,824	$21,571
Interest income	12,340	29,522	56,676
Other income(1)	37,125	36,726	28,189
Land development revenue	61,753	189,103	164,702
Total revenues	124,077	272,175	271,138
Costs and expenses:
Interest expense	42,042	51,369	62,176
Real estate expense	49,902	45,126	45,616
Land development cost of sales	63,441	171,961	177,727
Depreciation and amortization	4,910	6,487	6,095
General and administrative	10,937	46,340	40,140
Provision for (recovery of) loan losses	44,998	(8,085)	8,866
Impairment of assets	14,476	679	5,790
Other expense	494	515	271
Total costs and expenses	231,200	314,392	346,681
Gain on equity investment	—	17,642	23,916
Income from sales of real estate	25,186	26,319	263
Income (loss) from operations before earnings from equity method investments and other items	(81,937)	1,744	(51,364)
Earnings from equity method investments	45,626	83,458	5,903
Net income (loss) from operations before income taxes	(36,311)	85,202	(45,461)
Income tax benefit (expense)	—	(22,531)	17,483
Net income (loss)	(36,311)	62,671	(27,978)
Net (income) loss from operations attributable to noncontrolling interests	(37)	74	196
Net income (loss) attributable to iStar Included Assets	$(36,348)	$62,745	$(27,782)

(1)
For the years ended December 31, 2022, 2021 and 2020, includes $22.0 million, $16.3 million and $6.0 million, respectively, of revenues from hotel properties.

The accompanying notes are an integral part of the combined and consolidated financial statements.

iStar Included Assets
Combined and Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
	For the Years Ended December 31,
	2022	2021	2020
Net income (loss)	$(36,311)	$62,671	$(27,978)
Other comprehensive income (loss):
Reclassification of losses on cash flow hedges into earnings upon realization(1)	871	729	413
Reclassification of losses on available-for-sale securities	386	—	—
Unrealized gains (losses) on available-for-sale securities	(4,623)	(357)	1,838
Unrealized gains (losses) on cash flow hedges	9,802	3,239	(5,006)
Other comprehensive income (loss)	6,436	3,611	(2,755)
Comprehensive income (loss)	(29,875)	66,282	(30,733)
Comprehensive loss attributable to noncontrolling interests	(37)	74	196
Comprehensive income (loss) attributable to iStar Included Assets	$(29,912)	$66,356	$(30,537)

(1)
Reclassified to “Earnings from equity method investments” in the Company’s consolidated and combined statements of operations for the Company’ impact of designated cash flow hedges at Safe (refer to Note 7).

The accompanying notes are an integral part of the combined and consolidated financial statements.

iStar Included Assets
Combined and Consolidated Statements of Changes in Net Parent Investment
(In thousands)
	Net Parent Investment
	Equity	Accumulated Other Comprehensive Income (Loss)	Non controlling Interests	Total Equity
Balance as of December 31, 2019	$1,955,661	$(6,303)	$739	$1,950,097
Impact from adoption of new accounting standard (refer to Note 3)	(2,307)	—	—	(2,307)
Net loss	(27,782)	—	(196)	(27,978)
Change in accumulated other comprehensive income (loss)	—	(2,755)	—	(2,755)
Stock-based compensation	15,256	—	—	15,256
Net transactions with iStar Inc.	(135,145)	—	—	(135,145)
Balance as of December 31, 2020	$1,805,683	$(9,058)	$543	$1,797,168
Net income (loss)	62,745	—	(74)	62,671
Change in accumulated other comprehensive income (loss)	—	3,611	—	3,611
Stock-based compensation	23,360	—	—	23,360
Net transactions with iStar Inc.	(662,646)	—	—	(662,646)
Distributions to noncontrolling interests	—	—	(500)	(500)
Contributions from noncontrolling interests	—	—	794	794
Change in noncontrolling interests	—	—	(74)	(74)
Balance as of December 31, 2021	$1,229,142	$(5,447)	$689	$1,224,384
Net income (loss)	(36,348)	—	37	(36,311)
Change in accumulated other comprehensive income (loss)	—	6,436	—	6,436
Stock-based compensation	(11,806)	—	—	(11,806)
Net transactions with iStar Inc.	(210,434)	—	—	(210,434)
Balance as of December 31, 2022	$970,554	$989	$726	$972,269
The accompanying notes are an integral part of the combined and consolidated financial statements.

iStar Included Assets
Combined and Consolidated Statements of Cash Flows
(In thousands)
	For the Years Ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net income (loss)	$(36,311)	$62,671	$(27,978)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
(Recovery of) provision for loan losses	44,998	(8,085)	8,866
Impairment of assets	14,476	679	5,790
Depreciation and amortization	4,910	6,487	6,095
Stock-based compensation expense	(11,806)	23,360	15,256
Amortization of discounts/premiums and deferred interest on loans, net	(6,859)	(14,481)	(30,737)
Deferred interest on loans received	8,725	27,526	20,661
Earnings from equity method investments	(45,626)	(83,458)	(5,903)
Distributions from operations of other investments	26,317	29,896	9,935
Deferred operating lease income	431	(257)	(450)
Gain on equity investment	—	(17,642)	(23,916)
Income from sales of real estate	(25,186)	(26,319)	(263)
Land development revenue in excess of cost of sales	1,688	(17,142)	13,025
Other operating activities, net	(2,492)	20,404	(17,634)
Changes in assets and liabilities:
Changes in accrued interest and operating lease income receivable	491	5,222	(2,487)
Changes in deferred expenses and other assets, net	2,506	1,647	5,005
Changes in accounts payable, accrued expenses and other liabilities	(3,620)	(1,974)	(1,338)
Cash flows provided by (used in) operating activities	(27,358)	8,534	(26,073)
Cash flows from investing activities:
Originations and fundings of loans receivable, net	(6,740)	(75,250)	(119,368)
Capital expenditures on real estate assets	(676)	(677)	(2,231)
Capital expenditures on land and development assets	(21,807)	(23,929)	(40,954)
Repayments of and principal collections on loans receivable and other lending investments, net	129,109	270,393	208,240
Net proceeds from sales of loans receivable	75,921	122,609	11,000
Net proceeds from sales of real estate	39,567	127,348	5,953
Net proceeds from sales of land and development assets	59,946	182,723	161,063
Net proceeds from sales of other investments	12,819	111,429	—
Distributions from other investments	10,217	33,304	13,903
Contributions to and acquisition of interest in other investments	(81,737)	(71,183)	(76,671)
Other investing activities, net	19,444	(3,648)	3,596
Cash flows provided by investing activities	236,063	673,119	164,531
Cash flows from financing activities:
Net transactions with iStar Inc.	(218,280)	(675,934)	(139,561)
Distributions to noncontrolling interests	—	(500)	—
Other financing activities	(25)	—	—
Cash flows used in financing activities	(218,305)	(676,434)	(139,561)
Changes in cash, cash equivalents and restricted cash	(9,600)	5,219	(1,103)
Cash, cash equivalents and restricted cash at beginning of period	17,074	11,855	12,958
Cash, cash equivalents and restricted cash at end of period	$7,474	$17,074	$11,855
Supplemental disclosure of cash flow information:
Cash paid during the period for interest, net of amount capitalized	$42,042	$51,369	$62,176
The accompanying notes are an integral part of the combined and consolidated financial statements.

iStar Included Assets
Combined and Consolidated Statements of Cash Flows (continued)
(In thousands)
	For the Years Ended December 31,
	2022	2021	2020
Reconciliation of cash and cash equivalents and restricted cash presented on the consolidated statements of cash flows
Cash and cash equivalents	$4,227	$15,504	$9,427
Restricted cash included in deferred expenses and other assets, net	3,247	1,570	2,428
Total cash and cash equivalents and restricted cash	$7,474	$17,074	$11,855
Supplemental disclosure of non-cash investing and financing activity:
Increase in other investments and other assets upon contribution from iStar Inc.	$7,846	$13,288	$4,416
Fundings and (repayments) of loan receivables and loan participations, net	—	(42,501)	6,720
Accounts payable for capital expenditures on land and development and real estate assets	828	—	—
Transfer of loan receivable to loan receivable held for sale	37,650	—	—
Non-cash proceeds from sale of land and development asset	—	1,200	—
Contributions from noncontrolling interests	—	794	—
The accompanying notes are an integral part of the combined and consolidated financial statements.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
Note 1 — Business and Organization
Star Holdings (“Star Holdings”) is a Maryland statutory trust that was formed as a wholly-owned subsidiary of iStar Inc. (“iStar”). Star Holdings was formed on October 7, 2022 to receive, via a contribution from iStar, all of the assets and liabilities and any associated non-controlling interests of iStar’s non-ground lease related businesses and an allocation of shares of Safehold Inc. (“Safe”) common stock (the “iStar Included Assets”). Star Holdings has not yet been capitalized. All references to “the Company” refer to iStar Included Assets. iStar intends to execute a pro rata distribution of 100% of the common shares of the Company to iStar stockholders of record (the “spin-off”) as of the close of business on the record date of the spin-off. Each iStar common stockholder will receive one common share of Star Holdings for each share of iStar common stock they hold on the record date for the spinoff. After the completion of the spin-off, Star Holdings expects to be an independent, publicly traded company and will be externally managed by iStar pursuant to a management agreement Star Holdings intends to execute upon the spin-off. Shortly after the spin-off, Star Holdings expects that iStar will complete its previously announced merger with Safe, a publicly traded company, rebrand itself as Safe (“new Safe”) and Star Holdings will then be managed by new Safe. Star Holdings expects to focus on realizing value for shareholders primarily by generating cash flows through active asset management and sales of its existing loans, operating properties and land and development properties.
The combined and consolidated financial statements of the Company include loans and other lending investments, operating properties and land and development assets that represent the assets, liabilities and operations from the assets included in the spin-off and attributable to the Company.The Company’s primary reportable business segments are its net lease, real estate finance, operating properties and land and development (refer to Note 14).
Note 2 — Basis of Presentation and Principles of Combination and Consolidation
Basis of Presentation — The accompanying combined and consolidated financial statements of the Company represent a combination of entities under common control that have been “carved out” from iStar’s consolidated financial statements. Historically, financial statements of the Company have not been prepared as it has not operated separately from iStar. These combined and consolidated financial statements reflect the revenues and expenses of the Company and include certain assets and liabilities of iStar that are specifically identifiable and generated through, or associated with, certain assets of iStar that are attributable to the Company, which have been reflected at iStar’s historical basis given the contribution of the assets to the Company is a transaction under common control. All intercompany balances and transactions have been eliminated. The combined and consolidated financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Company operated as a standalone company during the periods presented.
The preparation of these combined and consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the combined and consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. These combined and consolidated financial statements include an allocation of general and administrative expenses and interest expense to the Company from iStar. General and administrative expenses include certain iStar corporate functions, including executive oversight, treasury, finance, human resources, tax compliance and planning, internal audit, financial reporting, information technology and investor relations. General and administrative expenses, including stock-based compensation, represent a pro rata allocation of costs from iStar’s real estate finance, operating properties, land and development and corporate business segments based on the Company’s average net assets for those segments as a percentage of iStar’s average net assets for those segments. Interest expense, net of capitalized interest, was allocated to the Company by calculating the Company’s average net assets by segment as a percentage of the average net assets in iStar’s segments and multiplying that percentage by the interest expense allocated to iStar’s segments. The Company believes the allocation

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Notes to Combined and Consolidated Financial Statements
methodology for general and administrative expenses and interest expense is reasonable. Accordingly, the general and administrative expense and interest expense allocations presented in our combined and consolidated statements of operations for historical periods does not necessarily reflect what our general and administrative expenses and interest expense will be as a standalone public company for future reporting periods. For the years ended December 31, 2022, 2021 and 2020, the Company was allocated $10.9 million, $46.3 million and $40.1 million, respectively, of general and administrative expense and $42.0 million, $51.4 million and $62.2 million, respectively, of interest expense. For the years ended December 31, 2022, 2021 and 2020, the general and administrative expense allocation includes ($11.8) million, $23.4 million and $15.3 million, respectively, of stock-based compensation (refer to Note 3).
Certain of the entities included in the Company’s financial statements did not have bank accounts for the periods presented, and certain cash transactions for the Company were transacted through bank accounts owned by iStar. The combined and consolidated statements of cash flows for the periods presented were prepared as if operating, investing and financing transactions for the Company had been transacted through its own bank accounts.
Principles of Combination and Consolidation — The combined and consolidated financial statements include on a carve-out basis the historical balance sheets and statements of operations and cash flows attributed to the Company, which represents certain assets, liabilities and operations of the historical iStar real estate finance, operating properties and land and development business segments and also includes the Company’s investment in shares of Safe common stock. The Company was allocated a number of shares of Safe common stock based on estimates driven by the total value of stock that iStar expects to contribute to the Company and the price per share of Safe common stock (refer to Note 7).
Consolidated VIEs — The Company consolidates VIEs for which it is considered the primary beneficiary. The liabilities of these VIEs are non-recourse to the Company and can only be satisfied from each VIE’s respective assets. The Company did not have any unfunded commitments related to consolidated VIEs as of December 31, 2022. The following table presents the assets and liabilities of the Company’s consolidated VIEs as of December 31, 2022 and 2021 ($ in thousands):
	As of
	December 31, 2022	December 31, 2021
ASSETS
Real estate
Real estate, at cost	$94,159	$93,477
Less: accumulated depreciation	(18,033)	(14,987)
Real estate, net	76,126	78,490
Land and development, net	128,717	176,833
Cash and cash equivalents	3,754	10,588
Deferred operating lease income receivable, net	6	3
Deferred expenses and other assets, net	6,921	5,001
Total assets	$215,524	$270,915
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$24,406	$24,744
Total liabilities	24,406	24,744
Unconsolidated VIEs — The Company has investments in VIEs where it is not the primary beneficiary, and accordingly, the VIEs have not been consolidated in the Company’s combined and consolidated financial statements. As of December 31, 2022, the Company’s maximum exposure to loss from these investments does not exceed the sum of the $32.1 million carrying value of the investments, which are classified in “Other investments” on the Company’s combined and consolidated balance sheets.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
Note 3 — Summary of Significant Accounting Policies
Significant Accounting Policies
Real estate and land and development — Real estate and land and development assets are recorded at cost less accumulated depreciation and amortization, as follows:
Capitalization and depreciation — Certain improvements and replacements are capitalized when they extend the useful life of the asset. For real estate projects, the Company begins to capitalize qualifying development and construction costs, including interest, real estate taxes, compensation and certain other carrying costs incurred which are specifically identifiable to a development project once activities necessary to get the asset ready for its intended use have commenced. If specific allocation of costs is not practicable, the Company will allocate costs based on relative fair value prior to construction or relative sales value, relative size or other methods as appropriate during construction. The Company’s policy for interest capitalization on qualifying real estate assets is to use the average amount of accumulated expenditures during the period the asset is being prepared for its intended use, which is typically when physical construction commences, and a capitalization rate which is derived from specific borrowings on the qualifying asset or the Company’s corporate borrowing rate in the absence of specific borrowings. The Company ceases capitalization on the portions substantially completed and ready for their intended use. Repairs and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method of cost recovery over the estimated useful life, which is generally 40 years for facilities, five years for furniture and equipment, the shorter of the remaining lease term or expected life for tenant improvements and the remaining useful life of the facility for facility improvements.
Purchase price allocation — The Company’s acquisition of properties are generally accounted for as an acquisition of assets. For asset acquisitions, the Company recognizes and measures identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree based on their relative fair values and acquisition-related costs are capitalized and recorded in “Real estate, net” on the Company’s combined and consolidated balance sheets.
The Company accounts for its acquisition of properties by recording the purchase price of tangible and intangible assets and liabilities acquired based on their relative fair values. The value of the tangible assets, consisting of land, buildings, building improvements and tenant improvements is determined as if these assets are vacant. Intangible assets may include the value of above-market leases and in-place leases which are each recorded at their relative fair values and included in “Deferred expenses and other assets, net” on the Company’s combined and consolidated balance sheets. Intangible liabilities may include the value of below-market leases, which are recorded at their relative fair values and included in “Accounts payable, accrued expenses and other liabilities” on the Company’s combined and consolidated balance sheets. In-place leases are amortized over the remaining non-cancelable term and the amortization expense is included in “Depreciation and amortization” in the Company’s combined and consolidated statements of operations. Above-market (or below-market) lease value is amortized as a reduction of (or increase to) operating lease income over the remaining non-cancelable term of each lease plus any renewal periods with fixed rental terms that are considered to be below-market. The Company may also engage in sale/leaseback transactions and execute leases with the occupant simultaneously with the purchase of the asset. These transactions are accounted for as asset acquisitions.
Impairments — The Company reviews real estate assets to be held for use and land and development assets, for impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The value of a long-lived asset held for use and land and development assets are impaired only if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the asset (taking into account the anticipated holding period of the asset) is less than the carrying value. Such estimate of cash flows considers factors such as expected future operating income trends, as well as the effects of demand, competition and other economic factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the

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property over the estimated fair value of the asset and reflected as an adjustment to the basis of the asset. Impairments of real estate assets and land and development assets are recorded in “Impairment of assets” in the Company’s combined and consolidated statements of operations.
Real estate available and held for sale — The Company reports real estate assets to be sold at the lower of their carrying amount or estimated fair value less costs to sell and classifies them as “Real estate available and held for sale” on the Company’s combined and consolidated balance sheets. If the estimated fair value less costs to sell is less than the carrying value, the difference will be recorded as an impairment charge. Impairment for real estate assets disposed of or classified as held for sale are included in “Impairment of assets” in the Company’s combined and consolidated statements of operations. Once a real estate asset is classified as held for sale, depreciation expense is no longer recorded.
The Company classifies its real estate assets as held for sale in the period in which all of the following conditions are met: (i) the Company commits to a plan and has the authority to sell the asset; (ii) the asset is available for sale in its current condition; (iii) the Company has initiated an active marketing plan to locate a buyer for the asset; (iv) the sale of the asset is both probable and expected to qualify for full sales recognition within a period of 12 months; (v) the asset is being actively marketed for sale at a price that is reflective of its current fair value; and (vi) the Company does not anticipate changes to its plan to sell the asset. Assets held for sale may qualify as a discontinued operation if certain conditions exist.
If circumstances arise that were previously considered unlikely and, as a result the Company decides not to sell a property previously classified as held for sale, the property is reclassified as held and used and included in “Real estate, net” on the Company’s combined and consolidated balance sheets. The Company measures and records a property that is reclassified as held and used at the lower of: (i) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used; or (ii) the estimated fair value at the date of the subsequent decision not to sell.
Dispositions — Gains or losses on the sale of real estate assets, including residential property, are recognized in accordance with Accounting Standards Codification (“ASC”) 610-20, Gains and Losses from the Derecognition of Nonfinancial Assets. The Company primarily uses specific identification and the relative sales value method to allocate costs. Gains on sales of real estate are included in “Income from sales of real estate” in the Company’s combined and consolidated statements of operations.
Loans receivable and other lending investments, net — Loans receivable and other lending investments, net includes the following investments: senior mortgages, corporate/partnership loans, subordinate mortgages, preferred equity investments and debt securities. Management considers nearly all of its loans to be held-for-investment, although certain investments may be classified as held-for-sale or available-for-sale.
Loans receivable classified as held-for-investment and debt securities classified as held-to-maturity are reported at their outstanding unpaid principal balance net of any unamortized acquisition premiums or discounts and unamortized deferred loan costs or fees. These loans and debt securities could also include accrued and paid-in-kind interest and accrued exit fees that the Company determines are probable of being collected. Debt securities classified as available-for-sale are reported at fair value with unrealized gains and losses recorded in “Accumulated other comprehensive income (loss)” on the Company’s combined and consolidated balance sheets. Realized gains on the sale of available-for-sale securities are recorded in “Other income” in the Company’s consolidated statements of operations.
Loans receivable and other lending investments designated for sale are classified as held-for-sale and are carried at lower of amortized cost or estimated fair value. The amount by which carrying value exceeds fair value is recorded as a valuation allowance. Subsequent changes in the valuation allowance are included in the determination of net income (loss) in the period in which the change occurs.
The Company may acquire properties through foreclosure or by deed-in-lieu of foreclosure in full or partial satisfaction of non-performing loans. Based on the Company’s strategic plan to realize the maximum

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Notes to Combined and Consolidated Financial Statements
value from the collateral received, property is classified as “Land and development, net,” “Real estate, net” or “Real estate available and held for sale” at its estimated fair value when title to the property is obtained. Any excess of the carrying value of the loan over the estimated fair value of the property (less costs to sell for assets held for sale) is charged-off against the allowance for loan losses as of the date of foreclosure.
Equity investments — Equity interests are accounted for pursuant to the equity method of accounting if the Company can significantly influence the operating and financial policies of an investee. The Company’s periodic share of earnings and losses in equity method investees is included in “Earnings from equity method investments” in the combined and consolidated statements of operations. Equity method investments are included in “Other investments” on the Company’s combined and consolidated balance sheets. The Company also has equity interests that are not accounted for pursuant to the equity method of accounting. These equity interests are carried at cost, plus or minus any changes in value identified through observable comparable price changes in transactions in identical or similar investments of the same entity. The changes in fair value for these investments are included in “Gain on equity investment” in the combined and consolidated statements of operations.
The Company periodically reviews equity method investments for impairment in value whenever events or changes in circumstances indicate that the carrying amount of such investments may not be recoverable. The Company will record an impairment charge to the extent that the estimated fair value of an investment is less than its carrying value and the Company determines the impairment is other-than-temporary. Impairment charges are recorded in “Earnings from equity method investments” in the Company’s combined and consolidated statements of operations.
Cash and cash equivalents — Cash and cash equivalents include cash held in bank accounts. Certain of the entities included in the Company’s financial statements did not have bank accounts for the periods presented, and certain cash transactions for the Company were transacted through bank accounts owned by iStar. Cash and cash equivalents presented on the Companies combined and consolidated balance sheets represents cash held in bank accounts directly attributable to the iStar Included Assets.
Restricted cash — Restricted cash represents amounts required to be maintained under certain of the Company’s loans, real estate and land and development properties. Restricted cash is included in “Deferred expenses and other assets, net” on the Company’s combined and consolidated balance sheets.
Variable interest entities — The Company evaluates its investments and other contractual arrangements to determine if they constitute variable interests in a VIE. A VIE is an entity where a controlling financial interest is achieved through means other than voting rights. A VIE is consolidated by the primary beneficiary, which is the party that has the power to direct matters that most significantly impact the activities of the VIE and has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. This overall consolidation assessment includes a review of, among other factors, which interests create or absorb variability, contractual terms, the key decision making powers, their impact on the VIE’s economic performance, and related party relationships. Where qualitative assessment is not conclusive, the Company performs a quantitative analysis. The Company reassesses its evaluation of the primary beneficiary of a VIE on an ongoing basis and assesses its evaluation of an entity as a VIE upon certain reconsideration events.
Deferred expenses and other assets / Accounts payable, accrued expenses and other liabilities — Deferred expenses and other assets include right-of-use operating lease assets, prepaid expenses, certain non-tenant receivables and leasing costs. Leasing costs that include brokerage, legal and other costs are amortized over the life of the respective leases and presented as an operating activity in the Company’s combined and consolidated statements of cash flows. Accounts payable, accrued expenses and other liabilities primarily includes unearned revenue and accrued expenses.
The Company, as lessee, records right-of-use operating lease assets in “Deferred expenses and other assets” and operating lease liabilities in “Accounts payable, accrued expenses and other liabilities,” both initially measured at the present value of the fixed and determinable lease payments. Some of the Company’s

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Notes to Combined and Consolidated Financial Statements
lease agreements include extension options, which are not included in the lease payments unless the extensions are reasonably certain to be exercised. For operating leases, the Company recognizes a single lease cost for ground leases in “Real estate expense” in the combined and consolidated statements of operations, calculated so that the cost of the lease is allocated generally on a straight-line basis over the term of the lease, and classifies all cash payments within operating activities in the combined and consolidated statements of cash flows.
Identified intangible assets and liabilities — Upon the acquisition of a business or an asset, the Company records intangible assets or liabilities acquired at their relative fair values and determines whether such intangible assets or liabilities have finite or indefinite lives. As of December 31, 2022, all such intangible assets and liabilities acquired by the Company have finite lives. Intangible assets are included in “Deferred expenses and other assets, net” and intangible liabilities are included in “Accounts payable, accrued expenses and other liabilities” on the Company’s combined and consolidated balance sheets. The Company amortizes finite lived intangible assets and liabilities based on the period over which the assets are expected to contribute directly or indirectly to the future cash flows of the business acquired. The Company reviews finite lived intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the Company determines the carrying value of an intangible asset is not recoverable it will record an impairment charge to the extent its carrying value exceeds its estimated fair value. Impairments of intangible assets are recorded in “Impairment of assets” in the Company’s combined and consolidated statements of operations.
Revenue recognition — The Company’s revenue recognition policies are as follows:
Operating lease income:   For the Company’s leases classified as operating leases, operating lease income is recognized on the straight-line method of accounting generally from the later of the date the lessee takes possession of the space or the space is ready for its intended use. If the Company acquires a facility subject to an existing operating lease, the Company will recognize operating lease income on the straight-line method beginning on the date of acquisition. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The periodic difference between lease revenue recognized under this method and contractual lease payment terms is recorded as “Deferred operating lease income receivable, net” on the Company’s combined and consolidated balance sheets.
The Company also recognizes revenue from certain tenant leases for reimbursements of all or a portion of operating expenses, including common area costs, insurance, utilities and real estate taxes of the respective property. This revenue is accrued in the same periods as the expense is incurred and is recorded as “Operating lease income” in the Company’s combined and consolidated statements of operations. Revenue is also recorded from certain tenant leases that is contingent upon tenant sales exceeding defined thresholds. These rents are recognized only after the defined threshold has been met for the period.
The Company moves to cash basis operating lease income recognition in the period in which collectability of all lease payments is no longer considered probable. At such time, any operating lease receivable or deferred operating lease income receivable balance will be written off. If and when lease payments that were previously not considered probable of collection become probable, the Company will move back to the straight-line method of income recognition and record an adjustment to operating lease income in that period as if the lease was always on the straight-line method of income recognition.
Interest Income:   Interest income on loans receivable is recognized on an accrual basis using the interest method.
On occasion, the Company may acquire loans at premiums or discounts. These discounts and premiums in addition to any deferred costs or fees, are typically amortized over the contractual term of the loan using the interest method. Exit fees are also recognized over the lives of the related loans as a yield adjustment, if management believes it is probable that such amounts will be received. If loans with premiums, discounts, loan origination or exit fees are prepaid, the Company immediately recognizes the unamortized portion,

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which is included in “Other income” or “Other expense” in the Company’s combined and consolidated statements of operations.
The Company considers a loan to be non-performing and places it on non-accrual status at such time as: (1) interest payments become 90 days delinquent; (2) it has a maturity default; or (3) management determines it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan. While on non-accrual status, based on the Company’s judgment as to collectability of principal, loans are either accounted for on a cash basis, where interest income is recognized only upon actual receipt of cash, or on a cost-recovery basis, where all cash receipts reduce a loan’s carrying value. Non-accrual loans are returned to accrual status when a loan has become contractually current and management believes all amounts contractually owed will be received.
Certain of the Company’s loans contractually provide for accrual of interest at specified rates that differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower.
Certain of the Company’s loan investments provide for additional interest based on the borrower’s operating cash flow or appreciation of the underlying collateral. Such amounts are considered contingent interest and are reflected as interest income only upon receipt of cash.
Other income:   Other income includes ancillary income from our operating properties, land and development projects and loan portfolio and revenues from hotel operations, which are recognized when rooms are occupied and the related services are provided. Hotel revenues include room sales, food and beverage sales, parking, telephone, spa services and gift shop sales. Other ancillary income could include gains from sales of loans, loan prepayment fees, yield maintenance payments, lease termination fees and other ancillary income.
Land development revenue and cost of sales:   Land development revenue includes lot and parcel sales from wholly-owned or majority-owned properties and is recognized for full profit recognition upon closing of the sale transactions, when the profit is determinable, the earnings process is virtually complete, the parties are bound by the terms of the contract, all consideration has been exchanged, any permanent financing for which the seller is responsible has been arranged and all conditions for closing have been performed. The Company primarily uses specific identification and the relative sales value method to allocate costs.
Allowance for loan losses — The Company performs quarterly a comprehensive analysis of its loan portfolio and assigns risk ratings that incorporate management’s current judgments about credit quality based on all known and relevant internal and external factors that may affect collectability. The Company considers, among other things, payment status, lien position, borrower or tenant financial resources and investment collateral, collateral type, project economics and geographical location as well as national and regional economic factors. This methodology results in loans being risk rated, with ratings ranging from “1” to “5” with “1” representing the lowest risk of loss and “5” representing the highest risk of loss.
Upon adoption of ASU 2016-13 on January 1, 2020, the Company implemented procedures to estimate its expected loss (“Expected Loss”) on its loans (including unfunded loan commitments) and held-to-maturity debt securities based on relevant information including historical realized loss rates, current market conditions and reasonable and supportable forecasts that affect the collectability of its investments. The estimate of the Company’s Expected Loss requires significant judgment and the Company analyzes its loan portfolio based upon its different categories of financial assets, which includes: (i) loans and held-to-maturity debt securities; and (ii) construction loans.
For the Company’s loans, held-to-maturity debt securities and construction loans, the Company analyzed its historical realized loss experience to estimate its Expected Loss. The Company adjusts its Expected Loss through the use of third-party market data that provided current and future economic conditions that may impact the performance of the commercial real estate assets securing its investments.

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Notes to Combined and Consolidated Financial Statements
The Company considers a loan to be non-performing and places it on non-accrual status at such time as: (1) interest payments become 90 days delinquent; (2) it has a maturity default; or (3) management determines it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan. Non-accrual loans are returned to accrual status when they have become contractually current and management believes all amounts contractually owed will be received. The Company will record a specific allowance on a non-performing loan if the Company determines that the collateral fair value less costs to sell is less than the carrying value of the collateral-dependent asset. The specific allowance is increased (decreased) through “Provision for (recovery of) loan losses” in the Company’s combined and consolidated statements of operations and is decreased by charge-offs. During delinquency and the foreclosure process, there are typically numerous points of negotiation with the borrower or tenant as the Company works toward a settlement or other alternative resolution, which can impact the potential for repayment or receipt of collateral. The Company’s policy is to charge off a loan when it determines, based on a variety of factors, that all commercially reasonable means of recovering the loan balance have been exhausted. This may occur at different times, including when the Company receives cash or other assets in a pre-foreclosure sale or takes control of the underlying collateral in full satisfaction of the loan upon foreclosure or deed-in-lieu, or when the Company has otherwise ceased significant collection efforts. The Company considers circumstances such as the foregoing to be indicators that the final steps in the loan collection process have occurred and that a loan is uncollectible. At this point, a loss is confirmed and the loan and related allowance will be charged off.
The Company made the accounting policy election to record accrued interest on its loan portfolio separate from its loans receivable and other lending investments and to exclude accrued interest from its amortized cost basis disclosures (refer to Note 6). As of December 31, 2022 and 2021, accrued interest was $0.1 million and $1.6 million, respectively, and is recorded in “Accrued interest and operating lease income receivable, net” on the Company’s combined and consolidated balance sheets. The Company places loans on non-accrual status once interest on the loan becomes 90 days delinquent and reverses any accrued interest as a reduction to interest income or recognizes a credit loss expense at such time. As such, the Company elected the practical expedient to not record an allowance against accrued interest receivable. During the years ended December 31, 2022, 2021 and 2020, the Company did not reverse any accrued interest on its loan portfolio.
As of December 31, 2022, the Company’s two non-performing loans (one is classified as held for sale as of December 31, 2022) are collateral dependent and impairment, if any, is measured using the estimated fair value of the collateral, less costs to sell. Loans receivable held for sale are carried at the lower of amortized cost or estimated fair value. The Company generally uses the income approach through internally developed valuation models to estimate the fair value of the collateral for such loans. In some cases, the Company obtains external “as is” appraisals for loan collateral, generally when third party participations exist. Valuations are performed or obtained at the time a loan is determined to be impaired or designated non-performing, and they are updated if circumstances indicate that a significant change in value has occurred. In limited cases, appraised values may be discounted when real estate markets rapidly deteriorate.
A loan is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when the Company has granted a concession and the debtor is experiencing financial difficulties. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan.
Management evaluates available-for-sale debt securities held in “Loans receivable and other lending investments, net” for impairment if the security’s fair value is less than its amortized cost. If the Company has an impaired security, it will then determine if: (1) the Company has the intent to sell the security; (2) it is more likely than not that it will be required to sell the security before recovery; or (3) it does not expect to recover the entire amortized cost basis of the security. If the Company does not intend to sell the security, it is more likely than not that the entity will not be required to sell the security or it does not expect to recover its amortized cost, the Company will record an allowance for credit losses. The credit loss component of the allowance will be recorded (or reversed, if necessary) as an “Impairment of assets” in the Company’s

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combined and consolidated statements of operations, and the remainder of the allowance will be recorded in “Accumulated other comprehensive income (loss)” on the Company’s combined and consolidated balance sheets.
Stock-based compensation — The Company does not have any stock-based compensation plans; however, the Company has been allocated stock-based compensation expense from iStar, related to awards made to employees of iStar, for the years ended December 31, 2022, 2021 and 2020 (refer to Note 2).
iStar’s compensation cost for stock-based awards is measured on the grant date and adjusted over the period of the employees’ services to reflect: (i) actual forfeitures; and (ii) the outcome of awards with performance or service conditions through the requisite service period. iStar’s compensation cost for market-based awards is determined using a Monte Carlo model to simulate a range of possible future stock prices for iStar’s common stock, which is reflected in the grant date fair value. All compensation cost for market-based awards in which the service conditions are met is recognized regardless of whether the market-condition is satisfied. Compensation costs are recognized ratably over the applicable vesting/service period.
iStar’s 2009 Long-Term Incentive Plan (the “2009 LTIP”) is designed to provide incentive compensation for officers, key employees, directors and advisors of the company. The 2009 LTIP provides for awards of stock options, shares of restricted stock, phantom shares, restricted stock units, dividend equivalent rights and other share-based performance awards. All awards under the 2009 LTIP are made at the discretion of iStar’s board of directors or a committee of the board of directors. iStar’s shareholders approved the 2009 LTIP in 2009 and approved the performance-based provisions of the 2009 LTIP, as amended, in 2014. In May 2021, iStar’s shareholders approved an increase in the number of shares available for issuance under the 2009 LTIP from a maximum of 8.9 million to 9.9 million and extended the expiration date of the 2009 LTIP from May 2029 to May 2031.
Restricted Stock Units — Changes in iStar’s non-vested restricted stock units (“Units”) during the year ended December 31, 2022 were as follows (number of shares and $ in thousands, except per share amounts):
	Number of Shares	Grant Date Fair Value Per Share	Aggregate Intrinsic Value
Nonvested at beginning of period	754	$14.67	$19,480
Granted	221	$24.77
Vested	(316)	$11.14
Forfeited	(25)	$20.54
Nonvested at end of period	634	$19.74	$4,833
The total fair value of Units vested during the years ended December 31, 2022, 2021 and 2020 was $7.3 million, $1.7 million and $3.6 million, respectively. The weighted average grant date fair value per share of Units granted during the years ended December 31, 2022, 2021 and 2020 was $24.77, $18.59 and $14.68, respectively.
As of December 31, 2022, iStar had $5.2 million of total unrecognized compensation cost related to all unvested restricted stock units that is expected to be recognized over a weighted average remaining vesting/service period of 1.08 years. As of December 31, 2022, an aggregate of 2.3 million shares remain available for issuance pursuant to future awards under iStar’s 2009 LTIP.
Performance Incentive Plans — iStar also has performance incentive plans (“iPIP”) that are designed to provide, primarily to senior executives and select professionals engaged in the iStar’s investment activities, long-term compensation which has a direct relationship to the realized returns on investments included in the plans. Awards vest over six years, with 40% being vested at the end of the second year and 15% each year thereafter.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
iStar has equity-classified iPIP awards and liability-classified iPIP awards. Equity-classified iPIP awards are measured at the grant date fair value and recognized as compensation cost in “General and administrative” in iStar’s consolidated statements of operations and “Noncontrolling interests” in iStar’s consolidated statements of changes in equity over the requisite service period. Liability-classified awards are remeasured each reporting period at fair value until the awards are settled. Certain employees will be granted awards that entitle employees to receive the residual cash flows from the investments in the plans after iStar has received a specified return on its invested capital and a return of its invested capital. Awards are also subject to reductions under a total shareholder return adjustment. The fair value of awards is determined using a model that forecasts iStar’s projected investment performance.
Income taxes — The Company will be subject to U.S. federal and state income taxation at corporate rates on its net taxable income. The Company intends to utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the carrying amounts in accordance with GAAP and the tax bases of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse. Deferred income taxes could also reflect the impact of net operating loss and tax credit carryforwards.
The Company will evaluate whether its deferred tax assets are realizable and recognize a valuation allowance if, based on the available evidence, both positive and negative, it is more likely than not that some portion or all of its deferred tax assets will not be realized. When evaluating whether its deferred tax assets are realizable, the Company will consider, among other matters, estimates of expected future taxable income, nature of current and cumulative losses, existing and projected book/tax differences, tax planning strategies available, and the general and industry specific economic outlook. This analysis is inherently subjective, as it will require the Company to forecast its business and general economic environment in future periods. Changes in estimates of our valuation allowance, if any, are included in “Income tax (expense) benefit” in the combined and consolidated statements of operations. The Company recognizes interest expense and penalties related to uncertain tax positions, if any, as “Income tax (expense) benefit” in the Company’s combined and consolidated statements of operations.
The Company’s reconciliation of the income tax expense (benefit) if computed at the U.S. federal statutory income tax rate to the Company’s reported income tax expense (benefit) for the years ended December 31, 2022, 2021 and 2020 is as follows ($ in thousands):
	Years Ended December 31,
	2022	2021	2020
Net income (loss) from operations before income taxes	$(36,311)	$85,202	$(45,461)
Statutory federal tax rate	21%	21%	21%
Income tax expense (benefit) at statutory rates	(7,625)	17,892	(9,547)
State income taxes, net of federal benefit	(1,718)	4,337	(2,194)
State net operating loss limitations	(1,047)	449	(801)
Equity adjustments	(3,276)	(144)	—
Unrealized hedge losses	—	—	(728)
Mart-to-market adjustments	—	—	(6,192)
Basis adjustments	—	—	2,737
State franchise and minimum taxes	—	(3)	53
Valuation allowance	13,666	—	(811)
Income tax (benefit) expense	$—	$22,531	$(17,483)

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
The Company had the following deferred tax assets (liabilities) as of December 31, 2022 and 2021 ($ in thousands):
	As of December 31,
	2022	2021
Basis differences	$41,598	$33,456
Deferred expense	4,211	12,436
Depreciation	(2,613)	(2,083)
Net operating loss carryovers(1)	50,386	36,107
Valuation allowance	(93,582)	(79,916)
Deferred tax asset, net	$—	$—

(1)
The net operating loss (“NOL”) carryforwards can generally be used to offset both ordinary taxable income and capital gain net income in future years and do not expire and are carried forward indefinitely. The deduction for NOL’s is limited to 80% of taxable income when utilized.

Other — The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly-traded companies that are not “emerging growth companies.”
In addition, the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, the Company has chosen to “opt out” of this extended transition period, and as a result, it will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. The Company’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
The Company will remain an “emerging growth company” until the earliest to occur of: (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.235 billion (subject to adjustment for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the Company’s registration statement becoming effective; (iii) the date on which the Company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which the Company is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended.
New accounting pronouncements — In March 2022, the Financial Accounting Standards Board issued ASU 2022-02, Financial Instruments — Credit Losses: Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”). ASU 2022-02 was issued to eliminate troubled debt restructuring recognition and measurement guidance and required disclosure of gross write-offs by vintage for public business entities. ASU 2022-02 is effective for annual reporting periods beginning after December 15, 2022. Early adoption is permitted. Management is currently evaluating the impact of ASU 2022-02 and does not expect ASU 2022-02 to have a material impact on the Company’s combined and consolidated financial statements.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
Note 4 — Real Estate
The Company’s real estate assets were comprised of the following ($ in thousands):
	As of
	December 31, 2022	December 31, 2021
Land, at cost	$5,570	$6,831
Buildings and improvements, at cost	89,023	106,679
Less: accumulated depreciation	(18,096)	(21,360)
Real estate, net	76,497	92,150
Real estate available and held for sale(1)	—	301
Total real estate	$76,497	$92,451

(1)
As of December 31, 2021, the Company had $0.3 million of condominiums available for sale.

Real Estate Available and Held for Sale — During the year ended December 31, 2021, the Company transferred a property with a carrying value of $96.8 million to held for sale prior to its disposition in 2021.
Dispositions — During the year ended December 31, 2022, the Company sold an operating property with a carrying value of $14.4 million and recognized gains of $25.2 million in “Income from sales of real estate” in the Company’s combined and consolidated statements of operations. During the year ended December 31, 2021, the Company sold a commercial operating property with a carrying value of $96.8 million and recognized gains of $25.6 million and sold residential operating properties and recognized gains of $0.7 million in “Income from sales of real estate” in the Company’s combined and consolidated statements of operations.
Impairments — During the years ended December 31, 2022, 2021 and 2020, the Company recorded aggregate impairments on real estate assets totaling $1.8 million, $0.6 million and $3.1 million, respectively. During the year ended December 31, 2022, the Company recognized an impairment of $1.8 million on an operating property based on the expected cash flows to be received. During the year ended December 31, 2021, the Company recorded an impairment of $0.6 million on the sale of residential condominiums. During the year ended December 31, 2020, the Company recorded an impairment of $3.1 million on a real estate asset held for sale.
Tenant Reimbursements — The Company receives reimbursements from tenants for certain facility operating expenses including common area costs, insurance, utilities and real estate taxes and are included in “Operating lease income” in the Company’s combined and consolidated statements of operations. Tenant reimbursements were $3.1 million, $2.9 million and $3.6 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Allowance for Doubtful Accounts — As of both December 31, 2022 and 2021, the allowance for doubtful accounts related to real estate tenant receivables was $0.1 million. These amounts are included in “Accrued interest and operating lease income receivable, net” on the Company’s combined and consolidated balance sheets.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
Future Minimum Operating Lease Payments — Future minimum operating lease payments to be collected under non-cancelable operating leases in effect as of December 31, 2022, are as follows by year ($ in thousands):
Year	Amount
2023	$4,183
2024	4,129
2025	4,145
2026	4,203
2027	1,570
Thereafter	1,117
Total	$19,347
Note 5 — Land and Development
The Company’s land and development assets were comprised of the following ($ in thousands):
	As of
	December 31, 2022	December 31, 2021
Land and land development, at cost	$243,727	$297,621
Less: accumulated depreciation	(11,713)	(10,811)
Total land and development, net	$232,014	$286,810
Dispositions — During the years ended December 31, 2022, 2021 and 2020, the Company sold land parcels and residential lots and units and recognized land development revenue of $61.8 million, $189.1 million and $164.7 million, respectively. During the years ended December 31, 2022, 2021 and 2020, the Company recognized land development cost of sales of $63.4 million, $172.0 million and $177.7 million, respectively, from its land and development portfolio.
Impairments — During the year ended December 31, 2022, the Company recorded an impairment of $12.7 million on a land and development asset due to a change in business strategy. During the year ended December 31, 2020, the Company recorded an aggregate impairment of $2.7 million on two land and development assets.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
Note 6 — Loans Receivable and Other Lending Investments, net
The following is a summary of the Company’s loans receivable and other lending investments by class ($ in thousands):
	As of
	December 31, 2022	December 31, 2021
Construction loans
Senior mortgages	$36,249	$184,643
Corporate/Partnership loans	—	618
Subtotal – gross carrying value of construction loans(1)	36,249	185,261
Loans
Senior mortgages	—	14,965
Subordinate mortgages	13,331	12,457
Subtotal – gross carrying value of loans	13,331	27,422
Other lending investments
Held-to-maturity debt securities	—	96,838
Available-for-sale debt securities	—	28,092
Subtotal – other lending investments	—	124,930
Total gross carrying value of loans receivable and other lending investments	49,580	337,613
Allowance for loan losses	(925)	(4,769)
Total loans receivable and other lending investments, net	$48,655	$332,844

(1)
As of December 31, 2022, 100% of gross carrying value of construction loans had completed construction.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
Allowance for Loan Losses — Changes in the Company’s allowance for loan losses were as follows for the years ended December 31, 2022, 2021 and 2020 ($ in thousands):
	General Allowance
	Construction Loans	Loans	Held to Maturity Debt Securities	Specific Allowance	Total
Year Ended December 31, 2022
Allowance for loan losses at beginning of period	$1,213	$676	$2,304	$576	$4,769
Provision for (recovery of) loan losses(1)	(725)	(239)	—	46,034	45,070
Transfers	(396)	—	(2,304)	2,700	—
Charge-offs(1)	—	—	—	(48,914)	(48,914)
Allowance for loan losses at end of period	$92	$437	$—	$396	$925
Year Ended December 31, 2021
Allowance for loan losses at beginning of period	$6,541	$1,643	$3,093	$743	$12,020
Recovery of loan losses(1)	(5,328)	(967)	(789)	(167)	(7,251)
Allowance for loan losses at end of period	$1,213	$676	$2,304	$576	$4,769
Year Ended December 31, 2020
Allowance for loan losses at beginning of period	$6,668	$265	$—	$21,701	$28,634
Adoption of new accounting standard(2)	(353)	98	20	—	(235)
Provision for loan losses(1)	226	1,280	3,073	4,931	9,510
Charge-offs(3)	—	—	—	(25,889)	(25,889)
Allowance for loan losses at end of period	$6,541	$1,643	$3,093	$743	$12,020

(1)
During the year ended December 31, 2022, the Company recorded a provision for loan losses of $45.0 million in its combined and consolidated statements of operations. The provision in 2022 was due primarily to a $22.2 million specific provision on the Company’s held-to-maturity debt security, which was recorded at its repayment proceeds and a provision of $23.8 million on one loan prior to it being transferred to held for sale. During the year ended December 31, 2021, the Company recorded a recovery of loan losses of $8.1 million in its combined and consolidated statement of operations resulting from the repayment of loans during the period and an improving macroeconomic impact of the COVID-19 pandemic on commercial real estate markets, of which $1.0 million related to a provision for credit losses for unfunded loan commitments and is recorded as a reduction to “Accounts payable, accrued expenses and other liabilities.” During the year ended December 31, 2020, the Company recorded a provision for loan losses of $8.9 million in its combined and consolidated statement of operations resulting from the macroeconomic impact of the COVID-19 pandemic on commercial real estate markets, of which $1.5 million related to a recovery of credit losses for unfunded loan commitments and is recorded as a reduction to “Accounts payable, accrued expenses and other liabilities” and $0.9 million related to a provision on a non-performing loan that was recorded as a reduction to “Accrued interest and operating lease income receivable, net.”

(2)
On January 1, 2020, the Company recorded an increase to its allowance for loan losses of $2.3 million upon the adoption of ASU 2016-13, of which $2.5 million related to expected credit losses for unfunded loan commitments and was recorded in “Accounts payable, accrued expenses and other liabilities.”

(3)
During the year ended December 31, 2020, the Company charged-off $25.9 million from the specific allowance due to the sale of a non-performing loan.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
The Company’s investment in loans and other lending investments and the associated allowance for loan losses were as follows ($ in thousands):
	Individually Evaluated for Impairment(1)	Collectively Evaluated for Impairment	Total
As of December 31, 2022
Construction loans	$29,493	$6,756	$36,249
Loans	—	13,331	13,331
Less: Allowance for loan losses	(396)	(529)	(925)
Total	$29,097	$19,558	$48,655
As of December 31, 2021
Construction loans(2)	$59,640	$125,621	$185,261
Loans(2)	—	27,422	27,422
Held-to-maturity debt securities	—	96,838	96,838
Available-for-sale debt securities(3)	—	28,092	28,092
Less: Allowance for loan losses	(576)	(4,193)	(4,769)
Total	$59,064	$273,780	$332,844

(1)
The carrying value of these loans includes amortized fees of $0.1 million and $0.8 million as of December 31, 2022 and 2021, respectively. The Company’s loans individually evaluated for impairment represent loans on non-accrual status and the unamortized amounts associated with these loans are not currently being amortized into income.

(2)
The carrying value of these loans includes an unamortized net discount of $0.2 million as of December 31, 2021.

(3)
Available-for-sale debt securities were evaluated for impairment under ASC 326-30 — Financial Instruments-Credit Losses.

Credit Characteristics — As part of the Company’s process for monitoring the credit quality of its loans, it performs a quarterly loan portfolio assessment and assigns risk ratings to each of its performing loans. Risk ratings, which range from 1 (lower risk) to 5 (higher risk), are based on judgments which are inherently uncertain and there can be no assurance that actual performance will be similar to current expectation.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
The Company’s amortized cost basis in performing senior mortgages, corporate/partnership loans and subordinate mortgages presented by year of origination and by credit quality, as indicated by risk rating, was as follows as of December 31, 2022 ($ in thousands):
Year of Origination
	2022	2021	2020	2019	2018	Prior to 2018	Total
Senior mortgages
Risk rating
1.0	$—	$—	$—	$—	$—	$—	$—
1.5	—	—	—	—	—	—	—
2.0	—	—	—	—	—	—	—
2.5	—	—	—	—	—	—	—
3.0	—	—	—	—	—	—	—
3.5	—	—	—	—	6,756	—	6,756
4.0	—	—	—	—	—	—	—
4.5	—	—	—	—	—	—	—
5.0	—	—	—	—	—	—	—
Subtotal(1)	$—	$—	$—	$—	$6,756	$—	$6,756
Corporate/partnership loans
Risk rating
1.0	$—	$—	$—	$—	$—	$—	$—
1.5	—	—	—	—	—	—	—
2.0	—	—	—	—	—	—	—
2.5	—	—	—	—	—	—	—
3.0	—	—	—	—	—	—	—
3.5	—	—	—	—	—	—	—
4.0	—	—	—	—	—	—	—
4.5	—	—	—	—	—	—	—
5.0	—	—	—	—	—	—	—
Subtotal	$—	$—	$—	$—	$—	$—	$—
Subordinate mortgages
Risk rating
1.0	$—	$—	$—	$—	$—	$—	$—
1.5	—	—	—	—	—	—	—
2.0	—	—	—	—	—	—	—
2.5	—	—	—	—	—	—	—
3.0	—	—	—	—	—	13,331	13,331
3.5	—	—	—	—	—	—	—
4.0	—	—	—	—	—	—	—
4.5	—	—	—	—	—	—	—
5.0	—	—	—	—	—	—	—
Subtotal	$—	$—	$—	$—	$—	$13,331	$13,331
Total	$—	$—	$—	$—	$6,756	$13,331	$20,087

iStar Included Assets
Notes to Combined and Consolidated Financial Statements

(1)
As of December 31, 2022, excludes $29.5 million for one loan on non-accrual status.

The Company’s amortized cost basis in performing senior mortgages, corporate/partnership loans and subordinate mortgages presented by year of origination and by credit quality, as indicated by risk rating, was as follows as of December 31, 2021 ($ in thousands):
Year of Origination
	2021	2020	2019	2018	2017	Prior to 2017	Total
Senior mortgages
Risk rating
1.0	$—	$—	$—	$—	$—	$—	$—
1.5	—	—	—	—	—	—	—
2.0	—	—	—	11,909	—	—	11,909
2.5	—	—	—	52,161	—	—	52,161
3.0	—	—	—	58,522	—	3,056	61,578
3.5	—	—	—	14,320	—	—	14,320
4.0	—	—	—	—	—	—	—
4.5	—	—	—	—	—	—	—
5.0	—	—	—	—	—	—	—
Subtotal(1)	$—	$—	$—	$136,912	$—	$3,056	$139,968
Corporate/partnership loans
Risk rating
1.0	$—	$—	$—	$618	$—	$—	$618
1.5	—	—	—	—	—	—	—
2.0	—	—	—	—	—	—	—
2.5	—	—	—	—	—	—	—
3.0	—	—	—	—	—	—	—
3.5	—	—	—	—	—	—	—
4.0	—	—	—	—	—	—	—
4.5	—	—	—	—	—	—	—
5.0	—	—	—	—	—	—	—
Subtotal	$—	$—	$—	$618	$—	$—	$618
Subordinate mortgages
Risk rating
1.0	$—	$—	$—	$—	$—	$—	$—
1.5	—	—	—	—	—	—	—
2.0	—	—	—	—	—	—	—
2.5	—	—	—	—	—	—	—
3.0	—	—	—	—	—	12,457	12,457
3.5	—	—	—	—	—	—	—
4.0	—	—	—	—	—	—	—
4.5	—	—	—	—	—	—	—

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
	Year of Origination
	2021	2020	2019	2018	2017	Prior to 2017	Total
5.0	—	—	—	—	—	—	—
Subtotal	$—	$—	$—	$—	$—	$12,457	$12,457
Total	$—	$—	$—	$137,530	$—	$15,513	$153,043

(1)
As of December 31, 2021, excludes $59.6 million for one loan on non-accrual status.

The Company’s amortized cost basis in loans, aged by payment status and presented by class, was as follows ($ in thousands):
	Current	Less Than or Equal to 90 Days	Greater Than 90 Days	Total Past Due	Total
As of December 31, 2022
Senior mortgages	$6,756	$29,493	$—	29,493	$36,249
Subordinate mortgages	13,331	—	—	—	13,331
Total	$20,087	$29,493	$—	$29,493	$49,580
As of December 31, 2021
Senior mortgages(1)	$139,968	$—	$59,640	59,640	$199,608
Corporate/Partnership loans	618	—	—	—	618
Subordinate mortgages	12,457	—	—	—	12,457
Total	$153,043	$—	$59,640	$59,640	$212,683

(1)
Loan past due was transferred to held for sale as of December 31, 2022.

Impaired Loans — In the fourth quarter 2022, the Company classified a loan with a carrying value of $29.1 million as non-performing upon maturity default.
In the fourth quarter 2020, the Company sold a non-performing loan with a carrying value of $15.2 million and received proceeds of $11.0 million. In addition, the Company recorded a $4.2 million loan loss provision and simultaneously charged-off of the remaining unpaid balance.
The Company’s impaired loans, presented by class, were as follows ($ in thousands):
	As of December 31, 2022			As of December 31, 2021
	Amortized Cost	Unpaid Principal Balance	Related Allowance	Amortized Cost	Unpaid Principal Balance	Related Allowance
With an allowance recorded:
Senior mortgages(1)	$29,493	$29,358	$(396)	$59,640	$58,888	$(576)
Total	$29,493	$29,358	$(396)	$59,640	$58,888	$(576)

(1)
The Company has one non-accrual loan as of December 31, 2022 and 2021 that is considered impaired and included in the table above. The Company did not record any interest income on impaired loans for the years ended December 31, 2022, 2021 and 2020.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
The Company’s average recorded investment in impaired loans and interest income recognized, presented by class, was as follows ($ in thousands):
	Years Ended December 31,
	2022		2021		2020
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With an allowance recorded:
Senior mortgages	$45,032	$—	$57,853	$—	$50,205	$2,145
Total	$45,032	$—	$57,853	$—	$50,205	$2,145
Loans receivable held for sale — In December 2022, the Company began marketing a non-performing loan for sale and classified the loan in “Loans receivable held for sale” on the Company’s combined and consolidated balance sheet. Prior to its transfer to loans receivable held for sale, the Company recorded a provision for loan losses of $23.8 million on the loan based on the Company’s intent to sell the loan based on a bid received from a third-party. The loan is recorded on the Company’s combined and consolidated balance sheet at the estimated sales price of $37.7 million.
Other lending investments — Other lending investments includes the following securities ($ in thousands):
	Face Value	Amortized Cost Basis	Net Unrealized Gain	Estimated Fair Value	Net Carrying Value
As of December 31, 2021
Available-for-Sale Securities(1)
Municipal debt securities	$23,855	$23,855	$4,237	$28,092	$28,092
Held-to-Maturity Securities(2)
Debt securities	100,000	96,838	—	96,838	96,838
Total	$123,855	$120,693	$4,237	$124,930	$124,930

(1)
During the year ended December 31, 2022, the Company sold its available-for-sale securities and recognized a gain of $2.9 million, which is recorded in “Other income” in the Company’s combined and consolidated statements of operations.

(2)
During the year ended December 31, 2022, the Company received $75.0 million of repayments and recorded a $22.2 million provision in ‘Provision for (recovery of) loan losses” in its combined and consolidated statements of operations on its debt security.

Note 7 — Other Investments
The Company’s other investments and its proportionate share of earnings (losses) from equity method investments were as follows ($ in thousands):
	Carrying Value As of December 31,		Equity in Earnings (Losses) For the Years Ended December 31,
	2022	2021	2022	2021	2020
Real estate equity investments
Safehold Inc. (“Safe”)(1)	$554,733	$438,186	$33,261	$40,647	$20,054
Other real estate equity investments(2)	32,405	44,349	19,624	36,600	(12,929)
Subtotal	587,138	482,535	52,885	77,247	7,125
Other strategic investments(3)	—	17,875	(7,259)	6,211	(1,222)
Total	$587,138	$500,410	$45,626	$83,458	$5,903

iStar Included Assets
Notes to Combined and Consolidated Financial Statements

(1)
As of December 31, 2022, the Company was allocated ownership of 15.2 million shares of Safe common stock which, based on the closing price of $28.62 on December 31, 2022, had a market value of $434.9 million. Pursuant to ASC 323-10-40-1, an equity method investor shall account for a share issuance by an investee as if the investor had sold a proportionate share of its investment. Any gain or loss to the investor resulting from an investee’s share issuance shall be recognized in earnings. For the years ended December 31, 2022, 2021 and 2020, equity in earnings includes $0.3 million, $22.7 million and $5.4 million, respectively, of dilution gains resulting from Safe equity offerings.

(2)
During the year ended December 31, 2022, one of the Company’s real estate equity investments closed on the sale of a multifamily property. The Company received a distribution of $15.9 million from the sale and recognized a gain of $11.5 million in “Earnings from equity method investments” in the Company’s combined and consolidated statements of operations.

(3)
During the years ended December 31, 2021 and 2020, the Company identified observable price changes in an equity security held by the Company as evidenced by orderly private issuances of similar securities by the same issuer. In accordance with ASC 321, the Company remeasured its equity investment at fair value and recognized aggregate mark-to-market gains during the years ended December 31, 2021 and 2020 of $17.6 million and $23.9 million, respectively, in “Gain on equity investment” in the Company’s combined and consolidated statements of operations. The Company’s equity security was redeemed at its carrying value in the fourth quarter of 2021.

Safehold Inc. — Safe is a publicly-traded company formed by iStar primarily to acquire, own, manage, finance and capitalize ground leases. Ground leases generally represent ownership of the land underlying commercial real estate projects that is net leased by the fee owner of the land to the owners/operators of the real estate projects built thereon (“Ground Leases”). As of December 31, 2022, the Company was allocated ownership of approximately15.2 million shares, or 24.4% of Safe’s outstanding common stock, from iStar. Together with the Safe common stock contributed to the Company, as of December 31, 2022, iStar owned 33.9 million shares, or 54.3%, of Safe’s outstanding common stock. The Company is subject to the governance structure of iStar and iStar casts the votes with respect to any eligible Safe shares held by the Company on the Company’s behalf. The combined discretionary voting power of the shares controlled by iStar and the Company is limited to 41.9% pursuant to a stockholder’s agreement between iStar and Safe executed in January of 2019 until the combined ownership held by iStar and the Company of Safe common stock is less than 41.9%.
During the year ended December 31, 2022, iStar purchased 0.2 million shares of Safe’s common stock for $10.5 million, for an average cost of $66.83 per share, in open market purchases made in accordance with Rules 10b5-1 and 10b-18 under the Securities and Exchange Act of 1934, as amended, and contributed approximately 0.1 million shares at a basis of $3.9 million to the Company.
In March 2022, iStar acquired approximately 3.2 million shares of Safe’s common stock in a private placement for $191.2 million and contributed approximately 1.2 million shares at a basis of $71.7 million to the Company.
During the year ended December 31, 2021, iStar purchased 1.0 million shares of Safe’s common stock for $69.5 million, for an average cost of $72.96 per share, in open market purchases made in accordance with Rules 10b5-1 and 10b-18 under the Securities and Exchange Act of 1934, as amended, and contributed 0.4 million shares at a basis of $26.0 million to the Company. In addition, in the fourth quarter 2021 iStar purchased 24,108 shares of Safe’s common stock for $1.8 million, for an average cost of $73.86 per share, in an open market transaction and iStar contributed 9,041 shares with bases of $0.7 million to the Company.
In September 2021, iStar acquired 657,894 shares of Safe’s common stock in a private placement for $50.0 million and contributed 0.2 million shares with a basis of $18.7 million to the Company. In November 2020, iStar acquired 1.1 million shares of Safe’s common stock in a private placement for $65.0 million and contributed 0.4 million shares with a basis of $24.4 million to the Company. In March 2020,

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
iStar acquired 1.7 million shares of Safe’s common stock in a private placement for $80.0 million and contributed approximately 0.6 million shares with a basis of $30.0 million to the Company. In November 2019, iStar acquired 3.8 million shares of Safe’s common stock in a private placement for $130.0 million, and contributed approximately 1.4 million with a basis of $48.7 million to the Company. In August 2019, iStar acquired 6.0 million shares of Safe’s common stock in a private placement for $168.0 million and contributed 2.3 million with a basis of $63.0 million to the Company.
Safe pays a quarterly management fee to iStar. Safe has the option of paying this fee in cash or issuing new shares of Safe stock in consideration of its fee. During the years ended December 31, 2022, 2021 and 2020, iStar recorded $20.3 million, $14.9 million and $12.7 million, respectively, of management fees pursuant to its management agreement with Safe, all of which were paid in shares of Safe stock. iStar contributed a portion of the shares it received as consideration for these fees to the Company.
A wholly-owned subsidiary of iStar is the external manager of Safe and is responsible for investments made by Safe, including transactions entered into with iStar or the Company. Following is a list of investments that the Company has transacted with Safe, all of which were approved by iStar’s and Safe’s independent directors, for the periods presented:
In April 2022, the Company exchanged its 50% equity interest with a carrying value of $4.4 million in a venture that owned a hotel property for land underlying the property with an in-place Ground Lease valued at $9.0 million and recorded a gain of $4.6 million in “Earnings from equity method investments” in the combined and consolidated statements of operations. Subsequently, the Company sold the Ground Lease on the land to SAFE for $9.0 million and did not recognize any gain or loss on the sale.
In February 2021, the Company provided a $50.0 million loan to the ground lessee of a Ground Lease originated at Safe. The loan was for the Ground Lease tenant’s recapitalization of a hotel property. The Company received $1.9 million of consideration from Safe in connection with this transaction. The Company sold the loan in July 2021 and recorded no gain or loss on the sale. During the year ended December 31, 2021, the Company recorded $2.9 million of interest income on the loan prior to the sale.
In October 2020, the Company provided a $22.5 million loan to the ground lessee of a Ground Lease originated at Safe. The loan was for the Ground Lease tenant’s recapitalization of an existing multi-family property. The Company received $2.3 million of consideration from Safe in connection with this transaction.
In August 2018, the Company provided a mezzanine loan with a principal balance of $33.0 million to an unconsolidated entity in which iStar owned a 50% equity interest. In December 2021, iStar’s partner in the venture recapitalized the existing multifamily property, which included a Ground Lease provided by Safe. As part of the recapitalization, iStar’s partner acquired its 50% equity interest in the entity and the mezzanine loan was repaid in full. During the years ended December 31, 2021 and 2020, the Company recorded $2.3 million and $2.4 million, respectively, of interest income on the mezzanine loan.
In October 2017, the Company closed on a $80.5 million construction financing commitment to support the ground-up development of a to-be-built luxury multi-family project. In January 2021, the Company sold the leasehold first mortgage to an entity in which iStar has a 53% equity interest for $63.3 million.
Other real estate equity investments — As of December 31, 2022, the Company’s other real estate equity investments include equity interests of 95% in real estate ventures comprised of investments of $32.4 million in three operating properties. As of December 31, 2021, the Company’s other real estate equity investments included $43.3 million in operating properties and $1.1 million in land assets.
Other strategic investments — As of December 31, 2021, the Company also had investments in real estate related funds and other strategic investments in real estate entities. These investments were sold during the year ended December 31, 2022.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
Summarized investee financial information — The following table presents the investee level summarized financial information of the Company’s equity method investments ($ in thousands):
	As of December 31,			For the Years Ended December 31,
	2022	2021		2022	2021	2020
Balance Sheets			Income Statements
Total assets	$5,942,105	$5,981,622	Revenues	$625,162	$883,259	$129,776
Total liabilities	3,745,332	3,018,488	Expenses	(237,343)	(253,940)	(188,612)
Noncontrolling interests	23,067	2,924	Net income (loss) attributable to parent entities	378,557	629,085	(59,030)
Total equity attributable to parent entities	2,173,706	2,960,210
During the years ended December 31, 2022 and 2021, Safe represented a significant subsidiary of the Company. For detailed financial information regarding Safe, please refer to its financial statements, which are publicly available on the website of the Securities and Exchange Commission at http://www.sec.gov under the ticker symbol “Safe” and are incorporated herein by reference.
Note 8 — Other Assets and Other Liabilities
Deferred expenses and other assets, net, consist of the following items ($ in thousands):
	As of
	December 31, 2022	December 31, 2021
Intangible assets, net(1)	$319	$1,209
Restricted cash	3,247	1,570
Operating lease right-of-use assets(2)	1,860	2,419
Other assets(3)	9,471	14,185
Other receivables	1,895	3,571
Leasing costs, net(4)	129	818
Deferred expenses and other assets, net	$16,921	$23,772

(1)
Intangible assets, net includes above market and in-place lease assets related to the acquisition of real estate assets. Accumulated amortization on intangible assets, net was $0.1 million and $10.2 million as of December 31, 2022 and 2021, respectively. The amortization of above market leases decreased operating lease income in the Company’s combined and consolidated statements of operations by $0.1 million, $0.3 million and $0.2 million for the years ended December 31, 2022, 2021 and 2020, respectively. These intangible lease assets are amortized over the remaining term of the lease. The amortization expense for in-place leases was $0.1 million, $1.0 million and $0.2 million for the years ended December 31, 2022, 2021 and 2020, respectively. These amounts are included in “Depreciation and amortization” in the Company’s combined and consolidated statements of operations. As of December 31, 2022, the weighted average remaining amortization period for the Company’s intangible assets was approximately 5.8 years.

(2)
Right-of use lease assets initially equal the lease liability. For operating leases, rent expense is recognized on a straight-line basis over the term of the lease and is recorded in “Real estate expense” in the Company’s combined and consolidated statements of operations. During the years ended December 31, 2022, 2021 and 2020, the Company recognized and $0.7 million, $0.6 million and $0.6 million, respectively, in “Real estate expense” in its combined and consolidated statements of operations relating to operating leases.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements

(3)
As of December 31, 2022, other assets primarily includes prepaid expenses and deposits for certain real estate assets. As of December 31, 2021, other assets primarily includes a seller financing receivable, prepaid expenses and deposits for certain real estate assets.

(4)
Accumulated amortization of leasing costs was $0.1 million and $1.1 million as of December 31, 2022 and 2021, respectively.

Accounts payable, accrued expenses and other liabilities consist of the following items ($ in thousands):
	As of
	December 31, 2022	December 31, 2021
Other liabilities(1)	$26,235	24,449
Accrued expenses	4,861	5,540
Operating lease liabilities (see table above)	2,006	2,390
Accounts payable, accrued expenses and other liabilities	$33,102	$32,379

(1)
As of December 31, 2022 and 2021, “Other liabilities” includes $21.2 million and $20.1 million, respectively, of deferred income. As of December 31, 2021, other liabilities includes $0.1 million of expected credit losses for unfunded loan commitments.

Note 9 — Debt Obligations, Net
As of December 31, 2022 and 2021, the Company did not have any debt obligations outstanding; however, certain of the Company’s assets served as collateral for certain debt obligations held by iStar. The Company did not directly incur any interest expense for this debt but was allocated interest expense from iStar (refer to Note 2).
The Company has entered into commitments for the following financing arrangements: (i) an up to $115.0 million secured term loan to be provided by iStar and assumed by new Safe in the merger that will be primarily secured by the Company’s real estate assets, and (ii) an up to $140.0 million margin loan from Morgan Stanley Bank, N.A. that will be secured by the shares of Safe common stock owned by the Company. The proceeds of these financings will be used by iStar to redeem its outstanding unsecured senior notes. iStar has obtained commitments for both financings. The financing commitments are each subject to certain conditions, including the negotiation of definitive documentation and the satisfaction of all conditions to the spin-off and the merger.
Note 10 — Commitments and Contingencies
Commitments — Total operating lease expense for each of the years ended December 31, 2022, 2021 and 2020 was $0.6 million. Future minimum lease obligations under non-cancelable operating leases as of December 31, 2022 are as follows ($ in thousands):
Operating(1)
2023	$486
2024	486
2025	486
2026	486
2027	162
Thereafter	—
Total undiscounted cash flows	2,106
Present value discount(1)	(100)
Lease liabilities	$2,006

iStar Included Assets
Notes to Combined and Consolidated Financial Statements

(1)
The lease liability equals the present value of the minimum rental payments due under the lease discounted at the rate implicit in the lease or the Company’s incremental secured borrowing rate for similar collateral. For operating leases, lease liabilities were discounted at the Company’s weighted average incremental secured borrowing rate for similar collateral estimated to be 3.0% and the weighted average remaining lease term is 4.3 years.

Legal Proceedings — The Company and/or one or more of its subsidiaries is party to various pending litigation matters that are considered ordinary routine litigation incidental to the Company’s business as a finance and investment company focused on the commercial real estate industry, including foreclosure-related proceedings. The Company believes it is not a party to, nor are any of its properties the subject of, any pending legal proceeding that would have a material effect on the Company’s combined and consolidated financial statements. In addition, the Company could be liable for residual claims arising from shell entities that are part of these combined and consolidated financial statements. The amount of any liability is neither probable nor estimable at this time.
Note 11 — Risk Management
Risk management
In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different points in time and potentially at different bases, than its interest-earning assets. Credit risk is the risk of default on the Company’s lending investments or leases that result from a borrower’s or tenant’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans and other lending investments due to changes in interest rates or other market factors, including the rate of prepayments of principal and the value of the collateral underlying loans, the valuation of real estate assets by the Company as well as changes in foreign currency exchange rates.
Risk concentrations — Concentrations of credit risks arise when a number of borrowers or tenants related to the Company’s investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions.
Substantially all of the Company’s real estate and assets collateralizing its loans receivable are located in the United States. As of December 31, 2022, the Company’s portfolio contains concentrations in the following property types: entertainment/leisure, land and development, multifamily, hotel, condominium and retail.
The Company underwrites the credit of prospective borrowers and tenants and often requires them to provide some form of credit support such as corporate guarantees, letters of credit and/or cash security deposits. Although the Company’s loans and real estate assets are geographically diverse and the borrowers and tenants operate in a variety of industries, to the extent the Company has a significant concentration of interest or operating lease revenues from any single borrower or tenant, the inability of that borrower or tenant to make its payment could have a material adverse effect on the Company.
Note 12 — Equity
Net Parent Investment — The Company’s equity represents net contributions from and distributions to iStar. Certain of the entities included in the Company’s financial statements did not have bank accounts for the periods presented and most cash transactions for the Company were transacted through bank accounts owned by iStar and are included in the Company’s equity.

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
Accumulated Other Comprehensive Income (Loss) — “Accumulated other comprehensive income (loss)” reflected in the Company’s equity is comprised of the following ($ in thousands):
	As of
	December 31, 2022	December 31, 2021
Unrealized gains on available-for-sale securities	$—	$4,237
Unrealized gains (losses) on cash flow hedges	989	(9,684)
Accumulated other comprehensive loss	$989	$(5,447)
Noncontrolling interests — Noncontrolling interests includes third-party equity interests in ventures that are consolidated in the Company’s combined and consolidated financial statements.
Note 13 — Fair Values
Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy prioritizes the inputs to be used in valuation techniques to measure fair value:

Level 1:
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:
Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3:
Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Certain of the Company’s assets and liabilities are recorded at fair value either on a recurring or non-recurring basis. Assets required to be marked-to-market and reported at fair value every reporting period are classified as being valued on a recurring basis. Assets not required to be recorded at fair value every period may be recorded at fair value if a specific provision or other impairment is recorded within the period to mark the carrying value of the asset to market as of the reporting date. Such assets are classified as being valued on a non-recurring basis.
The following fair value hierarchy table summarizes the Company’s assets and liabilities recorded at fair value on a recurring and non-recurring basis by the above categories ($ in thousands):
	Fair Value Using
	Total	Quoted market prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2022
Non-recurring basis:
Real estate, net(1)	$811	$—	$—	$811
Impaired land and development(2)	26,300	—	—	26,300
Loans receivable held for sale (refer to Note 6)	37,650	—	—	37,650
As of December 31, 2021
Recurring basis:
Available-for-sale securities(3)	$28,092	$—	$—	$28,092

iStar Included Assets
Notes to Combined and Consolidated Financial Statements

(1)
The Company recorded a $1.8 million impairment on an operating property with an estimated fair value of $0.8 million. The estimated fair value is based on the cash flows expected to be received.

(2)
The Company recorded a $12.7 million impairment on a land and development asset with an estimated fair value of $26.3 million. The estimated fair value is based on future cash flows expected to be received using a discount rate of 12.5%.

(3)
The fair value of the Company’s available-for-sale securities are based upon unadjusted third-party broker quotes and are classified as Level 3.

The following table summarizes changes in Level 3 available-for-sale securities reported at fair value on the Company’s combined and consolidated balance sheets for the years ended December 31, 2022 and 2021 ($ in thousands):
	2022	2021
Beginning balance	$28,092	$25,274
Purchases	—	3,375
Sales and Repayments	(26,752)	(200)
Realized gain recorded in other income	2,897	—
Unrealized losses recorded in other comprehensive income	(4,237)	(357)
Ending balance	$—	$28,092
Fair values of financial instruments — The following table presents the carrying value and fair value for the Company’s financial instruments ($ in millions):
	As of December 31, 2022		As of December 31, 2021
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Loans receivable and other lending investments, net(1)	49	46	333	345
Loans receivable held for sale(1) (refer to Note 6)	38	38	—	—
Cash and cash equivalents(2)	4	4	16	16
Restricted cash(2)	3	3	2	2

(1)
The fair value of the Company’s loans receivable and other lending investments, net and loans receivable held for sale are classified as Level 3 within the fair value hierarchy.

(2)
The Company determined the carrying values of its cash and cash equivalents and restricted cash approximated their fair values. Restricted cash is recorded in “Deferred expenses and other assets, net” on the Company’s balance sheet. The fair value of the Company’s cash and cash equivalents and restricted cash are classified as Level 1 within the fair value hierarchy.

Impaired real estate — If the Company determines a real estate asset available and held for sale is impaired, it records an impairment charge to adjust the asset to its estimated fair market value less costs to sell. Due to the nature of individual real estate properties, the Company generally uses a discounted cash flow methodology through internally developed valuation models to estimate the fair value of the assets. This approach requires the Company to make judgments with respect to significant unobservable inputs, which may include discount rates, capitalization rates and the timing and amounts of estimated future cash flows. For income producing properties, cash flows generally include property revenues, operating costs and capital expenditures that are based on current observable market rates and estimates for market rate growth and occupancy levels. For other real estate, cash flows may include lot and unit sales that are based on

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
current observable market rates and estimates for annual market rate growth, operating costs, costs of completion and the inventory sell out pricing and timing. The Company will also consider comparable market transactions if available. In some cases, the Company obtains external “as is” appraisals for real estate assets and appraised values may be discounted when real estate markets rapidly deteriorate. The Company has determined that significant inputs used in its internal valuation models and appraisals fall within Level 3 of the fair value hierarchy. Additionally, in certain cases, if the Company is under contract to sell an asset, it will mark the asset to the contracted sales price less costs to sell. The Company considers this to be a Level 3 input under the fair value hierarchy.
Loans receivable and other lending investments, net — The Company estimates the fair value of its performing loans and other lending investments using a discounted cash flow methodology. This method discounts estimated future cash flows using rates management determines best reflect current market interest rates that would be offered for loans with similar characteristics and credit quality. The Company determined that the significant inputs used to value its loans and other lending investments fall within Level 3 of the fair value hierarchy. For certain lending investments, the Company uses market quotes, to the extent they are available, that fall within Level 2 of the fair value hierarchy or broker quotes that fall within Level 3 of the fair value hierarchy.
The Company estimates the fair value of its non-performing loans using a discounted cash flow methodology through internally developed valuation models to estimate the fair value of the collateral. This approach requires the Company to make judgments in respect to significant unobservable inputs, which may include discount rates, capitalization rates and the timing and amounts of estimated future cash flows. For income producing properties, cash flows generally include property revenues, operating costs and capital expenditures that are based on current observable market rates and estimates for market rate growth and occupancy levels. For other real estate, cash flows may include lot and unit sales that are based on current observable market rates and estimates for annual revenue growth, operating costs, costs of completion and the inventory sell out pricing and timing. The Company will also consider comparable market transactions if available. In some cases, the Company obtains external “as is” appraisals for loan collateral, generally when third party participations exist, and appraised values may be discounted when real estate markets rapidly deteriorate. The Company has determined that significant inputs used in its internal valuation models and appraisals fall within Level 3 of the fair value hierarchy.
Note 14 — Segment Reporting
The Company has determined that it has four reportable segments based on how management reviews and manages its business. These reportable segments include: Net Lease, Real Estate Finance, Operating Properties and Land and Development. The Net Lease Segment includes the Company’s investment in Safe common stock. The Real Estate Finance segment includes all of the Company’s activities related to senior and mezzanine real estate loans and real estate related securities. The Operating Properties segment includes the Company’s activities and operations related to its commercial and residential properties. The Land and Development segment includes the Company’s activities related to its developable land portfolio.
The Company evaluates performance based on the following financial measures for each segment. The Company’s segment information is as follows ($ in thousands):
	Net Lease	Real Estate Finance	Operating Properties	Land and Development	Corporate/ Other(1)	Company Total
Year Ended December 31, 2022
Operating lease income	$—	$—	$12,454	$405	$—	$12,859
Interest income	—	12,340	—	—	—	12,340
Other income	—	3,570	27,188	6,323	44	37,125
Land development revenue	—	—	—	61,753	—	61,753

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
	Net Lease	Real Estate Finance	Operating Properties	Land and Development	Corporate/ Other(1)	Company Total
Earnings from equity method investments	33,261	—	14,850	4,775	(7,260)	45,626
Gain on equity investment	—	—	—	—	—	—
Income from sales of real estate	—	—	25,186	—	—	25,186
Total revenue and other earnings	33,261	15,910	79,678	73,256	(7,216)	194,889
Real estate expense	—	—	(33,900)	(16,002)	—	(49,902)
Land development cost of sales	—	—	—	(63,441)	—	(63,441)
Other expense	—	(308)	—	—	(186)	(494)
Allocated interest expense	(17,706)	(8,306)	(4,649)	(10,865)	(516)	(42,042)
Allocated general and administrative(2)	(4,574)	(4,044)	(2,255)	(8,197)	(3,673)	(22,743)
Segment profit (loss)(3)	$10,981	$3,252	$38,874	$(25,249)	$(11,591)	$16,267
Other significant items:
Provision for loan losses	$—	$44,998	$—	$—	$—	$44,998
Impairment of assets	—	—	1,749	12,727	—	14,476
Depreciation and amortization	—	—	3,797	1,113	—	4,910
Capitalized expenditures	—	—	881	20,730	—	21,611
Year Ended December 31, 2021
Operating lease income	$—	$—	$16,445	$379	$—	$16,824
Interest income	—	29,522	—	—	—	29,522
Other income	—	1,206	27,342	6,899	1,279	36,726
Land development revenue	—	—	—	189,103	—	189,103
Earnings (losses) from equity method investments	40,647	—	15,108	21,492	6,211	83,458
Gain on equity investment	—	—	—	—	17,642	17,642
Income from sales of real estate	—	—	26,319	—	—	26,319
Total revenue and other earnings	40,647	30,728	85,214	217,873	25,132	399,594
Real estate expense	—	—	(26,778)	(18,348)	—	(45,126)
Land development cost of sales	—	—	—	(171,961)	—	(171,961)
Other expense	—	(515)	—	—	—	(515)
Allocated interest expense	(12,378)	(14,830)	(6,949)	(15,242)	(1,970)	(51,369)
Allocated general and administrative(2)	(2,963)	(4,736)	(2,227)	(9,555)	(3,499)	(22,980)
Segment profit (loss)(3)	$25,306	$10,647	$49,260	$2,767	$19,663	$107,643
Other significant items:
Recovery of loan losses	$—	$(8,085)	$—	$—	$—	$(8,085)
Impairment of assets	—	—	679	—	—	679
Depreciation and amortization	—	—	5,585	902	—	6,487
Capitalized expenditures	—	—	655	24,036	—	24,691
Year Ended December 31, 2020
Operating lease income	$—	$—	$21,215	$356	$—	$21,571

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
	Net Lease	Real Estate Finance	Operating Properties	Land and Development	Corporate/ Other(1)	Company Total
Interest income	—	56,676	—	—	—	56,676
Other income	—	11,975	8,065	6,525	1,624	28,189
Land development revenue	—	—	—	164,702	—	164,702
Earnings (losses) from equity method investments	20,054	—	(16,361)	3,432	(1,222)	5,903
Gain on equity investment	—	—	—	—	23,916	23,916
Income from sales of real estate	—	—	263	—	—	263
Total revenue and other earnings	20,054	68,651	13,182	175,015	24,318	301,220
Real estate expense	—	—	(22,936)	(22,680)	—	(45,616)
Land development cost of sales	—	—	—	(177,727)	—	(177,727)
Other expense	—	(266)	—	—	(5)	(271)
Allocated interest expense	(10,417)	(23,390)	(8,951)	(17,940)	(1,478)	(62,176)
Allocated general and administrative(2)	(2,383)	(6,622)	(2,591)	(9,990)	(3,298)	(24,884)
Segment profit (loss)(3)	$7,254	$38,373	$(21,296)	$(53,322)	$19,537	$(9,454)
Other significant non-cash items:
Provision for loan losses	$—	$8,866	$—	$—	$—	$8,866
Impairment of assets	—	—	3,052	2,738	—	5,790
Depreciation and amortization	—	—	5,143	952	—	6,095
Capitalized expenditures	—	—	1,636	30,506	—	32,142
As of December 31, 2022
Real estate, net	$—	$—	$76,497	$—	$—	$76,497
Total real estate	—	—	76,497	—	—	76,497
Land and development, net	—	—	—	232,014	—	232,014
Loans receivable and other lending investments, net	—	48,655	—	—	—	48,655
Loan receivable held for sale	—	37,650	—	—	—	37,650
Other investments	554,733	—	32,405	—	—	587,138
Total portfolio assets	554,733	86,305	108,902	232,014	—	981,954
Cash and other assets						23,417
Total assets						$1,005,371
As of December 31, 2021
Real estate, net	$—	$—	$92,150	$—	$—	$92,150
Real estate available and held for sale	—	—	301	—	—	301
Total real estate	—	—	92,451	—	—	92,451
Land and development, net	—	—	—	286,810	—	286,810
Loans receivable and other lending investments, net	—	332,844	—	—	—	332,844
Other investments	438,186	—	43,252	1,096	17,876	500,410
Total portfolio assets	$438,186	332,844	135,703	287,906	17,876	1,212,515

iStar Included Assets
Notes to Combined and Consolidated Financial Statements
	Net Lease	Real Estate Finance	Operating Properties	Land and Development	Corporate/ Other(1)	Company Total
Cash and other assets						44,248
Total assets						$1,256,763

(1)
Corporate/Other represents all corporate level and unallocated items including any intercompany eliminations necessary to reconcile to consolidated Company totals. This caption also includes the Company’s joint venture investments and strategic investments that are not included in the other reportable segments above.

(2)
General and administrative excludes stock-based compensation of ($11.8) million, $23.4 million and $15.3 million, respectively, for the years ended December 31, 2022, 2021 and 2020, respectively.

(3)
The following is a reconciliation of segment profit to net income (loss) ($ in thousands):

	For the Years Ended December 31,
	2022	2021	2020
Segment profit (loss)	$16,267	$107,643	$(9,454)
Less: (Provision for) recovery of loan losses	(44,998)	8,085	(8,866)
Less: Impairment of assets	(14,476)	(679)	(5,790)
Less: Stock-based compensation	11,806	(23,360)	(15,256)
Less: Depreciation and amortization	(4,910)	(6,487)	(6,095)
Less: Income tax benefit (expense)	—	(22,531)	17,483
Net income (loss)	$(36,311)	$62,671	$(27,978)
Note 15 — Subsequent Events
The Company has evaluated events and transactions that have occurred since December 31, 2022 through March 13, 2023, the date the financial statements were available for issuance. Based upon this evaluation, the Company has determined that no transactions that occurred subsequent to December 31, 2022 require disclosure or adjustment in the Company’s combined and consolidated financial statements.

iStar Included Assets
Schedule II — Valuation and Qualifying Accounts and Reserves
($ in thousands)
	Balance at Beginning of Period	Charged to Costs and Expenses	Adjustments to Valuation Accounts	Deductions	Balance at End of Period
For the Year Ended December 31, 2020
Reserve for loan losses(1)(2)	$28,634	$8,866	$409	$(25,889)	$12,020
Allowance for doubtful accounts(2)	731	1,324	—	(896)	1,159
Allowance for deferred tax assets(2)	80,727	(811)	—	—	79,916
	$110,092	$9,379	$409	$(26,785)	$93,095
For the Year Ended December 31, 2021
Reserve for loan losses(1)(2)	$12,020	$(8,085)	$834	$—	$4,769
Allowance for doubtful accounts(2)	1,159	(907)	—	(198)	54
Allowance for deferred tax assets(2)	79,916	—	—	—	79,916
	$93,095	$(8,992)	$834	$(198)	$84,739
For the Year Ended December 31, 2022
Reserve for loan losses(1)(2)	$4,769	$45,070	$—	$(48,914)	$925
Allowance for doubtful accounts(2)	54	189	—	(161)	82
Allowance for deferred tax assets(2)	79,916	13,666	—	—	93,582
	$84,739	$58,925	$—	$(49,075)	$94,589

(1)
Refer to Note 6 to the Company’s combined and consolidated financial statements.

(2)
Refer to Note 3 to the Company’s combined and consolidated financial statements.

iStar Included Assets
Schedule III — Real Estate and Accumulated Depreciation
As of December 31, 2022
($ in thousands)
			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition(1)	Gross Amount Carried at Close of Period					Depreciable Life (Years)
Location		Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired
LAND:
California	LAN003	$—	$28,464	$2,836	$(19,453)	$9,011	$2,836	$11,847	$2,908(2)	2010	—
New Jersey	LAN006	—	43,300	—	36,355	79,655	—	79,655	1,255(2)	2009	—
New Jersey	LAN007	—	3,992	—	11,241	15,233	—	15,233	—	2009	—
New Jersey	LAN008	—	111	5,954	2,719	2,830	5,954	8,784	—	2009	—
New York	LAN009	—	58,900	—	(32,600)	26,300	—	26,300	—	2011	—
New York	LAN011	—	4,600	—	—	4,600	—	4,600	—	2018	—
Virginia	LAN012	—	72,138	—	25,170	97,308	—	97,308	7,550(2)	2009	—
Subtotal		—	211,505	8,790	23,432	234,937	8,790	243,727	11,713
RETAIL:
Illinois	RET004	$—	$—	$336	$98	$—	$434	$434	$63	2010	40.0
Subtotal		—	—	336	98	—	434	434	63
HOTEL:
New Jersey	HOT002	$—	$297	$18,299	$4,032	$297	$22,331	$22,628	$4,333	2019	40.0
New Jersey	HOT003	—	120	6,548	23	120	6,571	6,691	578	2019	40.0
New Jersey	HOT004	—	3,815	40,194	4,632	3,815	44,827	48,642	11,185	2016	40.0
Subtotal		—	4,232	65,041	8,687	4,232	73,729	77,961	16,096
ENTERTAINMENT:
New Jersey	ENT060	$—	$750	$10,670	$855	$750	$11,525	$12,275	$1,586	2017	40.0
New York	ENT063	—	3,277	—	646	587	3,336	3,923	350	2013	40.0
Subtotal		—	4,027	10,670	1,501	1,337	14,861	16,198	1,936
TOTAL		$—	$219,764	$84,837	$33,718	$240,506	$97,814	$338,320	$29,808(3)

iStar Included Assets
Schedule III — Mortgage Loans on Real Estate
As of December 31, 2022
($ in thousands)

(1)
Includes impairments and unit sales.

(2)
These properties have land improvements which have depreciable lives of 15 to 20 years.

(3)
The aggregate cost for Federal income tax purposes was approximately $0.5 billion at December 31, 2022.

(4)
Includes $11.7 million relating to accumulated depreciation for land and development assets as of December 31, 2022.

The following table reconciles real estate from January 1, 2020 to December 31, 2022:
	2022	2021	2020
Balance at January 1	$415,963	$660,896	$817,382
Improvements and additions	21,430	24,691	32,142
Dispositions	(85,450)	(268,945)	(182,838)
Impairments	(13,623)	(679)	(5,790)
Balance at December 31	$338,320	$415,963	$660,896
The following table reconciles accumulated depreciation from January 1, 2020 to December 31, 2022:
	2022	2021	2020
Balance at January 1	$(36,702)	$(32,643)	$(28,049)
Additions	(4,555)	(5,086)	(5,482)
Dispositions	11,449	1,027	888
Balance at December 31	$(29,808)	$(36,702)	$(32,643)

iStar Included Assets
Schedule IV — Mortgage Loans on Real Estate
As of December 31, 2022
($ in thousands)
Type of Loan/Borrower	Underlying Property Type	Contractual Interest Accrual Rates	Contractual Interest Payment Rates	Effective Maturity Dates	Periodic Payment Terms(1)	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages(2)(3)
Senior Mortgages:
Borrower A	Apartment/Residential	LIBOR + 5.25%	LIBOR + 5.25%	June, 2023	IO	—	$6,765	$6,756
Borrower B(4)	Mixed Use/Mixed Collateral	SOFR + 9.00%	SOFR + 9.00%	October, 2026	IO	—	80,832	37,650
Borrower C	Apartment/Residential	LIBOR + 5.25%	LIBOR + 5.25%	December, 2022	IO	—	29,358	29,097
Subordinate Mortgages:
Borrower D	Hotel	Fixed: 6.80%	Fixed: 6.80%	September, 2057	IO	—	13,327	13,331
Total mortgages							$130,282	$86,834

(1)
IO = Interest only.

(2)
Amounts are presented net of asset-specific allowances of $0.4 million on impaired loans. Impairment is measured using the estimated fair value of collateral, less costs to sell.

(3)
The carrying amount of mortgages approximated the federal income tax basis.

(4)
Classified as held for sale as of December 31, 2022. The Company has the intent to sell the loan based on a bid received from a third-party and the loan is recorded on the Company’s consolidated balance sheet at the estimated sales price.

iStar Included Assets
Schedule IV — Mortgage Loans on Real Estate (continued)
As of December 31, 2022
($ in thousands)
Reconciliation of Mortgage Loans on Real Estate:
The following table reconciles Mortgage Loans on Real Estate from January 1, 2020 to December 31, 2022:(1)
	2022	2021	2020
Balance at January 1	$211,488	$496,553	$561,761
Additions:
New mortgage loans	—	32,942	19,975
Additions under existing mortgage loans	6,482	20,958	72,574
Other(2)	4,233	7,455	25,867
Deductions(3):
Collections of principal	(111,112)	(304,053)	(178,662)
Change in provision for loan losses	(24,237)	166	(4,930)
Transfers to real estate and equity investments	—	(42,501)	—
Amortization of premium	(20)	(32)	(32)
Balance at December 31	$86,834	$211,488	$496,553

(1)
Balances represent the carrying value of loans, which are net of asset specific allowances.

(2)
Amount includes amortization of discount and deferred interest capitalized.

(3)
Amounts are presented net of charge-offs for the years ended December 31, 2022 and 2020.